Exhibit 2.1

Execution Copy

[Certain portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 as promulgated under the Securities Exchange Act of 1934]

STOCK PURCHASE AGREEMENT

By and Among

CH2M HILL Companies, Ltd.

and

VECO CORPORATION

and Its Stockholders

i

	3.20.	Environmental Matters	38

	3.21.	Employees	39

	3.22.	Labor Relations; Compliance	41

	3.23.	Intellectual Property	42

	3.24.	Certain Payments	48

	3.25.	Disclosure	48

	3.26.	Relationships With Related Persons	48

	3.27.	Brokers or Finders	49

	3.28.	Bank Accounts	49

	3.29.	Investment Canada	49

	3.30.	Trade Compliance Matters	49

	3.31.	Payments Among Shareholders in Connection with the Transaction	50

4.	REPRESENTATIONS AND WARRANTIES OF CH2M HILL		50

	4.1.	Organization and Good Standing	50

	4.2.	Authority; No Conflict	50

	4.3.	Certain Proceedings	51

	4.4.	Brokers or Finders	51

	4.5.	Financial Resources	51

	4.6.	Investment	51

	4.7.	Applicable Rate	52

5.	COVENANTS OF VECO AND SELLERS		52

	5.1.	Access and Investigation	52

	5.2.	Operation of the Businesses of the Acquired Companies	53

	5.3.	Negative Covenant	54

	5.4.	Retained Assets	54

	5.5.	Required Approvals	57

	5.6.	Notification	57

	5.7.	Payment of Indebtedness by Related Persons	57

	5.8.	Exclusivity	58

	5.9.	Best Efforts	58

	5.10.	Other Arrangements	59

	5.11.	Preparation of Tax Returns and Payment of Taxes	59

	5.12.	Tax Sharing Agreements	60

	5.13.	Claims Based Insurance Policies	60

	5.14.	Compliance With Trade Sanctions	60

	5.15.	Parachute Payments	62

	5.16.	Payments to Designated Persons	62

6.	COVENANTS OF CH2M HILL		63

	6.1.	Required Approvals	63

	6.2.	Notification	64

	6.3.	Best Efforts	64

	6.4.	Accounts Receivable	64

	6.5.	“Commonwealth Construction” Name	67

7.	CONDITIONS PRECEDENT TO CH2M HILL’S OBLIGATION TO CLOSE		68

	7.1.	Accuracy of Representations	68

	7.2.	Performance	68

	7.3.	Required Consents and Assignments	68

	7.4.	Additional Documents	69

	7.5.	No Proceedings	69

	7.6.	No Claim Regarding Stock Ownership or Sale Proceeds	69

	7.7.	No Prohibition	69

	7.8.	Due Diligence Investigations	70

	7.9.	Audit; Interim Financials	70

	7.10.	Reorganization	70

	7.11.	Stockholder Approval	70

	7.12.	No Material Adverse Effect	70

	7.13.	Canadian Competition	70

	7.14.	HSR Act Clearance	71

	7.15.	FIRPTA Certificate	71

8.	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE		71

	8.1.	Accuracy of Representations	71

	8.2.	CH2M HILL’s Performance	72

	8.3.	Required Consents	72

	8.4.	Additional Documents	72

	8.5.	No Proceedings	72

	8.6.	Canadian Competition	73

	8.7.	HSR Act Clearance	73

9.	TERMINATION		73

	9.1.	Termination Events	73

	9.2.	Effect of Termination	74

	9.3.	Termination Fee	74

10.	INDEMNIFICATION; REMEDIES		75

	10.1.	Survival; Right to Indemnification Not Affected by Knowledge	75

	10.2.	Indemnification and Payment of Losses by Sellers—General	75

	10.3.	Indemnification and Payment of Losses by Sellers—Environmental and Tax Matters	77

	10.4.	Indemnification and Payment of Losses by CH2M HILL	77

	10.5.	Time Limitations and Estimation of Certain Amounts	78

	10.6.	Limitations on Amount—Sellers	80

	10.7.	Reductions for Insurance Proceeds and Other Recoveries	81

	10.8.	Limitations on Amount—CH2M HILL	82

	10.9.	Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations	82

	10.10.	Procedure for Indemnification—Third Party Claims	83

	10.11.	Indemnification Procedures for a Business Customer Claim; Cooperation	87

	10.12.	Indemnification Procedures for Non-Third Party Claims	88

	10.13.	Contingent Claims	88

	10.14.	Other Remedies	88

11.	TAX MATTERS		88

	11.1.	Access to Records Following Closing	88

	11.2.	Post-Closing Tax Payments and Cooperation	89

	11.3.	Preparation of Tax Returns	90

	11.4.	Transfer Taxes	91

	11.5.	No Section 338 Election	91

12.	GENERAL PROVISIONS		92

	12.1.	Expenses	92

	12.2.	Public Announcements	92

	12.3.	Confidentiality	93

	12.4.	Notices	93

12.5.	Jurisdiction; Service of Process	96

12.6.	Further Assurances	97

12.7.	Waiver	97

12.8.	Entire Agreement and Modification	97

12.9.	Disclosure Letter	98

12.10.	Dispute Resolution Procedures	98

12.11.	Assignments, Successors, and No Third Party Rights	100

12.12.	Severability	100

12.13.	Section Headings, Construction	100

12.14.	Time of Essence	101

12.15.	Governing Law	101

12.16.	Counterparts	101

12.17.	Specific Performance	101

12.18.	Joint Ventures	101

12.19	Transaction Related Attorney-Client Privileged Materials	101

12.20	Post Closing Representation	103

v

Exhibits:

Exhibit A	Form of Disclosure Letter
Exhibit B	Definitions
Exhibit C	Form of Mutual Release
Exhibit D	Form of Opinion of Counsel to VECO and Sellers
Exhibit E	Certification of Financial Results
Exhibit F	Opinion of Margaret McLean, General Counsel for CH2M HILL
Exhibit G	Opinion of Morrison & Foerster LLP, Counsel for CH2M HILL
Exhibit H	Retained Assets
Exhibit I	Environmental Remediation Agreement
Exhibit J	Included Subsidiaries (and where Applicable Related Assets)
Exhibit K	Form of Norcon Lease Agreement
Exhibit L	RetainCo Indemnity Agreement
Exhibit M	Transition Services Agreement

Schedule:

Schedule 2.3(c)	Purchase Price Adjustments
Schedule 2.6(a)	Employment Stock Consideration
Schedule 2.7(e)	Sellers’ Payment Instructions
Schedule 2.8(a)(xv)	Individuals Certifying March 31, 2007 Financial Results
Schedule 4.2	Certain Rights and Consents
Schedule 5.4(a)	Reorganization Plan
Schedule 5.10(a)	Other Arrangements to be Assumed by Affiliates of Sellers
Schedule 5.10(b)	Other Arrangements to Remain with VECO
Schedule 5.10(c)	Other Arrangements - Related Party Employment Matters
Schedule 5.16	Payments to Designated Persons
Schedule 7.4(a)	Individuals Executing Employment Agreements
Schedule 7.4(b)	Individuals Executing Non-competition Agreements
Schedule 10.2(i)	Specific Indemnification Items
Schedule B-1	List of VECO Employees Deemed to Share Knowledge

INDEX OF DEFINED TERMS

Accounting Tax Arbitrator	Section 12.10(b)
Accounts Receivable	Section 3.9
Acquired Companies	Exhibit B
Advance Ruling Certificate	Exhibit B
Affiliates	Exhibit B
Agreement	Introduction
Anti-boycott Regulations	Exhibit B
Antitrust Division	Section 5.5
Applicable Contract	Exhibit B
Applicable Rate	Exhibit B
Arbitrator	Section 12.10(a)
Audits	Section 5.1(c)
Balance Sheet	Section 3.4
Best Efforts	Exhibit B
Business Claim Arbitrator	Section 12.10(c)
Business Claim Notice of Disagreement	Section 10.11(a)
Business Customer Claim	Section 10.10(d)(v)
Business Day	Exhibit B
CCC Adjustments	Section 2.4(a)
CCC Transfer Agreement	Exhibit B
CERCLA	Exhibit B
CH2M HILL	Introduction
CH2M HILL Stock Consideration	Section 2.6(a)
CH2M HILL’s Advisors	Section 5.1(a)
Cleanup	Exhibit B
Closing	Section 2.2
Closing Date	Exhibit B
Closing Indebtedness	Section 2.3(c)
Closing Payment	Section 2.3(a)
Closing Statement	Section 2.4(a)
Collective Agreement	Exhibit B
Commissioner	Exhibit B
Competing Business	Section 3.26
Competing Party	Section 5.8(a)
Competing Transaction	Section 5.8(a)
Competition Act	Exhibit B
Confidentiality Agreement	Exhibit B
Consent	Exhibit B
Consolidated Acquired Companies	Exhibit B
Contract	Exhibit B
Copyrights	Section 3.23(a)(iii)(C)
Criminal Claim	Section 10.2(g)
Criminal Proceeding	Section 10.10(d)(ii)
Database Rights	Section 3.23(a)(iii)(H)

Debarment Action	Exhibit B
Defeasance Indebtedness	Exhibit B
Defeasance Trust	Exhibit B
Deminimus Loss	Section 10.6(a)(i)
Designated Person	Exhibit B
Designated Person Holdback Amount	Exhibit B
Designated Person Percentage	Exhibit B
Designated Persons	Exhibit B
Disclosure Letter	Exhibit B
Domain Names	Section 3.23(a)(iii)(G)
EAR	Exhibit B
ECC/VECO	Exhibit B
Employee	Exhibit B
Employee Benefit Plans	Exhibit B
Encumbrance	Exhibit B
Environment	Exhibit B
Environmental Law	Exhibit B
Environmental Remediation Agreement	Exhibit B
Environmental, Health and Safety Liabilities	Exhibit B
ERISA	Exhibit B
ERISA Affiliate	Exhibit B
Estimated Tax Retention Amount	Section 10.5(e)
Exchange Act	Exhibit B
Exclusivity Termination Date	Section 5.8(a)
Facilities	Exhibit B
Fail to Cooperate	Section 5.8(b)
Family	Exhibit B
Final Determination Date	Section 2.4(a)
FTC	Section 5.5
GAAP	Exhibit B
Governmental Authorization	Exhibit B
Governmental Body	Exhibit B
Green Field	Exhibit B
Green Field Claim	Section 10.2(e)
Green Field Retained Assets	Section 5.4(c)
Hazardous Activity	Exhibit B
Hazardous Materials	Exhibit B
HEBL End of Lease Exposure	Section 10.5(f)
HEBL Environmental Exposure	Section 10.5(f)
HEBL Environmental Indemnity Agreement	Exhibit B
Holdback Amount	Section 2.5(a)
HSR Act	Exhibit B
Included Subsidiaries	Exhibit B
Indebtedness	Exhibit B
Indemnified Environmental Condition	Exhibit B
Indemnified Persons	Section 10.2

Indemnitee	Section 10.10(a)
Indemnitor	Section 10.10(a)
India Claim	Section 10.2(f)
Intellectual Property	Section 3.23(a)(ii)
Intellectual Property Assets	Section 3.23(a)(i)
Intellectual Property Rights	Section 3.23(a)(iii)
Interim Balance Sheet	Section 3.4
Investment Canada Act	Exhibit B
IRC	Exhibit B
IRS	Exhibit B
ITAR	Exhibit B
Joint Venture	Exhibit B
Knowledge	Exhibit B
KPMG	Section 5.1(c)
Law Firm	Section 12.20
Law Firms	Section 12.20
Lease	Section 3.7(c)
Leased Personal Property	Section 3.6(c)
Leased Real Property	Section 3.7(a)
Legal Requirement	Exhibit B
Letter of Intent	Recitals
Loss	Exhibit B
Mask Works	Section 3.23(a)(iii)(D)
Material Adverse Effect	Exhibit B
Material Change	Exhibit B
Material Interest	Exhibit B
Multi-Employer Plan	Exhibit B
Mutual Release	Exhibit B
Norcon Property	Exhibit B
Norcon Property Lease Agreement	Exhibit B
Notice of Claim	Section 10.10(a)
Notice of Disagreement	Section 2.4(a)
Occupational Safety and Health Law	Exhibit B
OFAC	Section 5.14(a)(i)
OFAC Regulations	Exhibit B
Order	Exhibit B
Ordinary Course of Business	Exhibit B
Organizational Documents	Exhibit B
Other Benefit Obligations	Exhibit B
Other IP Assets	Section 3.23(i)(ii)
Other Registered IP Assets	Section 3.23(i)(i)
Outstanding Receivables	Section 6.4(b)
Owned Real Property	Section 3.7(a)
Owner	Exhibit B
Parachute Payments	Section 5.15
Partially Assigned Interests	Section 12.19(b)

Parties	Introduction
Party	Introduction
Patents	Section 3.23(a)(iii)(B)
PBGC	Exhibit B
Pension Plan	Exhibit B
Permitted Encumbrances	Exhibit B
Person	Exhibit B
Plan	Exhibit B
Plan Sponsor	Exhibit B
Pre-Closing Period	Section 11.2(a)
Pre-Closing Returns	Section 11.3(a)
Pre-Litigation Proceedings	Section 12.20
Pro Rata Share	Exhibit B
Proceeding	Exhibit B
Proprietary Rights Agreement	Section 3.21(b)
Provided	Exhibit B
Publicity Rights	Section 3.23(a)(iii)(F)
Purchase Price	Section 2.3
Purchase Price Adjustments	Section 2.3(c)
Qualified Plan	Exhibit B
Real Property	Section 3.7(a)
Records	Section 5.1(b)
Related Person	Exhibit B
Release	Exhibit B
Remedial Action	Exhibit B
Remediation Criteria	Exhibit B
Reorganization	Section 5.4(a)
Representative	Exhibit B
RetainCo	Exhibit B
RetainCo Indemnity Agreement	Exhibit B
Retained Asset and Liability Schedule	Exhibit B
Retained Assets	Exhibit B
Retained Liabilities	Exhibit B
Retained Subsidiary	Exhibit B
RosNeft	Exhibit B
Russian Subsidiaries	Exhibit B
Securities Act	Exhibit B
Seller	Introduction
Sellers	Introduction
Sellers	Exhibit B
Sellers Majority	Section 2.7(a)
Sellers Percentage	Exhibit B
Sellers’ Representative	Section 2.7(a)
Shares	Recitals
Shares	Exhibit B
Short Period	Section 11.2(a)

x

SMNM/VECO	Exhibit B
Special Investigation	Section 5.1(b)
Specified Environmental Condition	Exhibit B
Subsidiary	Exhibit B
Survival Period	Section 10.5(e)
Targeted Subject	Section 5.14(a)(i)
Tax	Exhibit B
Tax Arbitrator	Section 12.10(b)
Tax Holdback Firm	Section 10.5(e)
Tax Notice of Disagreement	Section 11.3(c)
Tax Proceeding	Section 10.10(i)
Tax Return	Exhibit B
Tax Threshold	Exhibit B
Third Party Claim	Section 10.10(a)
Third Party Defense	Section 10.10(c)
Threat of Release	Exhibit B
Threatened	Exhibit B
Threshold Amount	10.6(a)
Title IV Plans	Exhibit B
Total Consideration	Section 2.3
Trade Secrets	Section 3.23(a)(iii)(E)
Trademarks	Section 3.23(a)(iii)(A)
Transaction	Recitals
Transaction Documents	Exhibit B
Transfer Tax	Section 11.4(a)
Transition Services Agreement	Exhibit B
Tribunal	Exhibit B
U.S. Trade Control Laws	Exhibit B
Valuation Tax Arbitrator	Section 12.10(b)
Vankor Contract	Exhibit B
Vankor Outstanding Balance	Section 2.4(a)
VEBA	Exhibit B
VECO	Introduction
VECO Alaska Building Loan	Exhibit B
VECO Loans	Section 3.13(a)
VECO Multi-Employer Plan	Exhibit B
VECO Other Benefit Obligation	Exhibit B
VECO Plan	Exhibit B
Welfare Plan	Exhibit B
Wholly Assigned Interests	Section 12.19(a)

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of September 7, 2007, by and among CH2M HILL Companies Ltd., an Oregon corporation (“CH2M HILL”), each of the Persons listed on the signature pages hereto (each individually, a “Seller” and collectively, “Sellers”) and VECO Corporation, a Delaware corporation (“VECO”).  CH2M HILL, Sellers and VECO are sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sellers are the holders of all of the issued and outstanding shares of capital stock of VECO (the “Shares”), and each Seller owns the number of Shares set forth opposite such Seller’s name on Part 3.3(a) of the Disclosure Letter hereto; and

WHEREAS, Sellers, VECO, and CH2M HILL entered into a certain Letter of Intent dated June 15, 2007 pursuant to which CH2M HILL and Sellers agreed to the transfer of rights, title and interest in the Shares subject to certain terms and conditions (the “Letter of Intent”); the Parties are entering into this Agreement to effect their agreements under the Letter of Intent; and

WHEREAS, subject to the terms and conditions set forth herein, each Seller desires to sell, transfer, assign and deliver to CH2M HILL, and CH2M HILL desires to purchase and acquire from each Seller, all of such Seller’s respective right, title and interest in and to the Shares (the “Transaction”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITIONS

For purposes of this Agreement, certain capitalized terms specified in Exhibit B shall have the meanings specified or referred to in that Exhibit B, except as otherwise expressly provided.

2.                                      PURCHASE AND SALE OF SHARES; CLOSING

2.1.                            Purchase and Sale of Shares

Subject to the terms and conditions of this Agreement, at the Closing, each Seller will sell, transfer, assign and deliver to CH2M HILL, and CH2M HILL will purchase and accept from each Seller, all of  the Shares, free and clear of all Encumbrances for the consideration set forth in this Section 2.  On the Closing Date, except as otherwise may be expressly contemplated by this Agreement, the Acquired Companies will consist of VECO and the Included Subsidiaries, and all of their respective assets, including any interests in joint ventures that are affiliated with the Consolidated Acquired Companies, but will not include any of the Retained Assets to be sold, transferred or otherwise distributed to Sellers or third parties pursuant to the Reorganization.

2.2.                            Closing

The consummation of the Transaction (the “Closing”) will take place at the offices of Kirkpatrick & Lockhart Preston Gates Ellis LLP, Suite 2900, 925 4th Ave, Seattle, WA 98104, at 10:00 a.m. (local time) on the first Business Day after all of the conditions precedent to Closing hereunder shall have been satisfied or waived, or at such other time and place as the Parties shall agree upon in writing.  Subject to the provisions of Section 9 (Termination), failure to consummate the Transaction on the date and time and at the place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

2.3.                            Payment of Total Consideration

The total consideration for the Transaction is Three Hundred Eighty Million, Four Hundred Sixty-Five Thousand Dollars ($380,465,000) (the “Total Consideration”), which is comprised of the purchase price of Three Hundred Fifty Million Dollars ($350,000,000) (the “Purchase Price”), plus Fifteen Million Dollars ($15,000,000) in CH2M HILL Stock Consideration, as provided in Section 2.6 (CH2M HILL Stock Consideration), plus CH2M HILL’s assumption of Fifteen Million Four Hundred Sixty-Five Thousand Dollars ($15,465,000) of outstanding principal and interest in respect of indebtedness under the VECO Alaska Building Loan.  The Purchase Price shall be subject to adjustment as further set forth in this Agreement, including pursuant to the provisions of Section 5.16 (Payments to Designated Persons).

(a)                                  At the Closing, CH2M HILL shall deliver to Sellers an amount (the “Closing Payment”) equal to One Hundred Forty-Five Million Nine Hundred Ninety Thousand Six Hundred Twenty Four Dollars ($145,990,624), which equals the Purchase Price, minus the Seventy Million Dollar ($70,000,000) Holdback Amount pursuant to Section 2.5 (Purchase Price Holdback), minus the Purchase Price Adjustments referred to in Section 2.3(c) below in the amount of Sixty Four Million Five Hundred Twenty Thousand Dollars ($64,520,000), minus the Closing Indebtedness of the Acquired Companies in the amount of Sixty Nine Million Four Hundred Eighty Nine Thousand Three Hundred Seventy Six Dollars ($69,489,376).  CH2M HILL shall remit the Closing Payment by wire transfer in accordance with the wire transfer instructions for such Seller set forth in Schedule 2.7(e).

(b)                                 Two Hundred Fifty Thousand Dollars ($250,000) of the Purchase Price shall be deemed allocated to the non-competition agreement to be provided by the Sellers pursuant to Section 7.4(b) (Additional Documents), to be allocated among the Sellers who are providing such non-competition agreements pro rata based on the proportion of the Shares held by each such Seller to the number of Shares held by all such Sellers.  The Parties shall, and shall cause their Affiliates to, make all Tax reporting on Tax Returns in a manner consistent with the foregoing.

(c)                                  The Parties acknowledge and agree that the Purchase Price was calculated based on extensive negotiations between the Parties pursuant to which the Parties agreed to the adjustments set forth on Schedule 2.3(c) (the “Purchase Price Adjustments”), which reflect, among other things, the (i) changes to the business of VECO and its Subsidiaries from March 31, 2007 through the date of the Interim Balance Sheet, after giving effect to the Reorganization, (ii) various accruals, adjustments and assumptions related to the operation of the Acquired Companies for the period from the date of the Interim Balance Sheet through and including the Closing Date, and (iii) the aggregate outstanding principal amount (exclusive of interest) of all outstanding Indebtedness of the Acquired Companies as of July 31, 2007, determined on a consolidated basis without duplication, excluding (y) the outstanding principal amount (exclusive of interest) in respect of indebtedness under the VECO Alaska Building Loan, and (z) the outstanding principal amount of the Defeasance Indebtedness, but not the amount of any undefeased portion thereof (such Indebtedness is referred to collectively, as the “Closing Indebtedness”).  The Parties agree that the terms and amounts set forth in the Purchase Price Adjustments were negotiated in good faith and are based on good faith, reasonable estimates and valuations with respect to each item included therein, including the valuations of relevant assets and liabilities, including the valuation of Retained Assets and related Taxes.  The Parties further agree that the valuation set forth in the Retained Asset and Liability Schedule or Schedule 2.3(c), as applicable, will be used for the Tax reporting on Tax Returns for periods ending on or prior to the Closing Date unless otherwise required by the preparer selected by Sellers of the Tax Returns to be prepared and filed pursuant to Section 11.3.

2.4.                            Post-Closing Adjustments

(a)                                  Within sixty (60) days following the Closing Date, CH2M HILL shall deliver to Sellers’ Representative a statement (in its final and binding form as determined below, the “Closing Statement”) calculated as of the end of business in Anchorage, Alaska on the Closing Date (i) setting forth the actual amounts of accounts receivable, whether billed or unbilled, with respect to the [**] in respect of invoices for work prior to and outstanding as of the Closing Date [**], which has been agreed by Sellers and CH2M HILL as being [**], and (ii) the relevant balance sheets of Commonwealth Construction Canada Ltd. and Commonwealth Construction Company Ltd. as of the Closing and the adjustment to cash or credit to cash as between them as of Closing, all in accordance with Section 7.1 of the CCC Transfer Agreement (the “CCC Adustments”“).  The Closing Statement shall be prepared in sufficient detail to enable the Parties to determine the items set forth on the Closing Statement.  Sellers directly and through the Sellers Representative shall cooperate as reasonably requested in connection with the preparation of the Closing Statement.  The Closing Statement shall become final and binding upon the Parties thirty (30) days following receipt thereof by the Sellers’ Representative, unless the Sellers’ Representative gives written notice of Sellers’ disagreement (a “Notice of Disagreement”) to CH2M HILL on or prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature, basis and dollar amount of any disagreement so asserted.  If a timely Notice of Disagreement is received by CH2M HILL, then CH2M HILL and Sellers shall seek in good faith to resolve any differences which they may have with respect to the matters specified in the Notice of Disagreement.  Such resolution shall be pursued through good faith negotiations between the Sellers’ Representative and CH2M HILL.  If after diligent efforts of the representatives of the Parties, the disagreement cannot be resolved within thirty (30) days of CH2M HILL’s receipt of the Notice of Disagreement, the disagreement shall be resolved as provided in Section 12.10 (Dispute Resolution Procedures) of this Agreement; the Closing Statement and related adjustments shall become final and binding on the Parties, including for purposes of Section 7.1 of the CCC Transfer Agreement, on the date that the dispute is finally settled as provided in Section 12.10 (Dispute Resolution Procedures).  For purposes of this Agreement, the final determination date (“Final Determination Date”) shall mean the later of (i) thirty (30) days following receipt of the Closing Statement by Sellers’ Representative, or (ii) if the Closing Statement is disputed by Sellers’ Representative, the date the dispute is finally resolved.

**Confidential Treatment Requested.

(b)                                 The Parties agree that they will negotiate in good faith and utilize good faith, reasonable estimates and valuations with respect to each item included in the Closing Statement.

(c)                                  Any CCC Adjustments made as a result of the provisions of Section 2.4 and Section 7.1 of the CCC Transfer Agreement) shall be paid in accordance with the terms of the CCC Transfer Agreement.

(d)                                 The Parties acknowledge and agree that, for the purposes of U.S. Federal and state income tax purposes only, the Indebtedness under the Veco Alaska Building Loan shall be treated as part of Total Consideration, but shall not be treated as part of the Purchase Price or consideration paid to or received by Sellers and the Parties shall, and shall cause their Affiliates to, make all Tax reporting on Tax Returns in a manner consistent with the foregoing.

2.5.                            Purchase Price Holdback

(a)                                  At Closing, CH2M HILL shall retain from the Purchase Price otherwise deliverable pursuant to Section 2.3 (Payment of Total Consideration) an amount of cash equal to Seventy Million Dollars ($70,000,000) (the “Holdback Amount”) as security for the indemnification and other obligations of Sellers set forth in this Agreement but subject to the provisions of Section 5.16 (Payments to Designated Persons).  Interest shall accrue at the Applicable Rate on the balance of the Holdback Amount and will be paid on a quarterly basis in arrears on March 1, June 1, September 1 and December 1 of each year commencing with December 1, 2007 (or, if any such date is not a Business Day, the first Business Day thereafter) for so long as any remaining Holdback Amount is held by CH2M HILL. CH2M HILL shall make such interest payments to Sellers’ Representative by wire transfer for remittance to each Seller based on such Seller’s Pro Rata Share.  Notwithstanding the foregoing, interest shall only be payable on each such interest payment date with respect to that portion of the Holdback Amount that has not been applied on or prior to such interest payment date to the satisfaction of the indemnification and other obligations of Sellers.

(b)                                 On the first anniversary of the Closing Date (or, if such date is not a Business Day, the first Business Day thereafter), subject to Section 5.16 (Payments to Designated Persons), CH2M HILL shall release Thirty Million Dollars ($30,000,000) of the

Holdback Amount to Sellers’ Representative for remittance to each Seller based on such Seller’s Pro Rata Share, less any amounts then in dispute or subject to a contingent claim pursuant to Section 10.13 (Contingent Claims) or previously applied in respect of the indemnification obligations of Sellers and other obligations under this Agreement, including a claim for breach of a non-competition agreement pursuant to Section 10.2(h) (but subject to the provisions of Section 10.9(c) ); provided, that, with respect to Bill Allen and his Related Persons, CH2M HILL shall not be obligated to release such Sellers’ Pro Rata Share of such amount on the first anniversary of the Closing Date if, at such time, such Sellers are not in compliance in all material respects with their obligations under Section 10.11(b) (Indemnification Procedures for a Business Customer Claim; Cooperation), in which case such amounts shall not be released to such Sellers until the third anniversary of the Closing Date, subject to Section 2.5(c).  For purposes of this provision and other relevant provisions, an amount “in dispute” shall mean that CH2M HILL has made a good faith claim with respect to the amount in accordance with the applicable provisions of this Agreement and such amount remains unresolved through settlement of the Parties, extinguishment or abandonment of any applicable third party claim that gave rise to CH2M HILL’s claim, or final resolution in accordance with the terms of this Agreement.

(c)                                  On the third anniversary of the Closing Date, subject to Section 5.16 (Payments to Designated Persons), or, if such date is not a Business Day, the first Business Day thereafter), CH2M HILL shall release the balance of the Holdback Amount to Sellers’ Representative for remittance to each Seller based on such Seller’s Pro Rata Share, less (i) any amounts then in dispute or subject to a contingent claim pursuant to Section 10.13 (Contingent Claims) or previously applied in respect of the indemnification obligations of Sellers and other obligations under this Agreement, including a claim for breach of a non-competition agreement pursuant to Section 10.2(h) (but subject to the provisions of Section 10.9(c)), (ii) to the extent provided in Section 10.5(e) (Time Limitations and Estimation of Certain Amounts), the amount of any estimated Tax indemnity determined in accordance with such Section, and (iii) to the extent provided in Section 10.5(f) (Time Limitations and Estimation of Certain Amounts), the amount of any estimated HEBL Environmental Exposure and any HEBL End of Lease Exposure.

(d)                                 Any amounts withheld from Sellers pursuant to Sections 2.5(b) or (c) in connection with amounts in dispute or subject to an existing claim (including a contingent claim under Section 10.13 (Contingent Claims)), to the extent not applied in satisfaction of the obligations of Sellers set forth in this Agreement, shall be paid by wire Transfer to Sellers’ Representative promptly upon, but in no event more than three (3) Business Days after, resolution of such dispute, together with accrued but unpaid interest thereon to the date of payment at the Applicable Rate for remittance to each Seller based on such Seller’s Pro Rata Share.

(e)                                  All payments by CH2M HILL directly to Sellers under this Section 2.5 (as opposed to payments to Sellers’ Representative for remittance to Sellers) shall be made by CH2M HILL by wire transfer to each Seller in accordance with such Seller’s Pro Rata Share, subject in each case to the indemnity and exculpation provisions of Section 2.7(e) (Sellers’ Representative; Reliance by CH2M HILL on Sellers’ Information).

(f)                                    The foregoing provisions of this Section 2.5 and other applicable provisions of this Agreement with respect to Holdback Amounts, shall be subject to further modification pursuant to the provisions of Section 5.16 (Payments to Designated Persons).

2.6.                            CH2M HILL Stock Consideration

(a)                                  CH2M HILL shall make appropriate provision for the issuance to the Employees of the Acquired Companies identified on Schedule 2.6(a) of CH2M HILL common stock, par value of $0.01 per share, share equivalents or cash equivalents, having an aggregate value, including the amount of any related Taxes (including withholding tax accruals and remittance obligations), costs and expenses payable by CH2M HILL and Employees of the Acquired Companies in respect thereof of Fifteen Million Dollars ($15,000,000) (collectively, the “CH2M HILL Stock Consideration”).

(b)                                 At Closing, CH2M HILL shall certify to the Sellers’ Representative that CH2M HILL has taken all steps reasonably necessary to arrange for the issuance reasonably promptly after the Closing Date of the total number of shares of CH2M HILL common stock and cash equivalents.  With respect to CH2M HILL shares and stock equivalents, they shall be issued in the name of and allocated among the Employees of the Acquired Companies in the manner and amounts specified in Schedule 2.6(a).

(c)                                  The total number of shares of CH2M HILL common stock and stock equivalents to be issued shall be determined by reference to the price per share set forth in CH2M HILL’s most recent (at the time of share issuance) Periodic Report on Form 8-K filed by CH2M HILL with the U.S. Securities and Exchange Commission.  The Parties acknowledge and agree that, for the purposes of U.S. Federal and state income tax purposes only, the CH2M HILL Stock Consideration shall be treated as part of Total Consideration, but shall not be treated as part of the Purchase Price or consideration paid to or received by Sellers and the Parties shall, and shall cause their Affiliates to, make all Tax reporting on Tax Returns in a manner consistent with the foregoing.

2.7.                            Sellers’ Representative; Reliance by CH2M HILL on Sellers’ Information

(a)                                  VC Sellers Reserve, LLC, a Washington limited liability company, whose general manager is William M. Barstow, shall be the Sellers’ representative (the “Sellers’ Representative”) and, as such, shall serve as and have all powers as agent and attorney-in-fact of each Seller, for and on behalf of each Seller only from and after Closing (except as otherwise expressly provided for in this Agreement):  (i) to give and receive notices and communications; (ii) to have authority to agree to, negotiate, enter into settlements and compromises of, and demand mediation and arbitration and comply with orders of courts and awards of arbitrators with respect to any disputes related to the indemnification provisions of Section 10 (Indemnification; Remedies); (iii) to litigate, mediate, arbitrate, defend, enforce or to take any other actions and execute any other documents that the Sellers’ Representative deems advisable in connection with enforcing any rights or obligations or defending any claim or action under this Agreement on behalf of Sellers; (iv) to extend or otherwise reschedule the Closing Date; (v) to undertake such actions on behalf of Sellers as specifically require action of Sellers pursuant to the provisions of this Agreement; and (vi) to take any and all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing.  If VC Sellers Reserve, LLC ceases to act as a Sellers’ Representative for any reason (including death, removal, disability or resignation), such Sellers’ Representative or his agent or his legal representative or Sellers holding ninety percent (90%) of the then applicable Pro Rata Share of the Purchase Price (a “Sellers Majority”) shall notify CH2M HILL of such Sellers’ Representative’s intent to resign or inability to serve as Sellers’ Representative or their removal as Sellers’ Representative, and the Sellers Majority shall, by written notice to CH2M HILL, appoint a successor Sellers’ Representative within thirty (30) calendar days.  In the event Sellers cannot reach a decision on the appointment of the successor Sellers’ Representative, CH2M HILL shall withhold any and all payments otherwise due under this Agreement, without interest, until a successor Sellers’ Representative is appointed.  Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used herein shall be deemed to include any successor Sellers’ Representative.  At any time, Sellers acting by a Sellers Majority shall have the right to amend the succession provision described above or to remove a person then serving as the Sellers’ Representative and upon such amendment or removal, shall so notify CH2M HILL and all Sellers.  Notice or communications to or from the Sellers’ Representative within the scope of the Sellers’ Representative’s duties and responsibilities as provided for in this Agreement shall constitute notice to or from Sellers.

(b)                                 A decision, act, consent or instruction of the Sellers’ Representative within the scope of the Sellers’ Representative’s duties and responsibilities as provided for in this Agreement shall constitute a decision of Sellers, and shall be final, binding and conclusive upon Sellers.  CH2M HILL and any Indemnitee may rely upon any decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of Sellers.

(c)                                  The power of attorney granted by the Sellers to the Sellers’ Representative pursuant to this Section 2.7 is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Seller.

(d)                                 Upon reasonable notice, CH2M HILL shall provide the Sellers’ Representative reasonable access to the information, books, and records of the Acquired Companies to the extent such access is reasonably required for Sellers’ Representative to fulfill its obligations under this Agreement.

(e)                                  With respect to any payment to be made by CH2M HILL to Sellers in accordance with their Pro Rata Shares, and in connection with any notice to be given hereunder by CH2M HILL to Sellers, CH2M HILL shall be fully protected in relying upon the information with respect to their Pro Rata Shares provided by VECO in Part 3.2(a) of the Disclosure Letter and with respect to the payment instructions set forth for each Seller in Schedule 2.7(e) unless and until CH2M HILL has confirmed receipt of a notice from Sellers’ Representative (countersigned by each Seller whose Pro Rata Share is being reduced) of any change in such information.  In the event that any dispute arises among any Sellers with respect to the manner of making any payment in accordance with Sellers’ Pro Rata Shares, CH2M HILL shall not be obligated to make such payment and such payment shall not bear interest from the date such payment would have originally been due until three (3) Business Days after (1) CH2M HILL receives notice satisfactory to it in its sole discretion that such dispute has been resolved among Sellers or by a binding arbitration or adjudication not subject to further appeal or (2) CH2M HILL receives indemnification satisfactory to it in its sole discretion with respect to any Loss that could arise with respect to making such payment prior to the final settlement or adjudication of such dispute.

2.8.                            Closing Obligations

Subject to the terms and conditions of this Agreement:

(a)                                  On the Closing Date, Sellers or VECO, as applicable, will deliver to CH2M HILL:

(i)                                                 Original certificates representing the Shares, accompanied by duly executed blank stock powers, with signatures guaranteed by a commercial bank;

(ii)                                              releases in the form of Exhibit C executed by Sellers and VECO;

(iii)                                           a certificate, dated as of the Closing Date, executed by an authorized officer of VECO as to the accuracy of the representations and warranties of VECO under this Agreement and each Seller with respect to Sections 3.2 (Authority; No Conflict), 3.3(a) (Capitalization), 3.25 (Disclosure), 3.27 (Brokers or Finders) and 3.31 (Payments Among Shareholders in Connection With the Transaction) as of the date of this Agreement and as of the Closing in accordance with Section 7.1 (Accuracy of Representations) and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2 (Performance);

(iv)                                          a certificate, dated as of the Closing Date, of the Secretary or Assistant Secretary of VECO certifying, among other things, that attached or appended to such certificate: (A) is a true and correct copy of the Bylaws (or the corresponding Organizational Document) of each of the Acquired Companies, and all amendments thereto; (B) is a true copy of all corporate actions taken by each of the Acquired Companies, as and to the extent applicable, regarding resolutions of its board of directors, authorizing, to the extent required of VECO and such other Acquired Companies, as applicable, the consummation of the Transaction and the execution, delivery and performance of this Agreement and the other Transaction Documents to be delivered by it pursuant hereto; and (C) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and the other Transaction Documents, if any, to which such Acquired Company is a party;

(v)                                             the Certificate of Incorporation (or the corresponding Organizational Document) of VECO and each of the other Acquired Companies, and all amendments thereto, certified by the appropriate Delaware Secretary of State or other appropriate Governmental Body no more than fifteen (15) days prior to the Closing Date (five (5) days in the case of VECO);

(vi)                                          the minute book and stock transfer ledger (or equivalent) of VECO and each of the other Acquired Companies;

(vii)                                       the resignations of each member of the board of directors of VECO and each of the other Acquired Companies (in the case of Joint Ventures, the required resignations shall be limited to those board members approved or selected by VECO or its Affiliates and shall be accompanied by appropriate evidence that notice of such resignation has been duly given to each counterparty in such Joint Venture indicating that CH2M HILL will appoint successor director(s) reasonably promptly), in each case, whose resignation has been requested in writing by CH2M HILL at least five (5) Business Days prior to the Closing Date;

(viii)                                    a certificate of good standing (or the equivalent) from the Secretary of State or other proper authority of the state or jurisdiction in which each Acquired Company is organized or doing business, dated no more than fifteen (15) Business Days (five (5) days in the case of VECO) prior to the Closing Date, certifying that each of the Acquired Companies is in good standing or qualified to do business (or the equivalent) in such state or jurisdiction;

(ix)                                            the opinion of K&L Gates LLP; Dorsey & Whitney LLP; Manley & Brautigam, P.C.; David H. Bundy, P.C.; and Ashburn & Mason P.C., counsels to VECO and Sellers, respectively, in the form of Exhibit D attached hereto;

(x)                                               copies of the Consents identified in Part 3.2 of the Disclosure Letter, Exhibit A;

(xi)                                            a copy of the Norcon Property Lease Agreement duly executed by AEL Anchorage LLC;

(xii)                                         a copy of the RetainCo Indemnity Agreement duly executed by RetainCo;

(xiii)                                      evidence satisfactory to CH2M HILL that Retained Assets and related Retained Liabilities have been transferred to RetainCo or otherwise so as not to constitute the property and responsibility of Acquired Companies, except as may otherwise be provided by this Agreement;

(xiv)                                     a copy of the Transition Services Agreement duly executed by Commonwealth Construction Canada Ltd.; and

(xv)                                        a copy of the representation letter in the form attached hereto as Exhibit E certifying the financial results of the applicable business unit, executed by each of the individuals listed on Schedule 2.8(a)(xv).

(b)                                 CH2M HILL will deliver:

(i)                                                 to each Seller such Seller’s Pro Rata Share of the Closing Payment by wire transfer of immediately available funds to the account of such Seller specified on Schedule 2.7(e);

(ii)                                              to Sellers’ Representative, a certificate, dated as of the Closing Date, executed by an authorized officer of CH2M HILL as to the accuracy of the representations and warranties of CH2M HILL as of the date of this Agreement and as of the Closing in accordance with Section 8.1 (Accuracy of Representations) and as to its compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2 (CH2M HILL’s Performance);

(iii)                                           to Sellers’ Representative a certificate, dated as of the Closing Date, of the Secretary or an Assistant Secretary of CH2M HILL certifying, among other things, that attached or appended to such certificate:  (A) is a true and correct copy of its Bylaws, and all amendments thereto; (B) is a true copy of all corporate actions taken by it, regarding resolutions of its board of directors, authorizing, to the extent required of CH2M HILL, the consummation of the Transaction and the execution, delivery and performance of this Agreement and the other Transaction Documents to be delivered by it pursuant hereto; and (C) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and the other Transaction Documents to which it is a party;

(iv)                                          to Sellers’ Representative copies of the Consents identified in Schedule 4.2;

(v)                                             to Sellers’ Representative a certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of CH2M HILL certifying that CH2M HILL has made all the necessary provisions to issue the CH2M HILL Stock Consideration in accordance with Section 2.6 (CH2M HILL Stock Consideration) of this Agreement;

(vi)                                          to Sellers’ Representative a copy of the Norcon Property Lease Agreement duly executed by CH2M HILL on behalf of Norcon, Inc.;

(vii)                                       the opinion of Margaret McLean, General Counsel of CH2M HILL and of Morrison & Foerster LLP, counsel to CH2M HILL, in the form of Exhibit F and Exhibit G; and

(viii)                                    a copy of the Transition Services Agreement duly executed by VECO and VECO Canada, Ltd..

3.                                      REPRESENTATIONS AND WARRANTIES OF VECO AND SELLERS

Subject to Section 12.18 (Joint Ventures) and except as set forth herein and in the Disclosure Letter, (a) VECO represents and warrants to CH2M HILL that the statements contained in this Section 3 are true and correct, and (b) each of the Sellers represents and warrants that the statements in Sections 3.2 (Authority; No Conflict), 3.3(a) (Capitalization), 3.25 (Disclosure), 3.27 (Brokers or Finders) and 3.31 (Payments Among Shareholders in Connection with the Transaction),to the extent such statements contained in such Sections are made expressly with respect to Sellers, are true and correct, in each case subject to the limitations of Section 10.9(a) (Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations), as follows:

3.1.                            Organization and Good Standing

(a)                                  Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of organization, other jurisdictions in which it is authorized or qualified to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each).  Each Acquired Company is duly organized, validly existing, and in good standing (or the equivalent requirement in its jurisdiction of organization) under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.  Each Acquired Company is duly registered, licensed and qualified to conduct business and is in good standing (or the equivalent requirement in the applicable jurisdictions) under the laws of each state, province or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such registration, licensing or qualification, except where the failure so to be licensed, registered or qualified or to be in good standing (or the equivalent requirement in the applicable jurisdictions) would not result in a Material Change.

(b)                                 VECO has Provided to CH2M HILL copies of the Organizational Documents of each Acquired Company, as currently in effect.

3.2.                            Authority; No Conflict

(a)                                  This Agreement constitutes the legal, valid, and binding obligation of VECO and each of Sellers, enforceable against VECO and each of Sellers, as applicable. in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.  Upon the execution and delivery by VECO and each of Sellers of the Transaction Documents to which they are a party, such Transaction Documents will constitute the legal, valid, and binding obligations of VECO and each of Sellers, as applicable, enforceable against VECO and each of Sellers, as applicable, in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.  VECO and each of Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Transaction Documents to which they are a party and to perform their respective obligations under this Agreement and such Transaction Documents.

(b)                                 Neither the execution and delivery of this Agreement by VECO and Sellers nor the consummation or performance of the Transaction by VECO and Sellers will (with or without notice or lapse of time):

(i)                                                 contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

(ii)                                              contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Transaction or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or any Seller, or any of the assets owned or used by any Acquired Company, is subject;

(iii)                                           contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

(iv)                                          contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract required to be disclosed under Section 3.18 (Contracts; No Defaults); or

(v)                                             result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

No Seller or Acquired Company is or will be required to give any notice to or obtain any Consent under any Applicable Contract required to be disclosed in Section 3.18 (Contracts; No Defaults) from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Transaction.

3.3.                            Capitalization

(a)                                  The authorized equity securities of VECO consist of 100,000 shares of common stock, no par value, of which 641.5 shares are issued and outstanding and constitute the Shares.  As of the date of this Agreement and as of the Closing Date, each Seller owns that number of Shares set forth opposite such Seller’s name on Part 3.3(a) of the Disclosure Letter hereto under the column “Ownership as of Effective Date.”  Part 3.3(a) of the Disclosure Letter sets forth all existing Encumbrances granted by any Seller with respect to any of the Shares.  Each such Seller will on the Closing Date have, good, valid and marketable title, free and clear of all Encumbrances, to the number of Shares so identified in Part 3.3(a) of the Disclosure Letter hereto, with full power and authority to convey good and marketable title to all of the Shares.  The assignments, endorsements, stock powers and other instruments of transfer delivered by Sellers to CH2M HILL at the Closing will be sufficient to transfer each of the Sellers’ entire interest, legal and beneficial, in the Shares.  Upon transfer to CH2M HILL of the certificates representing the Shares, CH2M HILL will receive good and marketable title to such Shares, free and clear of all Encumbrances.  Except for the transactions contemplated by this Agreement, there are no agreements between any Seller with respect to the voting or transfer of any Acquired Company’s equity securities or other securities, or with respect to any other aspect of the Acquired Companies’ affairs.

(b)                                 With the exception of the Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances.  Except for standard federal and state securities law legends, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company.  All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable.  No Acquired Company has outstanding any equity securities or other securities containing any profit participation features, nor any stock appreciation rights, phantom stock plans, performance stock plans, stock option plans or similar plans or agreements.  Except for the transactions contemplated by this Agreement, there are no agreements between any holders of any equity securities or other securities of the Acquired Companies with respect to the voting or transfer of such Acquired Companies’ equity securities or other securities, or with respect to any other aspect of the Acquired Companies’ affairs.  There are no bonds, debentures, notes or other Indebtedness of any of the Acquired Companies outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holders of any equity securities or other securities of the Acquired Companies may vote.  There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company, nor are there outstanding any warrants, options or other rights to acquire any equity securities or other securities of any Acquired Company.  None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement.  No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business; nor has any Acquired Company made any advances or loans to, any corporation, association, partnership, joint venture or other entity.

3.4.                            Financial Statements

VECO has delivered to CH2M HILL:  (1)  unaudited consolidated balance sheets of VECO and its consolidated Subsidiaries (which, for purposes of this Section 3.4, includes the Included Subsidiaries and those Subsidiaries included in the Retained Assets, to the extent they were consolidated with VECO in the preparation of the relevant financial statements) as of March 31 in each of the years 2006 and 2007, and the related consolidated statements of income and changes in stockholders’ equity for each of the fiscal years then ended and for the fiscal year ended March 31, 2005, and (2) the unaudited consolidated balance sheet of VECO and its consolidated Subsidiaries as of June 30, 2007 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the three month period then ended, including in each case the notes thereto.  The consolidated balance sheet of VECO and its consolidated Subsidiaries as at March 31, 2007 (including the notes thereto) is referred to herein as the “Balance Sheet.”  Copies of the financial statements referenced in items (1) and (2) are attached to Part 3.4 of the Disclosure Letter.  Such financial statements and notes (to the extent supplied) are in accordance with the books and records of VECO and its consolidated Subsidiaries and fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of VECO and its consolidated Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (which will not, individually or in the aggregate, have a Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included with the Balance Sheet); the financial statements referred to in this Section 3.4 reflect in all material respects the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than VECO and its consolidated Subsidiaries were required by GAAP to be included in the consolidated financial statements of VECO for the applicable period.  Part 3.4 of the Disclosure Letter sets forth all changes in accounting methods (for financial accounting purposes) at any time made, agreed to, requested or required since March 31, 2004 with respect to VECO or any of its consolidated Subsidiaries.  The financial statements referred to in this Section 3.4 have consolidated the operation of Green Field in accordance with the requirements of the Financial Accounting Standards Board Interpretation #46 and have accounted for the Acquired Companies’ interest in the other joint ventures, other than Asia Petroleum Limited under the equity method of accounting, whether or not an Acquired Company.

3.5.                            Books and Records

The books of account, minute books (or equivalent), stock record books, and other records necessary to the current or past operations or to the preparation of financial statements of the Consolidated Acquired Companies, all of which have been made available to CH2M HILL, are true, complete and correct, when taken as a whole, and have been maintained in accordance with reasonably sound business practices for similarly situated companies and applicable Legal Requirements.  The minute books (or equivalent) of the Acquired Companies contain accurate and complete records of all formal meetings held of, and director or shareholder consent action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no formal meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared or are not contained in such minute books (or equivalent).

3.6.                            Title to Personal Properties

(a)                                  Part 3.6 of the Disclosure Letter sets forth a complete and accurate list of all the personal properties and assets owned or leased by the Consolidated Acquired Companies as of the date of this Agreement, with a cost basis in excess of $250,000.  None of the Consolidated Acquired Companies uses any items of personal property having an aggregate initial cost in excess of $25,000 that is not owned, or used pursuant to a written lease, by one or more of the Consolidated Acquired Companies.  Nothing in the foregoing is intended to constitute a representation and warranty as to infringement or misappropriation of third party Intellectual Property Rights.

(b)                                 With respect to personal properties and assets that are owned, including all properties and assets reflected as owned on the Interim Balance Sheet (other than inventory and other assets sold in accordance with the terms of this Agreement since the date thereof), the Consolidated Acquired Companies have good and valid title to all of such properties and assets, free and clear of all Encumbrances except for Permitted Encumbrances.

(c)                                  With respect to personal properties and assets that are leased (the “Leased Personal Property”), the Acquired Companies have a valid leasehold interest in such Leased Personal Property and all such leases are in full force and effect and, to VECO’s Knowledge, constitute valid and binding obligations of the other party(ies) thereto.  None of the Acquired Companies, or to VECO’s Knowledge, any other party thereto, is in breach of any of the terms of any such lease, except where any such violation would not be material to the Acquired Companies taken as a whole.

(d)                                 Other than the Acquired Companies, holders of Permitted Encumbrances (solely to the extent of such Permitted Encumbrances) and lessors of Leased Personal Property (solely to the extent of their interest in such Leased Personal Property), no Person has any interest in any equipment or other tangible assets or properties (other than Real Property) used by the Acquired Companies.  Without limiting the foregoing, none of the Subsidiaries of VECO (other than the Acquired Companies) has any interest in any equipment or other tangible assets or properties (other than Real Property) used in the businesses of the Acquired Companies. Nothing in the foregoing is intended to constitute a representation and warranty as to infringement or misappropriation of third party Intellectual Property Rights.

3.7.                            Real Property

(a)                                  Part 3.7(a) of the Disclosure Letter contains (i) a list of all real property and interests in real property owned in fee by the Acquired Companies (together with any buildings and other improvements thereon, the “Owned Real Property”), (ii) a list of all real property and interests in real property leased by the Acquired Companies (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”) and (iii) a list of all agreements, contracts, commitments or options respecting the purchase or lease of any interest in real property by the Acquired Companies.  The Real Property listed on the Disclosure Letter includes all interests in real property used in or necessary for the conduct of the businesses and operations of the Acquired Companies as currently conducted.

(b)                                 With respect to each parcel of Owned Real Property:

(i)                                                 The Acquired Companies have good and marketable title to each such parcel of Owned Real Property free and clear of all Encumbrances, except (A) Permitted Encumbrances and (B) zoning and building restrictions, easements, covenants, rights-of-way and other similar restrictions of record, none of which materially impairs the current use of such Owned Real Property.

(ii)                                              The legal description for such parcel of Owned Real Property contained in the deed thereof described the property fully and accurately.  All buildings, structures and facilities located on, and improvements to, such parcel of Owned Real Property are located within the boundary lines of such Owned Real Property and do not encroach on any easement, right-of-way or other encumbrance which burdens any portion of the Owned Real Property.  No structures, facilities or other improvements on any parcel adjacent to the Owned Real Property encroach onto any portion of the Owned Real Property.  All of the buildings, plants and structures that are located on or are being constructed by the Acquired Companies on the Owned Real Property have been constructed in accordance with Legal Requirements.

(iii)                                           VECO has Provided to CH2M HILL copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Acquired Companies relating thereto.

(iv)                                          Subject to the transfers of real property contemplated by the Reorganization, there are no outstanding options or rights of first refusal or other arrangements to purchase such parcel of Owned Real Property, or any portion thereof or interest therein.

(c)                                  With respect to the Leased Real Property, VECO has Provided to CH2M HILL a true and complete copy of every lease and sublease pursuant to which the Consolidated Acquired Companies are a party or by which they are bound (each, a “Lease”).  The Acquired Companies have peaceful and undisturbed possession of the Leased Real Property in accordance with the terms of the applicable Lease.  To VECO’s Knowledge, each Lease is in good standing, creates good and valid rights of use and occupancy in the leased Real Properties, has been properly registered or recorded (if applicable), has all required Governmental Authorizations and is in full force and effect without amendment or other modification.

(d)                                 The zoning restrictions on the buildings, facilities and other improvements located on the Owned Real Property do not materially restrict or impair the use of the Owned Real Property for purposes of the businesses of the Acquired Companies as currently conducted.  To VECO’s Knowledge, the zoning restrictions on the buildings, facilities and other improvements located on the Leased Real Property do not materially restrict or impair the use of the Leased Real Property for purposes of the businesses of the Acquired Companies as currently conducted.

(e)                                  No Governmental Body having the power of eminent domain over the Real Property has commenced or, to VECO’s Knowledge, Threatened or taken publicly disclosed steps to exercise the power of eminent domain or a similar power with respect to all or any part of the Owned Real Property or, to VECO’s Knowledge, with respect to all or any part of the Leased Real Property.  There are no pending or, to VECO’s Knowledge, Threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof.  None of the Acquired Companies has received written notice of any pending or Threatened special assessment proceedings affecting any portion of the Real Property.

(f)                                    The Owned Real Property and all present uses and operations of the Owned Real Property comply in all material respects with all Legal Requirements, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Owned Real Property.  The Owned Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the businesses of the Acquired Companies do not constitute a nonconforming use and is not the subject of any special use permit under any Legal Requirement.  To VECO’s Knowledge, the Leased Real Property and all present uses and operations of the Leased Real Property comply in all material respects with all Legal Requirements, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Property.  To VECO’s Knowledge, the Leased Real

Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the businesses of the Acquired Companies do not constitute a nonconforming use and is not the subject of any special use permit under any Legal Requirement.

(g)                                 The Real Property is in a suitable condition for the Acquired Companies’ business as currently conducted, subject to ordinary wear and tear and to necessary maintenance and capital expenditures as contemplated by the maintenance and capital expenditure budgets of the Acquired Companies as prepared in the Ordinary Course of Business.  Each of the Acquired Companies has good and valid rights of ingress and egress to and from all Owned Real Property and Leased Real Property where the Acquired Company is the primary tenant, and to VECO’s Knowledge, all other Leased Real Property.  With respect to such Real Property located in urban or semi-urban areas, such rights of ingress and egress are from and to the public street systems for all usual street, road and utility purposes.

(h)                                 No Person other than the Acquired Companies is in possession of any of the Owned Real Property or any portion thereof, and the Acquired Companies have not granted,  and, to VECO’s Knowledge, no other Person has granted, any lease, sublease, license, concession or other agreement, written or oral, to any Person (other than the Acquired Companies) that  provides for the right of use or occupancy of the Real Property or any portion thereof.  No easement, utility transmission line or water main located on the Owned Real Property or, to VECO’s Knowledge, on the Leased Real Property, adversely affects the use of the Real Property or any improvement on the Real Property in any material respect.

(i)                                     All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Legal Requirement, or by the use and operation of the Owned Real Property in the conduct of the businesses of the Acquired Companies are, installed to the property lines of the Owned Real Property, are where applicable connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are (subject to ordinary wear and tear and to maintenance and capital expenditures in accordance with the maintenance and capital expenditure budgets of the Acquired Companies as prepared in the Ordinary Course of Business), operable and adequate as necessary to service the Owned Real Property in the operation of the businesses of the Acquired Companies and to permit compliance with the requirements of all material Legal Requirements in the operation thereof.  No fact or condition exists that could result in the termination or material reduction of the current access from the Owned Real Property to existing roads or to sewer or other utility services presently serving the Owned Real Property that is in the reasonable control of the Acquired Companies or, to VECO’s Knowledge, is in the control of another Person.

(j)                                     With respect to the Leased Real Property in which an Acquired Company is the primary tenant (and with respect to all other Leased Property to VECO’s Knowledge), all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Legal Requirement, or by the use and operation of the Leased Real Property in the conduct of the businesses of the Acquired Companies are, installed to the property lines of the Leased Real Property, are where applicable, connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are (subject to ordinary wear and tear and to maintenance and capital expenditures in accordance with the maintenance and capital expenditure budgets of the Acquired Companies as prepared in the Ordinary Course of

Business), operable and adequate as necessary to service the Leased Real Property in the operation of the businesses of the Acquired Companies and to permit compliance with the requirements of all material Legal Requirements in the operation thereof.  No fact or condition exists that could result in the termination or material reduction of the current access from the Leased Real Property to existing roads or to sewer or other utility services presently serving the Leased Real Property that is in the reasonable control of the Acquired Companies or, to VECO’s Knowledge, is in the control of another Person.

3.8.                            Condition and Sufficiency of Assets

The buildings, plants, structures, and equipment of the Acquired Companies (except to the extent such assets are set aside for spare parts or abandoned and, in either case, not carried on the Balance Sheet or the Interim Balance Sheet or the relevant Joint Venture balance sheet provided to CH2M HILL, at a value in excess of reasonably estimated salvage value) are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs subject to ordinary wear and tear and to maintenance and capital expenditures as contemplated by the maintenance and capital expenditure budgets of the Acquired Companies as prepared in the Ordinary Course of Business.  The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing, subject to the exceptions set forth in the prior sentence.

3.9.                            Accounts Receivable

All accounts receivable, whether billed or unbilled, of the Consolidated Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Consolidated Acquired Companies as of the Closing Date (such accounts receivable, whether billed or unbilled, collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and such Accounts Receivable have not been and will not be assigned (except with respect to Permitted Encumbrances for Closing Indebtedness), transferred, sold, factored or discounted.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Consolidated Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice).  Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one year after the Closing Date, provided that foregoing does not apply to Accounts Receivable in respect of the [**].  There is no written, or to VECO’s Knowledge, Threatened, contest, claim, or right of set-off, other than returns or requests for rework in the Ordinary Course of Business, under any Applicable Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  The schedule of Accounts Receivable dated August 24, 2007 provided by VECO to CH2M HILL contained a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth for billed Accounts Receivable the aging of such Accounts Receivable.

**    Confidential Treatment Requested.

3.10.                     Inventory

All inventory of the Consolidated Acquired Companies, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, as determined by the Consolidated Acquired Companies in a manner consistent with past practice and in accordance with GAAP, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Consolidated Acquired Companies as of the Closing Date, as the case may be.  All inventories not written off are reflected in the Interim Balance Sheet  at values determined in accordance with GAAP.  The quantities of each item of inventory are sufficient for normal operations consistent with past practice.

3.11.                     No Undisclosed Liabilities

Except for liabilities or obligations specifically identified in the Disclosure Letter, the Consolidated Acquired Companies have no liabilities or obligations that have accrued or arisen on or prior to the Closing Date of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise, and whether by reason of their participation or involvement in a Joint Venture or with Green Field or otherwise), except for (i) liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof, (ii) matters covered by insurance policies that the Consolidated Acquired Companies have in place or within the deductible or self-insured retention limit of such insurance, (iii) items directly relating to a matter specifically addressed by a representation and warranty in Section 3 (Representations and Warranties of VECO and Sellers) that is qualified to “VECO’s Knowledge,” except to the extent VECO has Knowledge of such matter but does not disclose such matter in the Disclosure Letter, and (iv) obligations among the Consolidated Acquired Companies.  None of the Acquired Companies has engaged in any transaction that could reasonably be expected to subject any Acquired Company to any actions, causes of action, or claims to recover under any one or more of Sections 544 through 550 and Section 553 of the United States Bankruptcy Code or corresponding provision of subsequent United States bankruptcy laws or any corresponding provision of state law.

3.12.                     Taxes

(a)                                  The Acquired Companies have timely filed or caused to be timely filed all Tax Returns that are or were due by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements.  No Acquired Company has requested or been granted an extension of the time for filing any Tax Return that has not yet been filed.  The Acquired Companies have paid in full all Taxes that have become due, and no other Taxes are due and payable by the Acquired Companies with respect to items or periods covered by such Tax Returns (whether or not shown on such Tax Returns) or with respect to any period prior to the date of this Agreement, to the extent due prior to the date of this Agreement, except such Taxes, if any, as are listed in Part 3.12(a) of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

(b)                                 VECO has delivered or made available to CH2M HILL true and complete copies of, and Part 3.12(b) of the Disclosure Letter contains a complete and accurate list of (i) relevant portions of Tax audit reports, statements of deficiencies, substantive correspondence with Tax authorities closing or other agreements or extensions received or executed by the Consolidated Acquired Companies or on behalf of the Consolidated Acquired Companies relating to Taxes, and (ii) Tax Returns and Tax elections not reflected on the Tax Returns, in each case for all periods ending on or after March 31, 2004.  No Acquired Company has been a member of an affiliated group filing consolidated Tax Returns other than a group for which VECO was the common parent.  No Acquired Company does business in or derives income from any state, provincial, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns to the extent required, have been furnished or made available to CH2M HILL.

(c)                                  Except as described in Part 3.12(c) of the Disclosure Letter, which contains a complete and accurate list of all completed (with respect to periods ending on or after March 31, 2004), and to VECO’s Knowledge, all pending audits of all Tax Returns, including a reasonably detailed description of the nature and outcome of each audit, the Tax Returns of the Acquired Companies have never been audited by a government or taxing authority with respect to any open Tax period, nor is any such audit in process, pending or Threatened.  All deficiencies proposed as a result of any such completed audits have been paid, reserved against, settled, or, as described in Part 3.12(c) of the Disclosure Letter, are being contested in good faith by appropriate proceedings.  Except as described in Part 3.12(c) of the Disclosure Letter, which describes all adjustments to domestic and foreign income Tax Returns, and any other Tax Returns filed by any Consolidated Acquired Company or any group of corporations including any Consolidated Acquired Company for all taxable years ending on or after March 31, 2004, and the resulting deficiencies proposed by the applicable Tax authority, no deficiencies exist or have been asserted, in writing or otherwise, or are, to VECO’s Knowledge, expected to be asserted with respect to Taxes of the Acquired Companies, and no Seller nor any Acquired Company has received notice (either in writing or otherwise or, to VECO’s Knowledge, expects to receive notice) that an Acquired Company has not filed a Tax Return or paid Taxes required to be filed or paid by it.  No Acquired Company is a party to any unresolved action or Proceeding for assessment or collection of Taxes, nor has such event been asserted or Threatened against any Acquired Company or its assets.  Except as described in Part 3.12(c) of the Disclosure Letter, no Acquired Company has given or been requested, to give waivers or extensions (or is subject to a waiver or extension given by any other Person) currently in effect of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable under applicable Legal Requirements.  No claim has been made by a taxing authority in a jurisdiction where the Acquired Companies do not file Tax Returns that any such Acquired Company is or may be subject to taxation by that jurisdiction.  With respect to any open Tax period, the Acquired Companies have disclosed on their federal income tax returns all positions taken therein that could give rise to a “substantial understatement penalty,” within the meaning of Code Section 6662.  No Acquired Company has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).  No acquired company has participated in any “Listed Transaction” within the meaning of Section 6111 of the code and the Treasury Regulations thereunder, or any “Potentially Abusive Tax Shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder.

(d)                                 The amount of each Consolidated Acquired Company’s liability for unpaid Taxes for all periods ending on or before June 30, 2007 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), reflected on the Interim Balance Sheet, and the amount of each Consolidated Acquired Company’s liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the Interim Balance Sheet, as adjusted for operations and transactions in the ordinary course of business since June 30, 2007 in accordance with past custom and practice and as adjusted in accordance  with the provisions of Schedule 2.3(c); provided tha the adjustments set forth in Schedule 2.3(c) are not intended to affect any liability for indemnification in respect of Taxes pursuant to Section 10.3.  In addition, as of the Closing Date the current liability accruals for Taxes will include all unpaid amounts of any Taxes incurred or owed by the Acquired Companies in respect of or in connection with the sale, distribution, transfer, or other disposition of the Retained Assets at or prior to the Closing Date pursuant to the Reorganization described in Section 5.4 (Retained Assets).  For these purposes, the value of the Retained Assets will be based on the valuation and other estimates for such assets as included in Schedule 2.3(c).

(e)                                  No Acquired Company has been a United States real property holding corporation within the meaning of IRC Section 892(c)(2) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the IRC.  No Acquired Company has been a “distributing corporation” (within the meaning of Section 355(c)(2) of the IRC) with respect to a transaction described in Section 355 of the IRC within the 3-year period ending as of the date of this Agreement.  No Acquired Company has participated in an international boycott as defined in IRC Section 999.  No Acquired Company has agreed, or is required to make, any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise.  No Acquired Company has a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.  Each Acquired Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreement or Tax orders of any government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

(f)                                    All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect at any time on or prior to the Closing Date, have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.  Each Acquired Company has complied with all information reporting and withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any Employee, creditor, independent contractor, contractor or other third party.  There are no liens on any of the assets of any Acquired Company with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that an Acquired Company is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(g)                                 All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company have been prepared in compliance with all applicable Legal Requirements, and all such Tax Returns are true, correct, and complete.  There is no tax sharing agreement or Tax indemnity agreement, and no Acquired Company has assumed the Tax liability of any other person under contract, including any express or implied agreements that will require any payment by any Acquired Company after the date of this Agreement.  No Acquired Company is, or within the five-year period preceding the Closing Date has been, an “S” corporation.

(h)                                 None of the assets of any Acquired Company (i) is “tax-exempt use property” within the meaning of Section 168(h) of the IRC; or (ii) secures, within the meaning of Section 103(a) and related sections of the IRC, any debt the interest on which is tax exempt under Section 103(a) of the IRC.

(i)                                     None of the Acquired Companies has any liability for Taxes of any other person as a transferee or successor, joint obligor, by Contract or otherwise.

(j)                                     All compensation paid by the Acquired Companies at any time on or prior to Closing, or within two and a half months thereafter, to the extent accrued on or prior to the Closing, including cash, fringe benefits and amounts paid in connection with any severance agreements, has been or will be, as the case may be, deductible for federal, state, local and foreign income tax purposes as ordinary and necessary business expenses for all tax periods ending on or prior to Closing.

(k)                                  None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the closing date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) ”closing agreement” as described in code section 7121 (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the closing date; (iii) intercompany transaction or excess loss account described in treasury regulations under code section 1502 (or any corresponding or similar provision of state, local, or foreign law); or (iv) prepaid amount received on or prior to the Closing Date.

(l)                                     VECO does not own, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of section 1297 of the code or a “controlled foreign corporation” within the meaning of section 957 of the code.

3.13.                     Loans Receivable; Defeasance Trust

(a)                                  All loans (i) made by or payable to any Consolidated Acquired Company to any Person other than an Acquired Company, (ii) made by any Joint Venture, Green Field or any of its Affiliates (other than a Consolidated Acquired Company) to any Consolidated Acquired Company, and (iii) made by any Consolidated Acquired Company to a Joint Venture, Green Field or any of their respective Affiliates (other than a Consolidated Acquired Company), outstanding as of the Closing Date (collectively, the “VECO Loans”) are properly reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Consolidated Acquired Companies as of the Closing Date and represent or will represent valid obligations arising from loans actually made and such VECO Loans have not been and will not be assigned (except with respect to Permitted Encumbrances for Closing Indebtedness identified on Part 3.18(a)(xiv) of the Disclosure Letter), transferred, sold, factored or discounted. Unless paid prior to the Closing Date, and to the extent not included in the Retained Assets, VECO Loans are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Consolidated Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice).  Subject to such reserves, each of VECO Loans either has been or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable.  There is no written, or to VECO’s Knowledge Threatened, contest, claim, or right of set-off under any Contract with any obligor of any VECO Loans relating to the amount or validity of such VECO Loans.  Part 3.8(b) of the Disclosure Letter contains a complete and accurate list of all VECO Loans as of the date of the Interim Balance Sheet.

(b)                                 The Defeasance Trust holds as securities, cash and cash equivalents sufficient  in amount to pay all installments of principal and interest on the Defeasance Indebtedness as and when the same becomes due and payable and to otherwise fully satisfy all obligations with respect to the Defeasance Indebtedness.

3.14.                     Employee Benefits

(a)                                  (i)                                  Part 3.14(a)(i) of the Disclosure Letter contains a complete and accurate list of all VECO Plans, VECO Multi-Employer Plans, VECO Other Benefit Obligations, and VECO VEBAs, and identifies as such all VECO Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans or (C) Title IV Plans.  Part 3.14(a)(i) also separately identifies those Multi-Employer Plans to which any Acquired Company or any ERISA Affiliate of any Acquired Company contributes.  Neither VECO nor any of the Acquired Companies sponsor or participate in any VEBA.

(ii)                               Part 3.14(a)(ii) of the Disclosure Letter contains a complete and accurate list of (A) all ERISA Affiliates of the Acquired Companies (other than Acquired Companies), and (B) all defined benefit Pension Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

(iii)                            Part 3.14(a)(iii) of the Disclosure Letter sets forth, for each Multi-Employer Plan that is a defined benefit Pension Plan, as of its most recent valuation date, a reasonable, good faith estimate of the maximum amount of withdrawal liability that would be incurred if VECO and each ERISA Affiliate were to make a complete withdrawal from such plan as of the Closing Date, and the amount of “unfunded vested benefits” (within the meaning of Section 4211 of ERISA) as of the end of the most recently completed plan year and as of the date of this Agreement, calculated according to information made available pursuant to ERISA § 4221(e).

(iv)                           All liabilities under each VECO Plan and VECO Other Benefit Obligation are (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing any such Plan or Other Benefit Obligation, (B) insured with a reputable insurance company, or (C) provided for or recognized in the financial statements delivered to CH2M HILL pursuant to Section 3.4 (Financial Statements).

(b)                                 VECO has Provided to CH2M HILL (or if not Provided because such information or documentation was not available through the exercise of reasonable commercial efforts, has notified CH2M HILL in writing):

(i)                         all documents that set forth the terms of each VECO Plan, VECO Other Benefit Obligation, and of any related trust, including (A) all plan descriptions and summary plan descriptions of VECO Plans for which the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding VECO Plans and VECO Other Benefit Obligations for which a plan description or summary plan description is not required;

(ii)                      all Collective Agreements pursuant to which contributions to VECO Plans, VECO Multi-Employer Plans or VECO Other Benefit Obligations are being made or with respect to which there are existing obligations of the Acquired Companies and, in the case of VECO Multi-Employer Plans or VECO Plans that are Pension Plans, the ERISA Affiliates of the Acquired Companies;

(iii)                   a written description of any VECO Plan or VECO Other Benefit Obligation that is not otherwise in writing;

(iv)                  all registration statements filed with respect to any VECO Plan;

(v)                     all insurance policies pursuant to which benefits under any VECO Plan are provided (including stop-loss policies for any self-insured VECO Plans);

(vi)                  all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any VECO Plan or VECO Other Benefit Obligations;

(vii)               all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any VECO Plan or VECO Other Benefit Obligation;

(viii)            the Form 5500 filed in each of the most recent three plan years with respect to each VECO Plan, including all schedules thereto, the opinions of independent accountants and any actuarial reports;

(ix)                    all written notices regarding a VECO Plan, a VECO Other Benefits Obligation or a VECO Multi-employer Plan that were given by any Acquired Company or any ERISA Affiliate to the IRS, the PBGC, or any participant or beneficiary, pursuant to requirements of ERISA or the IRC, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.14;

(x)                                 all written notices that were given by the IRS, the PBGC, or the Department of Labor to any Acquired Company, any ERISA Affiliate of an Acquired Company, or any VECO Plan within the four years preceding the date of this Agreement;

(xi)                              with respect to VECO Plans that are Qualified Plans, the most recent IRS determination letter; and

(xii)                           with respect to VECO Plans that are Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

(c)                                  (i)                                  The Acquired Companies have performed all of their respective material obligations under all VECO Plans and VECO Other Benefit Obligations.  To the extent required by GAAP, the Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such VECO Plans, Multi-Employer Plans and VECO Other Benefit Obligations that have accrued but are not due.

(ii)                               No statement, either written or oral, has been made by any Acquired Company to any Person with regard to any VECO Plan, Multi-Employer Plan or VECO Other Benefit Obligation that was not in accordance with such VECO Plan, Multi-Employer Plan or VECO Other Benefit Obligation and that could have an adverse economic consequence on any Acquired Company or CH2M HILL.

(iii)                            The Acquired Companies, with respect to all VECO Plans and VECO Other Benefit Obligations are, and each VECO Plan and VECO Other Benefit Obligation is, in material compliance with ERISA, the IRC, and other applicable Legal Requirements including the provisions of such Legal Requirements expressly mentioned in this Section 3.14.

(A)                              No non-exempt transactions prohibited by ERISA § 406 or IRC § 4975(c) have occurred with respect to any VECO Plan.
(B)                                No Seller or Acquired Company has any liability to the IRS with respect to any VECO Plan, including any liability imposed by Chapter 43 of the IRC.
(C)                                No Acquired Company has any liability to the PBGC with respect to any VECO Plan or has any liability under ERISA § 502 or § 4971 with respect to any VECO Plan.
(D)                               All filings required by ERISA and the IRC as to each VECO Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided and are accurate in all material respects.
(E)                                 All contributions and payments made or accrued with respect to all VECO Plans and VECO Other Benefit Obligations are deductible under IRC § 162 or § 404.  No amount, or any asset of any VECO Plan is subject to tax as unrelated business taxable income.
(F)                                 All contributions required to have been made to any VECO Multi-Employer Plan under an applicable Collective Agreement have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date.

(iv)                           Each VECO Plan can be terminated within forty-five (45) days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan except to the extent such vesting or acceleration is required by applicable Legal Requirements.

(v)                              To VECO’s Knowledge, no event unique to the Acquired Companies has occurred or circumstance unique to the Acquired Companies exists that could result in a material increase in premium costs of VECO Plans and VECO Other Benefit Obligations that are insured, or a material increase in benefit costs of such VECO Plans and VECO Other Benefit Obligations that are self-insured.  For avoidance of doubt, general increases in the cost of medical services or supplies or prescription pharmaceuticals are not considered events or circumstances unique to the Acquired Companies.

(vi)                           Each VECO Plan or VECO Other Benefit Obligation that provides self-insured benefits is subject to a stop-loss insurance policy under which an Acquired Company is an insured party, and such Acquired Company has complied with all terms of such stop-loss policy and has timely paid all premiums owing with respect to such stop-loss policy through the date of this Agreement.  The transactions contemplated by this Agreement will not cancel, impair, or reduce amounts payable under any such stop-loss insurance policy.

(vii)                        Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any VECO Plan, VECO Other Benefit Obligation is pending or, to VECO’s Knowledge, is Threatened.

(viii)                     Each VECO Plan that is a Qualified Plan is qualified in form and operation under IRC § 401(a) and each trust for each such plan is exempt from federal income tax under IRC § 501(a).  To VECO’s Knowledge, no event has occurred or circumstance exists that will or could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such plan or trust.

(ix)                             With respect to each applicable VECO Plan that is a Pension Plan, each Acquired Company and each ERISA Affiliate of an Acquired Company has satisfied the minimum funding standard, and has made all contributions required, under ERISA § 302 and IRC § 402.

(x)                                With respect to each VECO Plan that is a Pension Plan, the Acquired Companies have paid all amounts due to the PBGC pursuant to ERISA § 4007.

(xi)                             No Acquired Company or any ERISA Affiliate of an Acquired Company has ceased operations at any facility or has withdrawn from any Multi-Employer Plan that is a defined benefit Pension Plan in a manner that would subject any Acquired Company or any ERISA Affiliate of any Acquired Company to liability under ERISA § 4062(e), § 4063, or § 4064.

(xii)                          Except with respect to the termination of the VECO-Bertrand Engineers, Inc. Defined Benefit Pension Plan, no Acquired Company or any ERISA Affiliate of an Acquired Company has filed a notice of intent to terminate any VECO Plan that is a Pension Plan or has adopted any amendment to treat a VECO Plan that is a Pension Plan as terminated.  The PBGC has not instituted proceedings to treat any VECO Plan that is a Pension Plan as terminated.  No event has occurred or circumstance exists that may constitute grounds under ERISA § 4042 for the termination of, or the appointment of a trustee to administer, any VECO Plan that is a Pension Plan.

(xiii)                       No amendment has been made, or is reasonably expected to be made, to any VECO Plan that is a Pension Plan that has required or could require the provision of security under ERISA § 307 or IRC § 401(a)(29).

(xiv)                      No accumulated funding deficiency, whether or not waived, exists with respect to any VECO Plan that is a Pension Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such plan.

(xv)                         The actuarial report for each Pension Plan of each Acquired Company and each ERISA Affiliate of each Acquired Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

(xvi)                      Since the last valuation date for each Pension Plan of each Acquired Company and each ERISA Affiliate of an Acquired Company, no amendments to the terms of any such Plan have been made that would increase the rate of accrual of benefits under any such Plan.

(xvii)                   Except for the termination of the VECO-Bertrand Engineers, Inc. Defined Benefit Pension Plan, no reportable event (as defined in ERISA § 4043 and in regulations issued thereunder) with respect to a VECO Plan that is a Pension Plan has occurred.

(xviii)                No Acquired Company or any ERISA Affiliate of an Acquired Company has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement.

(xix)                        No Acquired Company or any ERISA Affiliate of an Acquired Company has received notice from any Multi-Employer Plan that is a defined benefit Pension Plan to which it contributes (or contributed in the past) that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that such plan intends to terminate or has terminated.

(xx)                           No Multi-Employer Plan that is a defined benefit Pension Plan to which any Acquired Company or any ERISA Affiliate of an Acquired Company contributes or has made contributions is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

(xxi)                        Except to the extent required under ERISA § 601 et seq. and IRC § 4980B, no Acquired Company provides health or welfare benefits for any retired or former

Employee or is obligated to provide health or welfare benefits to any active Employee following such Employee’s retirement or other termination of service.

(xxii)                     The Acquired Companies have complied in all material respects with the provisions of ERISA § 601 et seq. and IRC § 4980B.

(xxiii)                  No payment that is owed or may become due to any director, officer, Employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under IRC § 280G or § 4999, respectively; nor will any Acquired Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(xxiv)                 Neither the consummation of the Transactions contemplated by this Agreement nor any termination of the employment of any Employees will result in or give rise to (i) any obligation of the Acquired Companies to make any severance, retention, or termination, change of control, “golden parachute,” or other payments to present or former Employees other than as may be required by Legal Requirement or (ii) the acceleration of any other rights or benefits provided by the Acquired Companies to any present or former Employee pursuant to any agreement other than as may be required by any Legal Requirement.  VECO has provided to CH2M HILL copies of all such agreements.

(xxv)                    Each VECO Plan, VECO Other Benefit Obligation, employment agreement, or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409(A)(d)(1) of the IRC) has been operated in good faith compliance with Section 409A of the IRC, its Treasury regulations, and any administrative guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the IRC has been or is reasonably expected to be incurred by any individual in connection with any such VECO Plan, Other Benefit Obligation, employment agreement, or other contract, plan, program, agreement or arrangement.

(d)                                 Part 3.14(d) of the Disclosure Letter contains an accurate listing of each written Employee Benefit Plan, as amended, in effect on the date hereof, other than any statutory plans with which any of the Acquired Companies is required to comply, including the Canada/Quebec Pension Plan or plans administered pursuant to applicable domestic or foreign, federal, provincial, state, municipal or health tax, workers’ compensation, workers’ safety and insurance and employment insurance legislation (but for clarity such written Employee Benefit Plans do not contain information on salaries).  VECO has provided to CH2M HILL complete copies of each Employee Benefit Plan listed on Part 3.14(d) of the Disclosure Letter.  Except as disclosed in Part 3.14(d) of the Disclosure Letter, there have been no promised improvements, increases or changes to the benefits provided under any such Employee Benefit Plan other than in the ordinary course of business (which individually and in the aggregate have not resulted and could not reasonably be expected to result in a Material Change or a material default) other than such as have been disclosed to CH2M HILL.

(e)                                  Each Employee Benefit Plan is, and has been, registered (where required) and administered, in compliance, in all material respects, with:

(i)                                  the terms of such Employee Benefit Plan; and

(ii)                               Legal Requirements.

(f)                                    Except as disclosed on, reflected in or provided for in the Balance Sheet or Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which recording is adequate and consistent with past practice), VECO and each other Acquired Company, as applicable, has fully funded to date and otherwise fulfilled or taken all actions necessary to enable it to fulfill when due all obligations under each of its Employee Benefit Plans that arise or accrue on or before the Closing Date; there is no existing material default or event of default or any event which, with or without the giving of notice or the passage of time, would constitute a default under any such Employee Benefit Plans that arise or accrue on or before the Closing Date; no notice of under-funding or other default has been received by VECO or any Subsidiary in respect of any such Employee Benefit Plans; and there are currently no Proceedings relating to or involving any such Employee Benefit Plans in respect of which service has been effected on VECO or any Subsidiary, and, to the Knowledge of VECO, no such Proceedings have been commenced and there are no grounds and there is no basis upon which any such Proceedings might be commenced against VECO or any Subsidiary.

3.15.                     Compliance With Legal Requirements; Governmental Authorizations

(a)                                  (i)                                  Each Acquired Company is, and at all times since March 31, 2002, has been, in compliance with all material Legal Requirements that are or were applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

(ii)                               No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any material Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any Remedial Action of any material nature.

(iii)                            No Acquired Company has received, at any time since March 31, 2004, any written notice or other written communication or, to VECO’s Knowledge, any other notice or communication, from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any Remedial Action of any material nature.

(iv)                           None of the Russian Subsidiaries has been notified that it is subject to any investigation by FAS or any predecessor Governmental Body.  VECO has not received notice that any agreement, practice or arrangement carried on by any of the Russian Subsidiaries to which any of them is or has been a party infringes any Legal Requirements related to competition, restrictive trade practice, antitrust and fair trading and, to VECO’s Knowledge, no such infringement is occurring.

(b)                                 Part 3.15(b) of the Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company, in each case which are material to the conduct of the business of the Acquired Companies.  Each Governmental Authorization listed or required to be listed in Part 3.15(b) of the Disclosure Letter has been duly obtained and is valid and in full force and effect and there are no payments outstanding from any of the Acquired Companies in respect of such Governmental Authorizations.  Except as set forth in Part 3.15(b) of the Disclosure Letter:

(i)                                  each Acquired Company is, and at all times since March 31, 2002, has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.15(b) of the Disclosure Letter;

(ii)                               no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.15(b) of the Disclosure Letter, or (B) result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.15(b) of the Disclosure Letter;

(iii)                            no Acquired Company has received, at any time since March 31, 2004, any written notice or other written communication or, to VECO’s Knowledge, any other notice or communication, from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization;

(iv)                           all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.15(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies; and

(v)                              all reports, returns and information required by any Legal Requirements or as a condition of any Governmental Authorization to be made or given to any Person or Governmental Body have been made or given to the appropriate Person or Governmental Body.

3.16.                     Legal Proceedings; Orders

(a)                                  As of the date of this Agreement, there is no pending Proceeding that has been commenced or, to VECO’s Knowledge, Threatened by or against any Acquired Company  or  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transaction.  To VECO’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  VECO has delivered or made available to CH2M HILL copies of all pleadings, correspondence, and other records relating to each Proceeding, or Threatened Proceeding, listed on the Disclosure Letter.

(b)                                 (i)                                  There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject.

(ii)                               No Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company.

(iii)                            No officer or director of any Acquired Company is subject to any Order that prohibits, or any circumstance that may prohibit, such officer or director from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

(c)                                  (i)                                  each Acquired Company is, and at all times since March 31, 2002, has been, in compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject.

(ii)                               no event has occurred or, to VECO’s Knowledge, no circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject.

(iii)                            No Acquired Company has received, at any time since March 31, 2002, any written notice or other written communication or, to VECO’s Knowledge, any other notice or communication, from any Governmental Body, any regulatory body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

3.17.                     Absence of Certain Changes and Events

Except as set forth in the Disclosure Letter, or done with the written consent of CH2M HILL, and except as otherwise taken into account in respect of the Purchase Price Adjustments as set forth at Schedule 2.3(c), since the date of the Balance Sheet, VECO and each Included Subsidiary have conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a)                                  change in VECO’s or any of its Subsidiaries’ authorized or issued capital stock; grant of any stock option or right to purchase or receive shares of capital stock of VECO and its Subsidiaries; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by VECO or any of its Subsidiaries of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock (other than monthly dividends consistent with past practice; provided, however, since the date of the Interim Balance Sheet, in no event has VECO declared or paid any dividend or made any other distribution or payment in respect of shares of capital stock other than dividends in the amount of $216,000 per month paid in each of July and August, 2007);

(b)                                 incurrence of any Indebtedness or other liabilities, except current Indebtedness incurred in the Ordinary Course of Business consistent with past practice; provided, however, that since the date of the Interim Balance Sheet, the Acquired Companies have not incurred any Indebtedness in excess of the amounts set forth in Schedule 2.3(c).

(c)                                  amendment to the Organizational Documents of any of the Acquired Companies;

(d)                                 payment or increase by any of the Acquired Companies of any bonuses, salaries, or other compensation to any stockholder, director or officer, or (except in the Ordinary Course of Business) Employee or contractor or entry into any employment, or similar Contract with any director, officer, or (except in the Ordinary Course of Business) Employee or contractor;

(e)                                  adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any Employees or contractors of the Acquired Companies, except to the extent such adoption or increases are not in excess of $25,000, individually, or $250,000, in the aggregate;

(f)                                    at any time prior to the date of this Agreement, damage to or destruction or loss of any asset or property of the Acquired Companies, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

(g)                                 entry into, termination by the Acquired Companies of, or receipt (at any time prior to the date of this Agreement) of written notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement;

(h)                                 sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Acquired Companies or mortgage, pledge, or imposition of any lien or other Encumbrance on any asset or property of the Acquired Companies, including the sale, lease, or other disposition of any of the Intellectual Property Assets, having a value in excess of $250,000, with respect to any single asset or property, or having a value in excess of $1,000,000 in the aggregate for all such assets or properties;

(i)                                     cancellation or waiver of any claims or rights with a value to any of the Acquired Companies in excess of $100,000;

(j)                                     settlement or compromise of any claims with a value to any of the Acquired Companies in excess of $100,000;

(k)                                  material change in the financial or Tax accounting methods used by VECO or any of its Subsidiaries except for any such changes that were required under GAAP or Legal Requirement and are specified on Part 3.17(k) of the Disclosure Letter;

(l)                                     charitable contributions or pledges exceeding (in the aggregate) $100,000;

(m)                               except for payment of Indebtedness as of the Closing, discharge or satisfaction of any Encumbrance or payment of any obligation or liability other than current liabilities shown in the Balance Sheet, which shall not be paid before they are due in accordance with their terms, and any current liabilities incurred since the date of the Balance Sheet in the Ordinary Course of Business, which shall not be paid before they are due in accordance with their terms;

(n)                                 capital expenditure or capital addition by any of the Acquired Companies other than as discussed with CH2M HILL, except for such expenditures that do not exceed $250,000, in the aggregate, and except for entering into any lease of capital equipment or property by VECO or any of its Subsidiaries under which the annual lease charges do not exceed $100,000 in the aggregate;

(o)                                 at any time prior to the date of this Agreement, personal injury Loss (whether or not covered by insurance) in excess of $100,000 affecting the business or assets of any of the Acquired Companies;

(p)                                 at any time prior to the date of this Agreement, event or development that would reasonably be expected to have a Material Adverse Effect; or

(q)                                 any agreement or commitment, by any of the Acquired Companies to do any of the foregoing.

3.18.                     Contracts; No Defaults

(a)                                  Part 3.18(a) of the Disclosure Letter contains a complete and accurate list, and VECO has Provided to CH2M HILL true and complete copies, of:

(i)                                  each Applicable Contract (including a series of related purchase orders or job orders) that involves performance of services by or to, or delivery of goods or materials by or to one or more Acquired Companies with revenues or costs, or expected revenues or costs of an amount or value in excess of $1,000,000 at any time after March 31, 2006;

(ii)                               each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $250,000;

(iii)                            each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments per relevant lease or agreement of less than $250,000 or with terms of less than one year);

(iv)                              each Collective Agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(v)                                 each joint venture partnership, teaming agreement and other similar Applicable Contract (however named) by any Acquired Company with any other Person;

(vi)                              each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

(vii)                           each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(viii)                        each power of attorney relating to any Acquired Company that is currently effective and outstanding;

(ix)                                each Applicable Contract entered into that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages; each Applicable Contract that (A) has a potential to result in a liability of any Acquired Company in excess of $500,000 and (b) that does not contain or provide for an express waiver of consequential damages and/or limitation of liability not to exceed $1,000,000;

(x)                                   each Applicable Contract for future capital expenditures in excess of $250,000;

(xi)                                each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any Acquired Company other than any such warranty, guaranty or other similar undertaking that was made by such Acquired Company in the Ordinary Course of Business and that could not reasonably be expected to result in a Material Change as the result of honoring such Acquired Company’s obligations thereunder;

(xii)                             each Applicable Contract for the employment by VECO of any officer or director or relating to loans by any Acquired Company to the officers, directors, shareholders or Affiliates (or any of their respective Related Persons) of such Acquired Company (other than to another Acquiring Company);

(xiii)                          each Applicable Contract under which any Acquired Company has advanced or loaned any other Person (other than another Acquired Company) amounts in the aggregate exceeding $50,000;

(xiv)                         each Applicable Contract relating to borrowed money or other Indebtedness (other than from another Acquired Company)or the mortgaging, pledging or otherwise placing of an Encumbrance on any material asset or group of assets of any Consolidated Acquired Company (other than in favor of another Acquired Company);

(xv)                            each Applicable Contract pursuant to which any Acquired Company has guaranteed, endorsed or otherwise become liable (contingently or otherwise) for the debt, obligation or other liability of any other Person other than another Acquired Company (other than by endorsements of instruments in the ordinary course of collection); and

(xvi)                         each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)                                 Each Contract identified or required to be identified in Part 3.18(a) of the Disclosure Letter is in full force and effect and is valid, binding and enforceable in accordance with its terms against the relevant Acquired Company and, to VECO’s Knowledge, against the other party to such contract, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.  Each Contract identified or required to be identified in Part 3.18(a) of the Disclosure Letter has been duly approved by the applicable Acquired Company and, to VECO’s Knowledge, the other party thereto, to the extent such approval is required by applicable Legal Requirements and/or the Organizational Documents of such Parties, and, where applicable, by the applicable third parties.

(c)                                  (i)                                     Each Acquired Company is, and at all relevant times has been, in compliance with all applicable terms and requirements of each Applicable Contract under which such Acquired Company has any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is bound;

(ii)                                  to VECO’s Knowledge, each other Person that has any obligation or liability under any Contract under which an Acquired Company has any rights is, and at all relevant times has been, in compliance with all applicable terms and requirements of such Contract;

(iii)                               no event has occurred or circumstance exists within the control of the Acquired Companies, or to VECO’s Knowledge, within the control of any other Person, that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;

(iv)                              no Acquired Company has given to or received from any other Person any unresolved written notice or, to VECO’s Knowledge, other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract; and

(v)                                 each Consolidated Acquired Company has properly accrued as reflected on the Balance Sheet and the Interim Balance Sheet, to the extent required by GAAP, appropriate reserves for cost overruns and disputed change orders and other disputed amounts in respect of the Contracts.

(d)                                 There are no currently pending renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts in excess of $250,000 paid or payable to any Acquired Company under current or completed Contracts with any Person and no such Person has made a written demand or, to VECO’s Knowledge, any other demand for such renegotiation on any of the Acquired Companies.

(e)                                  The Applicable Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into by the Acquired Companies in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

(f)                                    None of the Consolidated Acquired Companies has any liability or other obligation with respect to the payment or satisfaction of any liabilities or other amounts owed by SMNM/VECO or ECC/VECO arising prior to the Closing Date.  Other than the obligations with respect to the funding of the operations after the Closing Date and other funding requirements arising after the Closing Date with respect to SMNM/VECO or ECC/VECO specified in the respective Organizational Documents of SMNM/VECO and ECC/VECO previously provided to CH2M HILL, none of the Consolidated Acquired Companies has any liability for, or obligation with respect to funding the operations or other funding needs of SMNM/VECO or ECC/VECO.  To VECO’s Knowledge, no other agreements, arrangements or obligations exist pursuant to which any liability or obligation of any Consolidated Acquired Company could reasonably be expected to arise with respect to funding the operations or other funding needs of SMNM/VECO or ECC/VECO.

3.19.                     Insurance

(a)                                  VECO has Provided to CH2M HILL:

(i)                                     true and complete copies of all current policies of insurance to which any Consolidated Acquired Company is a party or under which any Consolidated Acquired Company, or any director or officer of any Acquired Company, is or has been covered at any time within the two (2) years preceding the date of this Agreement.

(b)                                 Part 3.19(b) of the Disclosure Letter describes:

(i)                                     any self-insurance arrangement by or affecting any Consolidated Acquired Company, including any reserves established thereunder;

(ii)                                  any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Consolidated Acquired Company; and

(iii)                               all obligations of the Consolidated Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)                                  Part 3.19(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three (3) preceding policy years a summary of the loss experience under each policy provided pursuant to Section 3.19(a)(i) (Insurance), with a statement describing each open or unresolved claim under an insurance policy for an amount in excess of

$100,000 and a statement describing the loss experience for all claims in excess of $50,000 that were self-insured.  Part 3.19(c) of the Disclosure Letter also sets forth for each insurance claim in excess of $100,000 or self-insured claim in excess of $50,000 that has not been resolved, a statement describing each such claim, which sets forth:

(A)                              The name of the claimant;
(B)                                A description of the policy by insurer, type of insurance, and period of coverage; and
(C)                                The amount and a brief description of the claim; and

(d)                                 (i)                                     With respect to policies which have been directly contracted for by VECO and as to which any Acquired Company is a party or which provides coverage to any Seller, any Acquired Company, or any director or officer of an Acquired Company, such policies:

(A)                              are valid, outstanding, and enforceable;
(B)                                are issued by an insurer that, at the time of placement of such policy, was to VECO’s Knowledge, financially sound and reputable;
(C)                                taken together, provides adequate insurance coverage for the assets and the operations of the Consolidated Acquired Companies;
(D)                               are sufficient for compliance in all material respects with all Legal Requirements and Applicable Contracts to which any Acquired Company is a party or by which any of them is bound;
(E)                                 will continue in full force and effect following the consummation of the Transaction through March 31, 2008, assuming that after Closing, VECO and its Affiliates continue to comply with the terms thereof; excepting certain policies, including but not limited to fiduciary liability, crime liability, employment practices liability, directors and officers liability, for which the underwriters will not continue said policies due to change in ownership and Sellers have agreed to purchase mutually agreeable (between CH2M HILL and Seller) extended reporting period (tail) coverage for claims made policies referenced above and in accordance with Section 5.13 (Claims Based Insurance Policies); and
(F)                                 do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

(ii)                                  No Seller or Acquired Company has received since March 31, 2006 (A) any written refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any written notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)                               The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy which have been directly contracted for by VECO and as to which any Acquired Company is a party to or which provides coverage to any Acquired Company or director or officer thereof.

(iv)                              Since March 31, 2004 the Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

3.20.                     Environmental Matters

Except as set forth in Part 3.20 of the Disclosure Letter:

(a)                                  Each Acquired Company is, and at all relevant times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  No Acquired Company has received any actual or Threatened written order, notice, or other written communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, treated, stored, disposed, used, or processed by any Acquired Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received by any Acquired Company.

(b)                                 There are no pending or, to VECO’s Knowledge, Threatened claims, Encumbrances, or other similar restrictions, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest and, to VECO’s Knowledge, no action of any Governmental Body has been taken or is in the process that could subject any of such Facilities to such Encumbrances.

(c)                                  None of the Acquired Companies nor, to VECO’s Knowledge, any other Person for whose conduct the Acquired Companies are or may be held responsible, has received, at any time since March 31, 2002, any written citation, directive, inquiry, notice, Order, summons, warning, or other written, electronic or, to VECO’s Knowledge, oral communication relating to (i) any Environmental, Health, Safety Liabilities, Hazardous Activity, or Hazardous Materials, (ii) any alleged, actual, or potential violation or failure to comply with any Environmental Law, or (iii) any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, or with respect to any property or Facility at which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company.

(d)                                 No Acquired Company nor, to VECO’s Knowledge, any other Person for whose conduct the Acquired Company is or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to the Facilities or with respect to any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, or with respect to any property or assets (whether real, personal, or mixed) geographically, geologically or hydrologically connected to the Facilities or any such other property or assets.

(e)                                  There are no Hazardous Materials present on or in the Environment at the Facilities or at any geographically, geologically or hydrologically connected property in a manner that has or could give rise to any Environmental, Health, and Safety Liabilities to the Acquired Companies, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such connected property, or incorporated into any structure therein or thereon not in compliance with Environmental Law.  To VECO’s Knowledge, none of the following exists at any of the Real Property:  any asbestos-containing material in any form which is friable; urea formaldehyde foam insulation; polychlorinated biphenyls in any concentration; active or out-of-service or underground storage tanks or sites from which such storage tanks have been removed; landfills, solid waste management units, surface impoundments, waste piles or land disposal areas as defined in Environmental Law.  No Acquired Company, or to VECO’s Knowledge, any other Person, has permitted or conducted, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, except, in each case, in material compliance with applicable Environmental Laws.

(f)                                    There has been no Release or, to VECO’s Knowledge, Threat of Release of any Hazardous Materials in such manner as have given or would give rise to any Environmental, Health, and Safety Liabilities at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, treated, stored, disposed, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, or any geographically, geologically or hydrologically connected property, in each case, whether by any Acquired Company or any other Person.

(g)                                 VECO has delivered or made available to CH2M HILL true and complete copies and results of any reports, studies, analyses, tests, monitoring or other similar documents that are possessed or initiated by any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Company with Environmental Laws.

3.21.                     Employees

(a)                                  VECO has Provided to CH2M HILL a complete and accurate list of the following information for each Employee, officer and director of the Acquired Companies, including each Employee on leave of absence or layoff status:  employer; name; job title; current compensation (in the case of the Joint Ventures, such information was limited to the names of the Employees).  Part 3.21(a) of the Disclosure Letter also sets forth a complete list of all Employees who are employed pursuant to a written Contract of employment and who are entitled to notice of termination of employment, or pay in lieu thereof, in excess of the minimum statutory requirement under any Legal Requirement, together with particulars of such entitlements.

(b)                                 To VECO’s Knowledge, no Employee, officer or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, nondisclosure, non-competition, or proprietary rights agreement, between such Employee or director and any other Person (“Proprietary Rights Agreement”) that adversely affects or will affect (i) the performance of his duties as an Employee, officer or director of the Acquired Companies, (ii) the performance or observation of his fiduciary duties to the Acquired Companies, or (iii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with the Acquired Companies by any such Employee, officer or director.  As of the date of this Agreement, to VECO’s Knowledge, no director, officer, or other key Employee of any Acquired Company intends to terminate his employment with such Acquired Company.

(c)                                  To the extent not otherwise provided in the Disclosure Letter at Part 3.14, Part 3.21(c) of the Disclosure Letter contains a complete and accurate list of the following information for each retired Employee, officer or director, or their dependents, receiving benefits or scheduled to receive benefits in the future for which the Acquired Companies are responsible:  name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and any other compensation or benefits.

(d)                                 Part 3.21(d) of the Disclosure Letter contains a list of individuals (other than VECO’s legal counsel, accountants, public relations and advertising, compliance program development and similar independent professional service firms) who, as of the date of this Agreement are currently performing services for any Acquired Company and are classified as “consultants” or “contractors.”

(e)                                  No Acquired Company has ever been a party to or bound by any Contract that creates or grants to any Person or provides for the creation or grant of, any stock bonus, stock option, stock appreciation right, phantom stock right, stock purchase entitlement, performance stock award, or similar right or interest.

(f)                                    No Employee has been granted the right to continued employment (other than as required by law) by any Acquired Company or to any compensation following termination of employment with any Acquired Company, other than earned wages and any payments due and owing under the terms of the VECO Plans or VECO Other Benefit Obligations or other payments required by Legal Requirements.

(g)                                 The employment of any Employee located in the United States is terminable by an Acquired Company at will.  Acquired Companies have Provided to CH2M HILL accurate and complete copies of all employee manuals and handbooks and policy statements.

(h)                                 Each Acquired Company does not believe that it has, is, or will have a need to utilize any inventions, trade secrets or proprietary information of any Employees, contractors or consultants of the Acquired Companies made prior to their employment or other engagement by the Acquired Companies.  To VECO’s Knowledge, no Employee, contractor or consultant who has performed services related to any Acquired Company’s business has (or upon Closing, will have) any right, title, or interest in any Intellectual Property Rights owned by or otherwise controlled by any Acquired Company or that are otherwise used in connection with an Acquired Company’s business.

(i)                                     Each Employee, contractor or consultant of the Acquired Companies is, to VECO’s Knowledge, in compliance with all applicable visa and work permit requirements.

(j)                                     There are no Proceedings pending or, to VECO’s Knowledge, Threatened against the Acquired Companies involving any Employee, contractor or consultant or group thereof. There are no charges, investigations, administrative, professional or regulatory proceedings or formal complaints of discrimination (including discrimination based upon gender, sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) Threatened or pending before any Governmental Body against any Acquired Company pertaining to any Employee and, to VECO’s Knowledge, there are no outstanding human rights complaints or occupational health and safety complaints or investigations.

(k)                                  VECO and each Included Subsidiary is, to VECO’s Knowledge, in compliance, in all material respects, with all Legal Requirements in Canada, the United States, and any other applicable foreign jurisdictions respecting employment, employment practices, labor law, wages, hours and occupational health and safety, leaves of absence, disability, equal opportunity, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes. The Acquired Companies have no material liability under any Legal Requirements related to employment and attributable to an event occurring or a state of facts existing prior to the date hereof.

3.22.                     Labor Relations; Compliance

As at the date hereof, neither VECO nor any Included Subsidiary is a party to or bound by or subject to any Collective Agreement, has made any commitment to, or conducted any negotiation or discussion with, any labor union or employee association with respect to any future agreement or arrangement, or is required to recognize any labor union or employee association representing its Employees or any agent having bargaining rights for its Employees, and, to the Knowledge of VECO, there is no current attempt to organize, certify or establish any labor union or employee association with respect to Employees nor has there been any attempt to do so during the period of two years preceding the date hereof.  Since March 31, 2004, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or Employee grievance process, (b) any Proceeding against any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an Employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, any provincial labor relations board in Canada, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent.  To VECO’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any Employees by any Acquired Company, and no such action is contemplated by any Acquired Company.  Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing and has complied with all of the terms and conditions of each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative, trustee or administrator of a group of Employees.  No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements or Collective Agreements.  The consummation of the Transaction will not cause CH2M HILL or any Acquired Company to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person except as required by law or the terms of VECO Plans or VECO Other Benefit Obligations or as otherwise set forth in the Disclosure Letter.

3.23.                     Intellectual Property

(a)                                  Definitions.

(i)                                     Intellectual Property Assets.  The term “Intellectual Property Assets” means all Intellectual Property Rights and Intellectual Property used in connection with, or otherwise material to the operation of, the Acquired Companies’ businesses as conducted within twelve (12) months prior to the date of this Agreement.

(ii)                                  Intellectual Property.  The term “Intellectual Property” means all (A) technology, formulae, algorithms, procedures, processes, methods, techniques, know how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (B) technical, engineering, manufacturing, product, marketing, servicing, financial, and personnel information and materials; (C) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (D) specifications, designs, models, devices, prototypes, schematics and development tools; (E) software, documentation, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, and other writings, works of authorship and copyrightable subject matter; (F) databases and other compilations and collections of data or information; and (G) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

(iii)                               Intellectual Property Rights.  The term “Intellectual Property Rights” means all rights in and to Patents, Trademarks, Copyrights, Trade Secrets, Publicity Rights, Domain Names, Mask Works, and Database Rights (as each such term is defined below) and all other intellectual property, industrial or proprietary rights, whether statutory or common law, and whether protected, created or arising under the laws of the United States or any other jurisdiction:

(A)                              “Trademarks” means all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;
(B)                                “Patents” means all (1) patents, patent applications, and patent disclosures; (2) continuations, continuations-in-part, divisionals, substitutions, and continued prosecution applications of any of such patents and patent applications; and (3) reissues, revisions, extensions, reexaminations, and renewals, of or to any of the foregoing;
(C)                                “Copyrights” means all copyrights, moral rights, and similar or equivalent rights of authors, and all applications, registrations, and renewals in connection therewith;
(D)                               “Mask Works” means all mask works and all applications, registrations, and renewals in connection therewith;
(E)                                 “Trade Secrets” means all trade secrets and confidential business information.
(F)                                 “Publicity Rights” means all publicity and privacy rights, including all rights with respect to use of a person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials.
(G)                                “Domain Names” means domain names, uniform resource locators, email addresses, IP addresses, and other names and locators associated with the Internet, and all registrations therefore.
(H)                               “Database Rights” means all rights in databases, compilations and collections of data, and all applications, registrations, and renewals in connection therewith.

(b)                                 Agreements.  Part 3.23(b) of the Disclosure Letter contains a complete and accurate list of all Contracts containing any grant by or to any Acquired Company of an assignment, license, covenant not to sue, release, immunity, indemnity, or other right or obligation with respect to any Intellectual Property Assets, or otherwise relating to any Intellectual Property Assets, to which any Acquired Company is a party or by which any Acquired Company is bound, except for licenses for commonly available, off-the-shelf software programs under which an Acquired Company is the licensee and except for Ordinary Course of Business non-disclosure or similar agreements.  Neither the relevant Acquired Company nor, to VECO’s Knowledge, the other relevant party, to any such Contract, is in breach thereof, and there are no outstanding and, to Sellers’ Knowledge, no Threatened disputes or disagreements with respect to any such Contracts.

(c)                                  Intellectual Property Assets Necessary for the Business.

(i)                                     The Intellectual Property Assets include all Intellectual Property and Intellectual Property Rights necessary for the operation of the Acquired Companies’ businesses as conducted within twelve (12) months prior to the date of this Agreement.  Other than Intellectual Property Assets for which the Acquired Companies have a license, one or more of the Acquired Companies owns all right, title and interest in (and has not exclusively licensed to any Person) each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, equities, and other adverse claims or Encumbrances, and the Acquired Companies have the right to use the Intellectual Property Assets in the manner in which they have been used within twelve (12) months prior to the date of this Agreement without payment of any royalties, fees or other amounts to any Person.

(ii)                                  To VECO’s Knowledge, no Employee or contractor of any Acquired Company is in breach of any Contract that restricts or limits use or disclosure of confidential information or the scope or type of work in which the Employee or contractor may be engaged, or that requires the Employee or contractor to transfer, assign, or disclose any Intellectual Property or Intellectual Property Rights relating to his or her work for such Acquired Company to any third party.

(iii)                               In each case in which an Acquired Company has acquired ownership of any Intellectual Property Assets from any Person (including any Employee, officer, consultant or contractor of such Acquired Company), such Acquired Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Assets to such Acquired Company.

(iv)                              The execution, delivery and performance of this Agreement by VECO and Sellers and the consummation of the Transaction will not result in the imposition of any Encumbrance on any Intellectual Property Assets or give rise to any right of termination, cancellation, rescission or amendment under any arrangement, contract or other agreement relating to Intellectual Property Rights to which any Acquired Company is a party, or materially breach any such agreement, or otherwise cause any loss, forfeiture or termination of any rights in any Intellectual Property Assets or other rights of any Acquired Company.

(d)                                 Patents.

(i)                                     Part 3.23(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents included in the Intellectual Property Assets and owned by an Acquired Company, and specifies for each such Patent, as applicable, (A) the name of the current owner, (B) the jurisdiction where the Patent was filed and/or issued, (C) the application or registration number, (D) the filing date and issuance date, and (E) the prosecution status.  One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents included in the Intellectual Property Assets, free and clear of all liens, security interests, charges, equities, and other adverse claims or Encumbrances (other than Permitted Encumbrances), and such Patents have not been licensed to any other Person.

(ii)                                  All of the issued Patents included in the Intellectual Property Assets have been prosecuted and maintained in accordance with applicable legal requirements

(including the timely payment of filing, examination, and maintenance fees and proofs of working or use), and are, to VECO’s Knowledge, valid and enforceable.

(iii)                               No Patent included in the Intellectual Property Assets has been or is now involved in any interference, reissue, reexamination, opposition or similar proceeding.  There is no Patent of any Person that includes claims that interfere or potentially interfere with the claims of the Patents included in the Intellectual Property Assets.  The statements made in this clause (iii) are made subject to VECO’s Knowledge; provided, however, that such Knowledge qualification shall not apply in the event of VECO’s gross negligence or willful misconduct in connection with the subject matter contained in this clause (iii).

(iv)                              No Patent included in the Intellectual Property Assets is currently being infringed or otherwise violated or has been challenged or Threatened in any way, and no Acquired Company has issued any written communication to any Person alleging any such infringement or other violation.  None of the products manufactured or sold, nor any process or know-how used, by any Acquired Company infringes or otherwise violates, or is alleged to infringe or otherwise violate, any Patent or other Intellectual Property Right of any other Person. No Acquired Company has received any written charge, complaint, claim, demand, or notice, any other charge, complaint, claim, demand, or notice alleging any such infringement or other violation (including any claim that any Acquired Company must license or refrain from using any Intellectual Property Rights of any Person).  The statements made in this clause (iv) are made subject to VECO’s Knowledge; provided, however, that such Knowledge qualification shall not apply in the event of VECO’s gross negligence or willful misconduct in connection with the subject matter contained in this clause (iv).

(e)                                  Trademarks.

(i)                                     Part 3.23(e) of the Disclosure Letter contains a complete and accurate list and summary description of all Trademarks included in the Intellectual Property Assets and owned by and registered in the name of an Acquired Company, and specifies for each such Trademark, as applicable, (A) the name of the current owner, applicant and registrant, (B) the jurisdiction where the Trademark is used and/or registered or applied for, (C) the application or registration number, (D) the filing date and registration date, and (E) the prosecution status.  One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Trademarks included in the Intellectual Property Assets, free and clear of all liens, security interests, charges, equities, and other adverse claims or Encumbrances (other than Permitted Encumbrances), and such Trademarks have not been licensed to any other Person.

(ii)                                  All of the registered Trademarks and pending applications to register Trademarks included in the Intellectual Property Assets have been prosecuted and maintained in accordance with applicable legal requirements (including the timely filing of affidavits of use and incontestability and renewal applications) and are, to VECO’s Knowledge, valid and enforceable.

(iii)                               No Trademark included in the Intellectual Property Assets has been or is now involved in any opposition, invalidation, cancellation or similar proceeding, and, to Sellers’ Knowledge, no such action is Threatened with the respect to any of the Trademarks.

(iv)                              No Trademark included in the Intellectual Property Assets is, to VECO’s Knowledge, currently being infringed or otherwise violated or has been challenged or, to VECO’s Knowledge, Threatened in any way, and no Acquired Company has issued any written communication to any Person alleging any such infringement or other violation.  To VECO’s Knowledge, none of the Trademarks included in the Intellectual Property Assets, as used on or in connection with any goods or service of any Acquired Company or as otherwise used in connection with the Acquired Companies’ businesses as conducted within twelve (12) months prior to the date of this Agreement infringes or otherwise violates, or is alleged to infringe or otherwise violate, any Trademark or other Intellectual Property Right of any other Person. No Acquired Company has received any written charge, complaint, claim, demand, or notice or, to VECO’s Knowledge, any other charge, complaint, claim, demand, or notice alleging any such infringement or other violation (including any claim that any Acquired Company must license or refrain from using any Intellectual Property Rights of any Person).

(v)                                 All products and materials manufactured or sold by any Acquired Company that bear any registered Trademark include the proper trademark registration marking where permitted by law.

(f)                                    Copyrights.

(i)                                     Part 3.23(f) of the Disclosure Letter contains a complete and accurate list and summary description of all registered Copyrights included in the Intellectual Property Assets and owned by and registered in the name of an Acquired Company, and specifies for each such registered Copyright and work, as applicable, (A) the name of the current owner, applicant and registrant, (B) the jurisdiction where the Copyright is registered, (C) the application or registration number, (D) the filing date and registration date, and (E) the prosecution status.  One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the registered Copyrights and unregistered copyrighted works included in the Intellectual Property Assets, free and clear of all liens, security interests, charges, equities, and other adverse claims or Encumbrances (other than Permitted Encumbrances), and such Trademarks have not been licensed to any other Person.

(ii)                                  All of the registered Copyrights included in the Intellectual Property Assets have been prosecuted and maintained in accordance with applicable legal requirements and are, to VECO’s Knowledge, valid and enforceable.

(iii)                               No Copyright included in the Intellectual Property Assets is, to VECO’s Knowledge, currently being infringed or otherwise violated or has been challenged or, to VECO’s Knowledge, Threatened in any way, and no Acquired Company has issued any written communication to any Person alleging any such infringement or other violation.  To VECO’s Knowledge, none of the copyrightable subject matter or works included in the Intellectual Property Assets infringes or otherwise violates, or is alleged to infringe or otherwise violate, any Copyright or other Intellectual Property Right of any other Person. No Acquired Company has received any written charge, complaint, claim, demand, or notice or, to VECO’s Knowledge, any other charge, complaint, claim, demand, or notice alleging any such infringement or other violation (including any claim that any Acquired Company must license or refrain from using any Intellectual Property Rights of any Person).

(g)                                 [Intentionally Omitted]

(h)                                 Domain Names.

(i)                                     Part 3.23(h) of Disclosure Letter contains a complete and accurate list of all Domain Names included in the Intellectual Property Assets and owned and registered in the name of an Acquired Company, and specifies for each such Domain Name, as applicable, (A) the name of the current registrant and administrative contact, (B) the registrar with which the Domain Name is registered, and (C) the current expiration date.  One or more of the Acquired Companies is the owner of all right, title, and interest in and to (and has not exclusively licensed to any Person) each of the Domain Names included in the Intellectual Property Assets, free and clear of all liens, security interests, charges, equities, and other adverse claims or Encumbrances (other than Permitted Encumbrances), and such Domain Names have not been licensed to any other Person.

(ii)                                  All of the Domain Names included in the Intellectual Property Assets have been registered in accordance with applicable legal and registrar requirements.

(iii)                               No Domain Names included in the Intellectual Property Assets has been or is now involved in any proceeding under the Uniform Domain Name Dispute Resolution Procedure or similar proceeding, and, to VECO’s Knowledge, no such action is Threatened with the respect to any of the Domain Names.

(iv)                              No Domain Name included in the Intellectual Property Assets, to VECO’s Knowledge, has been challenged or threatened in any way, and no Acquired Company has issued any communication to any Person alleging any such challenge or threat.  To VECO’s Knowledge, none of the Domain Names included in the Intellectual Property Assets, as used on or in connection with any website or online presence of any Acquired Company or as otherwise used in connection with the Acquired Companies’ businesses as conducted within twelve (12) months prior to the date of this Agreement, infringes or otherwise violates, or is alleged to infringe or otherwise violate, any Trademark, Domain Name or other Intellectual Property Right of any other Person. No Acquired Company has received any written charge, complaint, claim, demand, or notice or, to VECO’s Knowledge, any other charge, complaint, claim, demand, or notice alleging any such infringement or other violation (including any claim that any Acquired Company must license or refrain from using any Intellectual Property Rights of any Person).

(i)                                     Other Intellectual Property Rights.

(i)                                     Part 3.23(i) of the Disclosure Letter contains a complete and accurate list and summary description of all registered Intellectual Property Rights and applications to register Intellectual Property Rights included in the Intellectual Property Assets that are not otherwise listed on Parts 3.23(d)-(h) of the Disclosure Letter (“Other Registered IP Assets”).  All of the Other Registered IP Assets have been prosecuted and maintained in accordance with applicable legal requirements and are, to VECO’s Knowledge, valid and enforceable.

(ii)                                  No Intellectual Property Assets not specifically addressed above (“Other IP Assets”) are, to VECO’s Knowledge, currently being infringed or otherwise violated or have been challenged or, to VECO’s Knowledge, Threatened in any way, and no Acquired Company has issued any written communication to any Person alleging any such infringement or other violation.  To VECO’s Knowledge, no Other IP Asset infringes or otherwise violates, or is alleged to infringe or otherwise violate, any Intellectual Property Right of any other Person.  No Acquired Company has received any written charge, complaint, claim, demand, or notice or, to VECO’s Knowledge, any other charge, complaint, claim, demand, or notice alleging any such infringement or other violation (including any claim that any Acquired Company must license or refrain from using any Intellectual Property Rights of any Person).

3.24.                     Certain Payments

Since March 31, 2002, no Acquired Company, Retained Subsidiary or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company or Retained Subsidiary, has (a) made or received any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other illicit payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company, Retained Subsidiary or any Affiliate of an Acquired Company or Retained Subsidiary, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been properly recorded in the books and records of the Acquired Companies or Retained Subsidiary.

3.25.                     Disclosure

(a)                                  The representations and warranties of VECO and Sellers, as applicable (in the case of Sellers, as found at and limited to those statements as to Sellers as found at Sections 3.2 (Authority; No Conflict), 3.3(a) (Capitalization), 3.25 (Disclosure), 3.27 (Brokers or Finders) and 3.31 (Payments Among Shareholders in Connection with the Transaction)), in this Agreement and the statements in the Disclosure Letter do not contain a misstatement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)                                 Any notice given pursuant to Section 5.6 (Notification) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3.26.                     Relationships With Related Persons

No Seller or any Related Person of Sellers or of any Acquired Company has, or since March 31, 2004 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies’ businesses other than the Retained Assets.  No Seller or any Related Person of Sellers (other than any entity that is a part of the Retained Assets) is, or since March 31, 2004 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has

(i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a “Competing Business”) in any market presently served by such Acquired Company except for less than five percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.  No Seller or any Related Person of Sellers or of any Acquired Company is a party to any Contract or employment relationship with, or has any claim or right against, any Acquired Company.

3.27.                     Brokers or Finders

Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.28.                     Bank Accounts

Part 3.28 of the Disclosure Letter sets forth the names and addresses of all banks, trust companies, and other financial institutions with which any Consolidated Acquired Company has an account, money on deposit, line of credit or borrowing rights of any kind, or safe deposit box and identifies each such account and safe deposit box, together with the names of all persons authorized to draw therefrom or to have access thereto.

3.29.                     Investment Canada

None of the Canadian businesses (as such term is defined in the Investment Canada Act) of the Acquired Companies (i) engages in the production of uranium or owns an interest in a producing uranium property in Canada, (ii) provides any financial service (as such term is defined in the Investment Canada Act), (iii) provides any transportation service (as such term is defined in the regulations promulgated under the Investment Canada Act), or (iv) is a cultural business (as such term is defined in the Investment Canada Act); and, the Canadian businesses of the Acquired Companies are, and immediately prior to Closing will be, controlled by a WTO investor (as that phrase is defined in the Investment Canada Act).

3.30.                     Trade Compliance Matters

(a)                                  The Acquired Companies are in full compliance with all applicable U.S. Trade Control Laws and all applicable non-U.S. export control and economic sanctions laws and regulations.

(b)                                 To VECO’s Knowledge, there is no Proceeding by any Governmental Body with respect to compliance with any applicable U.S. Trade Control Laws or non-U.S. export control and economic sanctions laws and regulations, including the EAR and OFAC

Regulations, that is now pending or, has been asserted or threatened with respect to the Acquired Companies or their Subsidiaries.

3.31.                     Payments Among Shareholders in Connection with the Transaction

All of the agreements, payments, transfers in kind and other transactions and arrangements among the Sellers and their Related Persons relating to or in connection with this Agreement, the consummation of the Transaction and the payment of the Purchase Price, including any agreements, payments, transfers in kind or other transactions or arrangements relating to the Retained Assets (a) have been negotiated among the Sellers in good faith, and represent lawful arm’s length transactions in which the parties believe they have received reasonably equivalent commercial value, (b) were not entered into with the purpose, and do not have the effect, of violating applicable Legal Requirements.

4.                                      REPRESENTATIONS AND WARRANTIES OF CH2M HILL

CH2M HILL represents and warrants to Sellers as follows:

4.1.                            Organization and Good Standing

CH2M HILL is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon.

4.2.                            Authority; No Conflict

(a)                                  This Agreement constitutes the legal, valid, and binding obligation of CH2M HILL, enforceable against CH2M HILL in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.  Upon the execution and delivery by CH2M HILL of the Transaction Documents to which it is a party, such Transaction Documents will constitute the legal, valid, and binding obligations of CH2M HILL, enforceable against CH2M HILL in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.  CH2M HILL has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations under this Agreement and such Transaction Documents.

(b)                                 Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by CH2M HILL nor the consummation or performance of the Transaction by CH2M HILL will give any Person the right to prevent, delay, or otherwise interfere with the Transaction pursuant to:

(i)                                     any provision of the Restated Articles of Incorporation of CH2M HILL;

(ii)                                  any provision of the Restated Bylaws of CH2M HILL;

(iii)                               any resolution adopted by the board of directors or the shareholders of CH2M HILL;

(iv)                              any Legal Requirement or Order to which CH2M HILL or its Affiliates may be subject; or

(v)                                 any Contract to which CH2M HILL or its Affiliates is a party or by which CH2M HILL may be bound.

Except as set forth in Schedule 4.2, CH2M HILL is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Transaction.

4.3.                            Certain Proceedings

There is no pending Proceeding that has been commenced against CH2M HILL and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transaction.  To CH2M HILL’s Knowledge, no such Proceeding has been Threatened.

4.4.                            Brokers or Finders

CH2M HILL and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through CH2M HILL as a result of the action of CH2M HILL or its officers or agents.

4.5.                            Financial Resources

CH2M HILL has, through its own cash resources and through financing arrangements currently in place, sufficient moneys and financial resources to permit it to make the payments to Sellers contemplated by this Agreement.

4.6.                            Investment

CH2M HILL is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.  CH2M HILL understands that the sale of the Shares to CH2M HILL pursuant to this Agreement has not been, and will not be, registered under the Securities Act.  CH2M HILL acknowledges that the Shares may only be offered for sale or sold pursuant to an effective registration statement under the Securities Act or a valid exemption from such registration.

4.7.                            Applicable Rate

The Applicable Rate represents, as of the Closing Date, CH2M HILL’s expected borrowing rate on its primary credit facility after its release of the financial information for the quarter ended September 30, 2007 to its lenders.

5.                                      COVENANTS OF VECO AND SELLERS

5.1.                            Access and Investigation

(a)                                  From the date of this Agreement until the Closing Date, Sellers will and will cause VECO and each Subsidiary and its Representatives to cooperate fully with CH2M HILL and its Representatives, and prospective lenders and their Representatives (collectively, “CH2M HILL’s Advisors”) with respect to CH2M HILL’s due diligence investigation, including by (i) affording CH2M HILL’s Advisors full and free access during normal business hours to VECO’s and each Subsidiary’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (ii) furnishing CH2M HILL and CH2M HILL’s Advisors with copies of all such contracts, books and records, and other existing documents and data as CH2M HILL may reasonably request, and (iii) furnishing CH2M HILL and CH2M HILL’s Advisors with such additional financial, operating, and other data and information as CH2M HILL may reasonably request; provided however, that (x) access shall be restricted as necessary to preserve the attorney-client privilege or meet Legal Requirements, and (y) access shall not be provided to prospective lenders or their Representatives until they have executed a confidentiality agreement reasonably acceptable to VECO.

(b)                                 The Parties hereby acknowledge and agree that in order to consummate the Transaction, in addition to the customary due diligence to be conducted pursuant to Section 5.1(a) (Access and Investigation) above, CH2M HILL must engage in special due diligence designed to address its and its auditors’ reasonable concerns related to the conduct of Acquired Companies’ operations and various investigations currently underway by the United States Department of Justice, the Internal Revenue Service, and other government agencies in jurisdictions where VECO does business.  VECO hereby authorizes CH2M HILL’s Advisors, including, without limitation, special legal counsel Patton Boggs, LLP and forensic auditors Ernst & Young, LLP, to conduct an investigation into transactions and activities, whether or not currently known to the Sellers, that may affect VECO or any of its Subsidiaries or any of their respective Representatives, its value, assets or potential liabilities (the “Special Investigation”).  In connection with the Special Investigation, VECO will provide, and will cause each Subsidiary to provide, to CH2M HILL’s Investigators full access to any documents, materials, books or records, accounting records, and/or other information, whether stored on any electronic media or in hard copy which belong to Sellers, VECO or any of its Subsidiaries and which are in VECO’s or any Seller’s custody or control (collectively, the “Records”), as deemed necessary by CH2M HILL’s Advisors to conduct the Special Investigation, to the extent it does not adversely effect VECO’s cooperation with Department of Justice, the Internal Revenue Service and other government agencies in the various investigations currently underway by those agencies, is otherwise consistent with Legal Requirements, and subject to limitations necessary to protect the attorney client privilege or attorney work product.  VECO will also cause its Representatives and the Representatives of each other Subsidiary to release any Records that belong to VECO or its Subsidiaries in their possession to CH2M HILL’s Advisors to the extent requested from time to time by CH2M HILL’s Advisors, to the extent it does not adversely effect VECO’s cooperation with Department of Justice, the Internal Revenue Service and other government agencies in the various investigations currently underway by those agencies, is otherwise consistent with Legal Requirements of law and subject to limitations necessary to protect the attorney client privilege or attorney work product.  VECO will exercise, and will cause its Representatives and each Subsidiary and its respective Representatives to exercise, commercially reasonable efforts to provide access to any officers, executives or Employees for interviews in connection with the Special Investigation.

(c)                                  VECO acknowledges the importance to the consummation of the Transaction of the completion of the work for an audit of the financial statements of VECO and its Subsidiaries (including the Included Subsidiaries and the Retained Subsidiaries) for the fiscal years ended March 31, 2005, 2006 and 2007 (the “Audits”).  Therefore, pursuant to the terms of the engagement of KPMG LLP (“KPMG”) by CH2M HILL, at CH2M HILL’s expense, and for the purpose of completing the Audits, VECO hereby authorizes KPMG to conduct an additional investigation, as deemed reasonably necessary by KPMG to complete the Audits, to the extent it does not adversely effect VECO’s cooperation with Department of Justice, the Internal Revenue Service and other government agencies in the various investigations currently underway by those agencies, is otherwise consistent with Legal Requirements and subject to limitations necessary to protect the attorney client privilege.  VECO hereby authorizes KPMG to have full access to all Records that belong to VECO or any of its Subsidiaries, as deemed reasonably necessary by KPMG to conduct its investigation, to the extent it does not adversely effect VECO’s cooperation with Department of Justice, the Internal Revenue Service and other government agencies in the various investigations currently underway by those agencies, is otherwise consistent with Legal Requirements and subject to limitation necessary to protect the attorney client privilege or attorney work product.  VECO will also cause its Representatives, and each Subsidiary and its respective Representatives, to release any Records that belong to VECO or any of its Subsidiaries in their possession to KPMG to the extent requested from time to time by KPMG, to the extent it does not adversely affect VECO’S cooperation with Department of Justice, the Internal Revenue Service and other government agencies in the various investigations currently underway by those agencies, is otherwise consistent with Legal Requirements and subject to limitations necessary to protect the attorney client privilege or attorney work product.  VECO will exercise commercially reasonable efforts to provide, and will cause each  Subsidiary to provide, access to any officers, executives or Employees for interviews in connection with the Audits.

5.2.                            Operation of the Businesses of the Acquired Companies

Between the date of this Agreement and the Closing Date, except as otherwise expressly permitted by this Agreement or except as consented to by CH2M HILL in writing (which consent shall not be unreasonably withheld or delayed) VECO shall and shall cause each other Acquired Company to:

(a)                                  conduct the business of such Acquired Company only in the Ordinary Course of Business; provided, however, that CH2M HILL acknowledges that certain Acquired

Companies and/or CH2M HILL, has and/or may be required pursuant to Legal Requirements to have a legal obligation to provide notice of the Transactions to the labor organizations representing their respective employees prior to the Closing Date and, upon request, to comply with bargaining obligations, if any, with the labor organizations regarding the potential effects of the Transactions upon said employees, and CH2M HILL agrees that such notice and bargaining will be considered to be undertaken in the Ordinary Course of Business for all intents and purposes;

(b)                                 use their commercially reasonable efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, Employees, contractors and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, Employees, agents, and others having business relationships with such Acquired Company;

(c)                                  confer with CH2M HILL concerning operational matters of a material nature;

(d)                                 issue invoices for all outstanding unbilled amounts in respect of work under the [**] prior to the Closing Date; and

**Confidential Treatment Requested.

(e)                                  otherwise report periodically to CH2M HILL concerning the status of the business, operations, and finances of such Acquired Company.

5.3.                            Negative Covenant

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, VECO and Sellers will not, and will cause each Subsidiary not to, without the prior consent of CH2M HILL (which consent shall not be unreasonably withheld or delayed), (i) take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.17 (Absence of Certain Changes and Events) is likely to occur; (ii) enter into an Contracts that would, pursuant to the provisions of Section 3.18 (Contracts; No Defaults), need to be listed on Part 3.18(a) of the Disclosure Letter, or (iii) terminate any of the Contracts listed on Part 3.18(a) of the Disclosure Letter; provided, however, that notwithstanding the foregoing, VECO and each Subsidiary shall be permitted to take such steps as they reasonably deem necessary to preserve their ability to continue to conduct business in the event that the Transaction is not consummated, and VECO and each Subsidiary shall be permitted to refinance its existing Indebtedness or to secure additional Indebtedness, so long as such refinanced or additional Indebtedness would not reasonably be expected to materially impede the consummation of the Transaction or have a Material Adverse Effect.

5.4.                            Retained Assets

(a)                                  Prior to Closing, VECO shall engage in an internal reorganization (the “Reorganization”) pursuant to which all of the Retained Assets shall be distributed or otherwise transferred immediately prior to Closing to Sellers or an Affiliate of one or more of the Sellers, Sellers’ nominees or third parties and which shall result in the Acquired Companies consisting only of VECO and the Included Subsidiaries, and each of their respective assets (other than the Retained Assets).  Sellers and VECO shall consult with CH2M HILL with respect to the structure, timing and documentation of such Reorganization, and shall consider in good faith the recommendations of CH2M HILL with respect thereto.  Prior to the Closing Date, Sellers and VECO shall make arrangements for the assignment, no later than the Closing Date, of the responsibility for pursuing the dispute, and any related arbitration or litigation proceedings, in respect of the VECO Canada Ltd. v. Consumers’ Co—Operative Refineries Ltd. identified as a Retained Asset on Exhibit H, and shall assign to Sellers’ nominee all rights, obligations and liabilities with respect to such dispute, including, without limitation, the right to receive any settlement or award of damages; provided, however, that any amounts previously awarded (or awarded prior to Closing), whether or not such amounts have been paid, shall be for the benefit of and be retained by the Acquired Companies and shall not be transferred to Sellers under this Section 5.4(a).  VECO shall provide CH2M HILL with regular updates with respect to the planning and effecting of the Reorganization.  Sellers have delivered to CH2M HILL the Retained Asset and Liability Schedule as incorporated in Schedule 2.3(c) and the Reorganization Plan set forth on Schedule 5.4(a).

(b)                                 Sellers, VECO and CH2M HILL agree that, from and after the Closing Date, Sellers, acting through Sellers’ Representative, shall have the right to pursue recovery for attorneys fees and insurance proceeds in connection with the VECO Canada vs. Johns Manville Canada, Ltd. arbitration proceeding.  Sellers shall be solely responsible for taking any and all actions in connection with pursuing such claims and shall be responsible for any and all costs and expenses in connection therewith from and after Closing, whether incurred by Sellers or the Acquired Companies.  Upon Sellers’ reasonable request, acting through Sellers’ Representative, the Acquired Companies shall provide reasonable cooperation in connection with Sellers’ pursuit of such claim, at Sellers’ expense.  Any amounts actually received by an Acquired Company in connection with such matter shall be promptly paid to Sellers’ Representative, for remittance to each Seller based on such Sellers’ Pro Rata Share, net of any Tax attributable to the receipt of such amount by the Acquired Companies and less any unreimbursed expenses (including all costs, liabilities, fees and other expenses, including reasonable attorneys’ fees) incurred by CH2M HILL or any of its Affiliates in connection with such matter, and such amount shall for all relevant purposes be treated as additional Purchase Price.

(c)                                  If as of the Closing Date, Green Field, including all assets and liabilities (including funding obligations) related thereto (the “Green Field Retained Assets”), have not been distributed or otherwise transferred in accordance with the Reorganization Plan whether due to its Organizational Documents, applicable Legal Requirements or otherwise, then:

(i)                                     After the Closing CH2M and Sellers’ shall cooperate in any reasonable arrangement designed to provide AEL LLC with all of the rights, title, benefits and obligations of the Green Field Retained Assets and, within three (3) Business Days, Sellers’ shall notify the other Green Field joint venture partner, JV Sakwest Construction Ltd., of such arrangement and that such joint venture partner should look to, and treat AEL LLC as, as the owner of Green Field for all purposes, including funding obligations, after the Closing Date.

(ii)                                  To the extent that the Green Field Retained Asset cannot be transferred by VECO to AEL LLC prior to the Closing, from and after the Closing, the Green

Field Retained Assets shall not be considered Retained Asset; provided that, no changes shall be made to the Purchase Price Adjustments previously made to give effect to the distribution of the Greenfield Retained Assets.

(iii)                               Following the Closing, Sellers’ shall continue to take all actions necessary to effectuate the transfer and assignment of the Green Field Retained Assets to AEL LLC as originally contemplated in the Reorganization Plan.

(iv)                              Following any such assignment, such assets shall be deemed Retained Assets for purposes of this Agreement.

(v)                                 Subject to the limitations of Section 10.9(a) (Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations), Sellers’ shall indemnify and hold CH2M HILL harmless for (A) any and all Losses, including all costs incurred in connection with the ultimate transfer or assignment of the Green Field Retained Assets, and (B) any and all funding obligations or other costs incurred by CH2M HILL or its Affiliates in connection with holding the interest in Green Field after Closing.

(vi)                              Upon final distribution of Green Field, any tax benefit resulting from previously taxed income specifically related to Green Field shall be split evenly, with half for the benefit of the Sellers and half for the benefit of CH2M HILL, and the portion of such tax benefit attributable to Sellers shall reduce the calculated tax attributable to the Retained Assets.

(d)                                 Sellers, VECO, and CH2M HILL agree that, from and after the Closing Date, Sellers, acting through Sellers’ Representative, shall have the right to pursue, in consultation with CH2M HILL, in the name of VECO, any claims for D&O insurance coverage and reimbursement under VECO’s 2006-2007 directors’ and officers’ insurance policy issued by Zurich and related extended reporting period (ERP) for any payments made by any of the Acquired Companies prior to the Closing Date under any indemnity agreement with any officers, directors and/or employees of any of the Acquired Companies, to reimburse for attorneys fees, expenses or other costs arising out of or in connection with the defense and/or resolution of any claim under such policy as a result of the investigations and actions disclosed on Part 3.16(a) of the Disclosure Letter under the caption “VECO Corporation, 1. Federal Investigation.”  Sellers shall be solely responsible for taking any and all actions in connection with pursuing such claims and shall be responsible for any and all costs and expenses in connection therewith from and after Closing, whether incurred by Sellers or the Acquired Companies. Upon Sellers’ reasonable request, acting through Seller’s Representative, CH2M HILL shall provide reasonable cooperation in connection with Sellers’ pursuit of such claims, at Sellers’ expense.  CH2M HILL shall be reimbursed for all costs, including internal labor, associated with such cooperation.  Any amounts actually received by an Acquired Company in connection with such claims shall be promptly paid to Sellers’ Representative, for remittance to each Seller based on such Sellers’ Pro Rata Share, net of any Tax attributable to the receipt of such amount by the Acquired Companies and less any unreimbursed expenses (including all costs, liabilities, fees and other expenses, including reasonable attorneys’ fees) incurred by CH2M HILL or any of its Affiliates in connection with such matter, and such amount shall for Sellers’ Tax purposes be treated as additional Purchase Price.  Notwithstanding the foregoing, if CH2M HILL’s Director of Risk Management reasonably believes that such cooperation is not in the best interest of CH2M HILL with respect to its relationship with Zurich, CH2M HILL reserves the right to terminate such cooperation without any further obligation to Sellers; provided that this decision by CH2M HILL shall not prevent Sellers’ Representative from pursuing or continuing to pursue any claims against Zurich in VECO’s name.

5.5.                            Required Approvals

Sellers or VECO have previously filed with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) a pre-merger notification in accordance with the HSR Act with respect to the Transaction and have filed an antitrust notification under the Competition Act.  Between the date of this Agreement and the Closing Date, Sellers and VECO shall, and VECO shall cause each other Acquired Company to, (a) cooperate with CH2M HILL with respect to all filings that CH2M HILL elects to make or is required by Legal Requirements to make in connection with the Transaction, and (b) cooperate with CH2M HILL in obtaining all consents identified in Schedule 4.2 (including taking all actions requested by CH2M HILL to cause early termination of any applicable waiting period under the HSR Act).

5.6.                            Notification

Between the date of this Agreement and the Closing Date, VECO and each Seller will promptly notify CH2M HILL in writing if VECO or such Seller becomes aware of any fact or condition that causes or constitutes a breach of any of VECO’s representations and warranties or Sellers’ representations and warranties (as found at Sections 3.2 (Authority; No Conflict), 3.3(a) (Capitalization), 3.25 (Disclosure) and 3.27 (Brokers or Finders) in this Agreement.  During the same period, each Seller and VECO will promptly notify CH2M HILL of the occurrence of any breach of any covenant of VECO or Sellers’ in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 (Conditions Precedent to CH2M HILL’s Obligation to Close) impossible or unlikely.  Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, VECO will promptly deliver to CH2M HILL a supplement to the Disclosure Letter specifying such change.  During the same period, each Seller and VECO will promptly notify CH2M HILL of the occurrence of any breach of any covenant of VECO or Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 (Conditions Precedent to CH2M HILL’s Obligation to Close) impossible or unlikely.

5.7.                            Payment of Indebtedness by Related Persons

Except as expressly provided in this Agreement, each Seller will repay in full prior to or at Closing all Indebtedness owed to an Acquired Company by that Seller or any Related Person of that Seller (other than another Acquired Company) and VECO shall pay or cause to be paid in full all Indebtedness owed by an Acquired Company to any Sellers or any Related Person of Sellers (other than another Acquired Company).  The foregoing is without prejudice to the obligations that are not released by VECO in accordance with the provisions of the Mutual Release.

5.8.                            Exclusivity

(a)                                  Sellers recognize that CH2M HILL has spent, and will continue to expend considerable money, effort, time and other resources performing its due diligence investigation of CH2M HILL and negotiating the terms of this Agreement.  Accordingly, following the date of the Letter of Intent through October 30, 2007 (the “Exclusivity Period” ), Sellers shall, and shall cause their Representatives to, (a) immediately halt any discussions with third parties regarding any transaction the closing of which would be inconsistent with or interfere with or prevent or delay the consummation of the Transaction (such a transaction being referred to hereinafter as a “Competing Transaction”) and (b) not hold any discussions with, provide any information to any inquiry made by any third party concerning a proposed acquisition, or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage, any effort or attempt by any third party to do or seek any of the foregoing.  If at any time prior to the end of the Exclusivity Period, any of the Sellers is approached in any manner by a third party (a “Competing Party”) concerning a Competing Transaction, the relevant Seller shall promptly inform CH2M HILL regarding such contact and provide a description of the inquiry or proposal, including the name of such Competing Party.  The provisions of this paragraph shall not apply with respect to any communication between VECO, its directors, officers or Employees that are required by law.

(b)                                 Notwithstanding the foregoing, if during the Exclusivity Period, the Sellers, Acquired Companies, their officers, employees or directors do not cooperate fully with CH2M HILL as required under this Agreement to complete the due diligence, including the Special Investigation, make all the requisite filings with Governmental Bodies, obtain all the necessary consents, dispose of the Retained Assets, or fail to exercise their Best Efforts to assist CH2M HILL in closing the Transaction (collectively “Fail to Cooperate”), the Exclusivity Period shall be extended on a day-for-day basis for each day that the Sellers, Acquired Companies, their officers, employees or directors Fail to Cooperate as determined by CH2M HILL in good faith.

5.9.                            Best Efforts

Between the date of this Agreement and the Closing Date, Sellers and VECO shall use Best Efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the Transaction (including satisfaction, but not waiver, of the conditions set forth in Section 7 (Conditions Precedent to CH2M HILL’s Obligation to Close)).  Without limiting the foregoing, each Seller and each Acquired Company shall execute, or cause to be executed, and deliver all Transaction Documents required to be delivered by or on behalf of such Seller or Acquired Company, as applicable, under Section 7 (Conditions Precedent to CH2M HILL’s Obligation to Close), provided that with respect to employment agreements, non-competition agreements, and Consents of Persons other than VECO, its Subsidiaries, Sellers or their Related Persons, the obligation of Sellers and the Acquired Companies under this Agreement is an obligation to use commercially reasonable efforts to deliver such items.  In addition, as soon as practicable following the Closing, but no later than ten (10) calendar days after the Closing, Sellers shall cause the books and records referred to in Section 3.5 (Books and Records), to the extent in their possession or control or the possession or control of their counsel, agents or representatives, to be delivered to CH2M HILL or its designees.

5.10.                     Other Arrangements

(a)                                  Prior to the Closing Date, Sellers and VECO will use their Best Efforts to cause each of the indemnification agreements and each of the severance agreements identified on Schedule 5.10(a) to be assigned to and assumed by RetainCo or another Affiliate of Sellers, or otherwise satisfied or discharged, and in each case with a concurrent release of VECO and its Affiliates from any further liability or obligation with respect thereto pursuant to an assignment and release satisfactory in form and substance CH2M HILL and signed by each of the individuals entitled to indemnification thereunder.  Notwithstanding the foregoing exercise of Best Efforts by Sellers and VECO, if any of such indemnification agreements remain the obligation of VECO after the Closing, to the extent that VECO or its successor is required to make any payments after the Closing Date in respect of its obligations under such indemnification agreements, CH2M HILL shall be entitled to indemnification for the full amount of such payments pursuant to Section 10.2 (Indemnification and Payment of Losses by Sellers—General); provided, however, that with respect to the two individuals designated on Schedule 5.10(a) as having a severance agreement, VECO shall accrue the severance amounts payable to such individuals as of the Closing Date and VECO shall pay the amount of such accrual, net of any and all Taxes required to be withheld or retained by VECO in connection with such payment, within three (3) Business Days following the Closing Date (the parties acknowledge such severance amounts were taken into account and are part of the Purchase Price Adjustments.

(b)                                 Sellers and CH2M HILL agree that the indemnification agreements and the severance agreements identified on Schedule 5.10(b) shall remain the obligations of VECO; provided that, to the extent that VECO or its successor is required to make any payments after the Closing Date in respect of its obligations under such indemnification agreements or under such severance agreements (other than as a result of a reduction in salary), CH2M HILL shall be entitled to indemnification for the full amount of such payments pursuant to Section 10.2 (Indemnification and Payment of Losses by Sellers—General) net of Tax benefits realized as a result of such payments.

(c)                                  Prior to the Closing Date, VECO shall, or shall cause the appropriate Included Subsidiary to terminate the employment of the individuals specified on Schedule 5.10(c), without further obligation or liability of any of the Acquired Companies to pay salary, bonus, severance or other amounts after Closing or, subject to the provisions of COBRA, and other applicable Legal Requirements, to pay for or maintain any further benefits with respect to periods after the Closing Date.

5.11.                     Preparation of Tax Returns and Payment of Taxes

VECO shall prepare and timely file all Tax Returns, including any amendments or extensions thereto required to be filed by it and the Acquired Companies on or before the Closing Date in accordance with past practices.  CH2M HILL shall have a reasonable opportunity to review prior to filing all Tax Returns and amendments thereto and VECO shall confer in good faith with CH2M Hill on all material tax matters relating thereto.  The Acquired Companies shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as:

(i) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any Material Adverse Effect; and (ii) the Acquired Companies shall have set aside on their books and reserves (segregated to the extent required by sound accounting practice) in the amount of the demanded principal imposition (together with interest and penalties relating thereto, if any).

5.12.                     Tax Sharing Agreements

Sellers and VECO shall, as of the Closing Date, terminate all tax allocation agreements or tax sharing agreements with respect to the Acquired Companies that they may have entered into and shall ensure that such agreements are of no further force or effect as to the Acquired Companies on and after the Closing Date and there shall be no further liability of any Acquired Company under any such agreement.

5.13.                     Claims Based Insurance Policies

Prior to the Closing Date, Sellers shall cause VECO to obtain extended reporting period coverage for its claims based insurance policies with a claims period of at least three years following the Closing Date with respect to directors’ and officers’ liability insurance and other fiduciary insurance in an amount and scope at least as favorable as the Acquired Company’s existing policies for claims arising from facts or events that occurred prior to the Closing Date.

5.14.                     Compliance With Trade Sanctions

(a)                                  Existing Business with Sanctioned Countries or Entities.

(i)                                     To the extent any of the Acquired Companies have any relations or are engaged in dealings with any country, national, entity, government, or government-controlled entity subject to any economic sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), including Burma (Myanmar), Cuba, Iran, North Korea, Sudan, and Syria, or identified on OFAC’s list of Specially Designated Nationals and Blocked Persons List (collectively, a “Targeted Subject”), VECO shall, and shall cause each Acquired Company to, terminate such relationships or dealings before the Closing Date.

(ii)                                  VECO shall provide CH2M HILL with a written notice of each termination by the Acquired Companies of activities involving any Targeted Subject as soon as possible but no later than five (5) Business Days after the completion such termination.  Each notice shall contain:  (1) the name of Targeted Subject; (2) a description of the activity or activities at issue with Targeted Subject; (3) a description of the steps taken to terminate all relations and dealings with Targeted Subject; and (4) any documentation evidencing such termination, including but not limited to all correspondence, executed agreements, instruments, notices, and other documentation.  CH2M HILL shall have the right to review any information or documentation concerning each disengagement or termination by the Acquired Companies of activities involving any Targeted Subject.

(iii)                               For purposes of this Section 5.14, the phrase “terminate all relations and dealings with” means that all Acquired Entities, and their affiliates or branches, (i) have ceased dealing or transacting with, or (ii) are not transferring property to or do not have an interest in the property of, or (iii) are not facilitating any export or re-export to, whether it be of goods, software, information, or services, or (iv) are not assisting or supporting trading activity with, or (v) are not providing services, supporting or otherwise facilitating a project involving any Targeted Subject.

(iv)                              For purposes of this Section 5.14, the term “relations and dealings” includes but is not limited to purchasing, selling, transporting, swapping, brokering, approving, financing, facilitating, or guaranteeing, and is intended to denote such activities that involve the pursuit, support, or facilitation of a contractual or commercial engagement, as distinct from a personal or social contact.  For example, a letter to a friend is not “dealing”, but a letter to an agent in pursuit of a commercial sale is “dealing” or “transacting”

(v)                                 For purposes of this Section 5.14, the term “property” includes but is not limited to money, checks, drafts, bank deposits, debts, indebtedness, obligations, notes, guarantees, mortgages, pledges, liens or other rights in the nature of security, bills of lading, bills of sale, any other evidence of title, ownership or indebtedness, letters of credit and any documents relating to any rights or obligations thereunder, merchandise, vendors’ sales agreements, land contracts, leaseholds, ground rents, real estate and any other interest therein, negotiable instruments, accounts payable, insurance policies, services of any nature whatsoever, and any other property, real, personal, or mixed, tangible or intangible.

(b)                                 New Business with Sanctioned Countries or Entities.  Except as otherwise provided for in this Agreement, prior to the Closing Date, Acquired Companies shall not:

(i)                                     enter into a new contract for supply of any goods, software, information or services to a Targeted Subject;

(ii)                                  resume, initiate, request or accept an invitation to enter into any relations and dealings with a Targeted Subject or any negotiations aimed at resumption or commencement of such relations or dealings with a Targeted Subject; or

(iii)                               permit any officer, director, employee or agent of Acquired Entities, or related affiliates or branches, to serve in any capacity at or owe any duty to a Targeted Subject, nor shall there be any agreement authorizing any Acquired Entity to act on behalf or in support of a third party or its affiliates to support or facilitate a transaction or dealing with a Targeted Subject; nor shall there be any agreement that is conditioned upon or that contemplates an officer, director, employee or agent of any Acquired Entity coming into the service of the other company to support or facilitate a transaction or dealing with a Targeted Subject.

(c)                                  Certificate of Termination.  VECO shall provide CH2M HILL with a written certification of termination that the Acquired Companies have terminated any relations or dealings with any Targeted Subject, and have not entered and will not enter into any new relations and dealings with any Targeted Subject as soon as possible but no later than before the Closing Date.  VECO shall provide this certification with the understanding that the CH2M HILL shall rely on the completeness and accuracy of such statements to ensure that in the event CH2M HILL, Sellers and VECO enter into this Agreement and close the transaction contemplated hereby, this Agreement and the Closing shall not bring CH2M HILL or any of its overseas subsidiaries or branches or any of its directors, officers, or employees into violation with U.S. Trade Control Laws.  VECO shall set forth in the certificate the following information:  (1) the name of each terminated Targeted Subject; (2) a description of the activity or activities at issue with each Targeted Subject; (3) a description of the steps taken to terminate all relations and dealings with each Targeted Subject; and (4) copies of any executed agreement, instrument, notice or certification, as well as any correspondence or other documentation, evidencing the termination of all relations and dealings with Targeted Subject.

(d)                                 Accuracy of Information Provided.  Sellers and VECO agree that, at the time any information is provided by VECO to CH2M HILL pursuant to Sections 5.14(a) and 5.14(c) (Compliance with Trade Sanctions), VECO shall be deemed to represent and warrant that such information is accurate and complete, and, if any Acquired Entity becomes aware of any information that would make any such statement inaccurate, VECO shall immediately report it to CH2M HILL.  In such event, if CH2M HILL requests, the Acquired Companies shall promptly provide all information and documentation on the subject to CH2M HILL, and correct, or procure the correction, of the conduct of the relevant Acquired Company, officer, or employee, or cause it to terminate such transacting and dealing as soon as possible, and, in any event, no later than three (3) Business Days before Closing.  In the event VECO determines it is unable to correct such conduct or cause the disengagement of an officer or an employee of an Acquired Company or its subsidiary, affiliate, or branch, VECO shall cause each relevant Acquired Company to disengage from transacting and dealing with such person as soon as possible, and, in any event, no later than three (3) Business Days before Closing.

5.15.                     Parachute Payments

Before the Closing Date, VECO will submit to all persons entitled to vote (within the meaning of the Treasury Regulations under Code Section 280G the material facts concerning all payments that VECO reasonably believes, in the absence of shareholders approval of such payments, would be “parachute payments” as defined in Code Section 280G(b)(2) (“Parachute Payments”) and VECO shall solicit and obtain the consent of Sellers to the Parachute Payments.

5.16.                     Payments to Designated Persons

(a)                                  In connection with Closing, VECO shall have entered into agreements with the Designated Persons set forth  on Schedule 5.16.  All such agreements, shall be in form and substance reasonably acceptable to CH2M HILL.  In connection with such agreements, the Purchase Price shall be further adjusted in accordance with the provisions of Schedule 5.16.

(b)                                 In accordance with Schedule 5.16, a portion of the payments that would otherwise be made to the Sellers in respect of the [**] pursuant to Section 6.4(a) shall instead be made by VECO (or the other applicable Acquired Company, as

**           Confidential Treatment Requested.

set forth in Schedule 5.16) to the Designated Persons specified in Schedule 5.16 and amounts paid to such Designated Persons shall not be treated as part of the Purchase Price received by Sellers and shall be treated as compensation to the Designated Persons.

(c)                                  In accordance with Schedule 5.16, a portion of the total Holdback Amount, in an amount equal to the Designated Person Holdback Amount, shall be deemed and treated as heldback from payments otherwise to be made to the Designated Persons rather than to the Sellers and shall not be treated as part of the Purchase Price received by Sellers.  The Designated Persons shall participate in releases of the Holdback Amount on a pro-rata basis with the Sellers.  Consistent with the foregoing, when CH2M HILL is required by this Agreement to make payment to the Sellers of any portion of the Holdback Amount, CH2M HILL shall pay to the Sellers the Sellers’ Holdback Percentage of such payments and VECO (or other applicable Acquired Company, as set forth at Schedule 5.16) shall pay to the Designated Persons at the same time their Designated Person Percentage of such payments.  Similarly, and notwithstanding any other provisions of this Agreement to the contrary, CH2M HILL and the other Indemnified Persons shall be entitled to recover only the Sellers’ Percentage of any Loss under Section 10 (Indemnification; Remedies) or otherwise from the Holdback Amount otherwise payable to the Sellers, it being the intent of the Parties that the remaining portion, equal to the relevant Designated Person Percentages, be recoverable by offset against the payments that would otherwise be due to the Designated Persons in respect of the Designated Person Holdback Amount.  Consistent with Schedule 5.16, all payments made to the Designated Persons shall be subject to applicable tax withholdings.  The Parties acknowledge and agree that the benefit of any federal, state, provincial, local and other income tax deductions associated with the payments to the Designated Persons pursuant to this Section 5.16(c) and Section 5.16(b) shall be for the sole benefit of CH2M HILL and its Affiliates.  The provisions of this Section 5.16(c) are further illustrated on Schedule 5.16.

6.                                      COVENANTS OF CH2M HILL

6.1.                            Required Approvals

(a)                                  CH2M HILL has previously filed with the FTC and the Antitrust Division a pre-merger notification in accordance with the HSR Act with respect to the Transaction and has filed an antitrust notification under the Competition Act.  Between the date of this Agreement and the Closing Date, CH2M HILL will, and will cause each Related Person to, (i) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Transaction, and (ii) cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter.

(b)                                 Notwithstanding Section 6.1(a) (Required Approvals), above, CH2M HILL shall not be required to agree to any divestiture by CH2M HILL of any of CH2M HILL’s subsidiaries or affiliates or shares of capital stock or of any business, assets or property of CH2M HILL or its subsidiaries or affiliates, or by the Acquired Companies of any material portion of the Acquired Companies stock or of any business, assets or property of the Acquired Companies, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock (assuming for purposes of determining materiality in this Section that the transactions contemplated by this Agreement shall have been effected) and CH2M HILL shall have the option of terminating this Agreement any time after such request is formally made by any Governmental Body.  In the event any Governmental Body or third party initiates any legal action or other proceeding seeking (1) to enjoin all or any material portion of the Transaction, (2) relief that would prevent the Parties from consummating any material portion of the Transaction or (3) relief that would have any material impact on the terms of this Agreement, and such legal action does not arise as a result of any breach by CH2M HILL of its representations, warranties and covenants as contained in this Agreement, or any other wrongful act or omission of CH2M HILL, CH2M HILL shall not be required to litigate or defend any such action or proceeding and CH2M HILL shall have the option of terminating this Agreement at any time after such action or proceeding is initiated.

6.2.                            Notification

Between the date of this Agreement and the Closing Date, CH2M HILL will promptly notify VECO in writing if CH2M HILL becomes aware of any fact or condition that causes or constitutes a breach of any of CH2M HILL’s representations and warranties in this Agreement.  During the same period, CH2M HILL will promptly notify VECO of the occurrence of any breach of any covenant of CH2M HILL in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 (Conditions Precedent to Sellers’ Obligation to Close) impossible or unlikely.

6.3.                            Best Efforts

Between the date of this Agreement and the Closing Date, CH2M HILL shall use Best Efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the Transaction (including satisfaction, but not waiver, of the conditions set forth in Section 8 (Conditions Precedent to Sellers’ Obligation to Close)); provided, however, that CH2M HILL’s obligations hereunder will not require CH2M HILL to dispose of or make any change in any portion of its business or to incur any other burden in order to consummate the Transaction.  Without limiting the foregoing, CH2M HILL shall execute and deliver all Transaction Documents required to be delivered by or on behalf of CH2M HILL under Section 8 (Conditions Precedent to Sellers’ Obligation to Close).

6.4.                            Accounts Receivable

(a)                                  [**].

**Confidential Treatment Requested.

(i)                                     Until the first anniversary of the Closing Date, but not thereafter, CH2M HILL shall cause VECO and the other Acquired Companies to use their Best Efforts to collect the [**].  Any amounts actually received by VECO or any of its Affiliates after the Closing Date up to the third anniversary of the Closing Date, but not thereafter, in respect of invoices included in the [**] shall be paid (net of out-of-pocket expenses incurred by CH2M HILL in collecting such receivable, including negotiations with [**] relating to the repayment or satisfaction thereof, net of any unreimbursed Loss or liability incurred by CH2M HILL or any of it Affiliates in respect of claims arising in connection with performance of the [**] prior to the Closing Date and net of all applicable Taxes (to the extent not accrued on the books of the Consolidated Acquired Companies as of the Closing Date), but without deduction for any payments accrued or paid prior to the Closing Date in respect of amounts due to subcontractors for work performed prior to the Closing Date on the [**].  If such payments are received, CH2M HILL will remit them not less frequently than each calendar quarter to Sellers’ Representative for distribution to Sellers in accordance with their Pro Rata Shares.  If Proceedings have been initiated prior to the third anniversary of the Closing Date to collect the [**], the period for remittance of such amounts shall be extended until final resolution, without appeal or right of further appeal, of such Proceedings, plus a reasonable period to collect on any judgment in such Proceedings.  To the extent that [**] or its applicable affiliate has indicated in connection with any such payment whether such payment should be credited in respect of invoices prior to the Closing Date or after the Closing Date, such indication shall determine whether such payment is payable to Sellers or retained by CH2M HILL.  In the exercise of its Best Efforts to collect such amount, CH2M HILL shall not and shall cause VECO and its Affiliates not to attempt to influence [**] or its Affiliate to attribute any payment to a specific invoice.  Notwithstanding the foregoing, CH2M HILL shall have no obligation to institute Proceedings for the collection of such amounts.

**Confidential Treatment Requested.

(ii)                                  CH2M HILL shall keep Sellers’ Representative reasonably informed about the status of amounts due with respect to the [**] for work prior to the Closing Date.  In connection with any negotiations with [**] or its applicable affiliate regarding the payment of, or any dispute in respect of, such accounts receivable, CH2M HILL shall afford a representative of Sellers acceptable to CH2M HILL reasonable opportunity to attend and participate in such negotiations; provided, however, that CH2M HILL reserves the right in its sole discretion to restructure the relationship with [**] or such affiliate to comply with applicable Legal Requirements and prudent business practices in the region.  The Parties understand and agree that, in connection with such restructuring, CH2M HILL may settle or renegotiate outstanding accounts receivable balances, whether billed or unbilled, under the [**], including the [**]; provided that any such settlement or renegotiation will be addressed as a Business Customer Claim in accordance with Section 10.11(a), and to the extent that CH2M HILL has complied with the requirements of such Section in connection with such settlement or renegotiation, CH2M HILL shall have no liability to Sellers with respect to any resulting changes to the [**].

**Confidential Treatment Requested.

(iii)                                           Sellers, VECO and CH2M HILL agree that, from and after the Closing Date, Sellers, acting through Sellers’ Representative, shall have the right to pursue recovery for insurance proceeds under the [**] relating to the prepayment of fees under the [**] and under the [**] relating to the [**] in connection with the [**].  Sellers shall be solely responsible for taking any and all actions in connection with pursuing such claims and shall be responsible for any and all costs and expenses in connection therewith from and after Closing, whether incurred by Sellers or the Acquired Companies.  Upon Sellers’ reasonable request, acting through Sellers’ Representative and without any obligation to incur any expense or obligation, the Acquired Companies may elect, in their reasonable discretion to provide reasonable cooperation in connection with Sellers’ pursuit of such claim, at Sellers’

expense.  Any amounts actually received by an Acquired Company in connection with such insurance shall be promptly paid to Sellers’ Representative, for remittance to each Seller based on such Sellers’ Pro Rata Share, net of any Tax attributable to the receipt of such amount by the Acquired Companies to the extent not accrued on the books of the Consolidated Acquired Companies as of the Closing Date and less any unreimbursed expenses (including all costs, liabilities, fees and other expenses, including reasonable attorneys’ fees) incurred by CH2M HILL or any of its Affiliates in connection with such matter.

**Confidential Treatment Requested.

(iv)                                          If, prior to the third anniversary of the Closing Date, all or any portion of the accounts receivable, whether billed or unbilled, comprising the [**] are written off for Tax purposes and as a result CH2M HILL or the Acquired Companies realize a Tax benefit, CH2M HILL shall pay to Sellers’ Representative an amount equal to the actual Tax benefit realized, net of expenses related to determining the amount of such Tax benefit and any efforts to collect the [**]. Such payment will be made at the time the statute of limitations expires for the Tax period that the write-down is deducted (or if there is no statute of limitations, three (3) years from the time the Tax Return is filed that contains any such deductible) and the Tax benefit is realized.

**Confidential Treatment Requested.

(v)                                             If, CH2M HILL or the Acquired Companies realize any refund of value added Tax paid in the [**] in respect of the [**] CH2M HILL shall pay to Sellers’ Representative an amount equal to the actual value added Tax refund received, net of any Tax attributable to the receipt of such amount by the Acquired Companies to the extent not accrued on the books of the Consolidated Acquired Companies as of the Closing Date and less any unreimbursed expenses (including all costs, liabilities, fees and other expenses, including reason. able attorneys’ fees) incurred by CH2M HILL or any of its Affiliates in connection with such matter.  Such payment will be made reasonably promptly after receipt of such refund.

**Confidential Treatment Requested.

(vi)                                          Notwithstanding the foregoing provisions of this Section 6.4(a), (A) CH2M HILL reserves the absolute right to cause VECO and its Affiliates to curtail or cease work in respect of the [**] if [**] or its applicable affiliate continues not to honor its obligations thereunder and (B) CH2M HILL shall have no obligation to expend any effort or expense pursuing any refund of value added Tax or similar Tax paid in the [**] in respect of the [**].  If CH2M HILL or its Affiliates elect to cease work on the [**] and CH2M HILL has not collected the full [**] within a reasonable time thereafter, then, in lieu of payment of any Tax benefit under clause (iv) above, CH2M HILL or such Affiliate shall take reasonable steps at Sellers’ sole cost and expense to assign the unpaid [**] to Sellers’ Representative for the benefit of Sellers.

**Confidential Treatment Requested.

(vii)                                       The provisions of this Section 6.4(a) are subject to the further provisions of Section 5.16.

(b)                                 Other Closing Date Accounts Receivable.  Until the first anniversary of the Closing Date, but not thereafter, CH2M HILL shall cause VECO and the other Acquired Companies to use their Best Efforts to collect the amount of all outstanding accounts receivable, whether billed or unbilled, that are reflected on the accounting records of the Consolidated

Acquired Companies as of the Closing Date (such accounts receivable, whether billed or unbilled, the “Outstanding Receivables”).  Any amounts actually received by VECO or any of VECO’s Affiliates after the Closing Date up to the third anniversary of the Closing Date, but not thereafter, in respect of such Outstanding Receivables will be credited against the Outstanding Receivables amount as of the Closing Date to the extent that the payor has indicated in connection with any such payment whether such payment should be credited in respect of invoices prior to the Closing Date or after the Closing Date.  In the exercise of its Best Efforts to collect such amount, CH2M HILL shall not and shall cause VECO and its Affiliates not to, attempt to influence any customer to attribute any payment to a specific invoice.

(c)                                  Accounts Receivable True-Up.  Not fewer than ten (10) Business Days prior to the first anniversary of the Closing Date, CH2M HILL shall notify Sellers’ Representative of the amount then remaining unpaid of the Outstanding Receivables.  CH2M HILL shall be entitled to assert a claim for indemnification with respect to the entire balance of the Outstanding Receivables remaining unpaid as of the first anniversary of the Closing Date in accordance with Section 10.2 (Indemnification and Payment of Losses by Sellers—General), to the extent in excess of reserves.  To the extent that after recovering on any such claim in respect of unpaid receivables (through release of Holdback Amounts), CH2M HILL, VECO or its Affiliates collect in respect of such unpaid receivable at any time after the Closing Date up to the third anniversary of the Closing Date, but not thereafter, CH2M HILL shall promptly remit such amount to the Sellers’ Representative for remittance to each Seller based on such Seller’s Pro Rata Share.  If the Consolidated Acquired Companies receive amounts in respect of the Outstanding Receivables in excess of the amount of such receivables net of reserves that are reflected on the accounting records of the Consolidated Acquired Companies as of the Closing Date, then CH2M HILL shall promptly remit such excess amount to the Sellers’ Representative for remittance to each Seller based on such Seller’s Pro Rata Share.

(d)                                 Defeasance Indebtedness.  In the event any of assets pledged and held in trust in connection with Defeasance Indebtedness, remain after payment in full of any and all obligations under the Defeasance Indebtedness, CH2M HILL shall promptly remit such excess (net of all applicable Taxes) to Sellers’ Representative for remittance to each Seller based on such Seller’s Pro Rata Share.

(e)                                  Tax and Other Treatment.  All payments made to the Sellers pursuant to this Section 6.4 shall be treated as installments in respect of, and adjustments to, the Purchase Price for Tax and other applicable purposes.

6.5.                            “Commonwealth Construction” Name

RetainCo and their Affiliates shall be entitled to use the name “Commonwealth Construction” solely in connection with their Barbados activities existing on the Closing Date until the earlier of the expiration of the warranty period on the Barbados contract or December 31, 2008.

7.                                      CONDITIONS PRECEDENT TO CH2M HILL’S OBLIGATION TO CLOSE

CH2M HILL’s obligation to purchase the Shares and to take the other actions required to be taken by CH2M HILL at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by CH2M HILL, in whole or in part):

7.1.                            Accuracy of Representations

The representations and warranties of VECO and Sellers set forth in this Agreement that are qualified by materiality or similar terms (considered collectively and individually) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for any such representation and warranty that refers specifically to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), and the representations and warranties that are not so qualified (considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except for any such representation and warranty that refers specifically to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date).

7.2.                            Performance

(a)                                  Sellers and VECO shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied by Sellers or VECO, as applicable, with at or prior to the Closing Date; provided that, with respect to obligations that are qualified by materiality, Sellers or VECO, as applicable, shall have performed such obligations, as so qualified, in all respects.

(b)                                 Each document required to be delivered pursuant to Section 2.8(a) (Closing Obligations) must have been delivered.

7.3.                            Required Consents and Assignments

(a)                                  Each of the Consents required by Section 2.8(a)(x) (Closing Obligations), must have been obtained and must be in full force and effect.

(b)                                 Each of the indemnification agreements and the severance agreements identified on Schedule 5.10(a) shall have been assigned to and assumed by RetainCo, other Affiliate of Seller and VECO shall have been released of any further liability or obligation with respect thereto pursuant to an assignment and release satisfactory in form and substance CH2M HILL and signed by each of the individuals entitled to indemnification thereunder.

7.4.                            Additional Documents

In addition to the documents required by Section 2.8(a) (Closing Obligations), Sellers and VECO shall deliver, or cause to be delivered to CH2M HILL, (a) the employment agreements, including non-compete obligations, each in a form acceptable to the parties thereto, executed by each of the individuals specified in Schedule 7.4(a), (b) non-competition agreements, each in a form acceptable to the parties thereto, executed by each of the individuals specified in Schedule 7.4(b); and (c) such other documents as CH2M HILL may reasonably request for the purpose of (i) evidencing the accuracy of any of VECO’s or Sellers’ representations and warranties, (ii) evidencing the performance by VECO or any Seller of, or the compliance by VECO or any Seller with, any covenant or obligation required to be performed or complied with by VECO or such Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Transaction.

7.5.                            No Proceedings

Since the date of this Agreement, there must not have been commenced or Threatened any Proceeding which involves any challenge to, or seeks damages or other relief in connection with, the Transaction or wherein an unfavorable result would be reasonably likely to (i) prevent, delay, make illegal, or otherwise interfere with the consummation of the Transaction (ii) cause the Transaction to be rescinded following the Closing or (iii) materially adversely affect the right of CH2M HILL to own and operate the Acquired Companies, which does not arise as a result of any breach by CH2M HILL of its representations, warranties, and covenants as contained in this Agreement or as a result of any other wrongful act or omission of CH2M HILL.

7.6.                            No Claim Regarding Stock Ownership or Sale Proceeds

Since the date of this Agreement, there shall not have been made or Threatened by any Person any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, is entitled to all or any portion of the Purchase Price payable for the Shares, unless, within ten (10) Business Days of such claim being made or Threatened, Sellers or VECO provide to CH2M HILL evidence reasonably acceptable to CH2M HILL that such claim is without merit or otherwise settle such claim without cost or liability to VECO, except to the extent reflected in Schedule 2.3(c).

7.7.                            No Prohibition

Neither the consummation nor the performance of the Transaction will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause CH2M HILL or any Person affiliated with CH2M HILL to suffer any Material Change under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

7.8.                            Due Diligence Investigations

CH2M HILL shall have completed, to CH2M HILL’s satisfaction in its sole and absolute discretion, the Special Investigation as set forth in Section 5.1(a) (Access and Investigation); provided, however, that this condition shall not apply unless CH2M HILL is not able to reasonably and adequately complete its Special Investigation because of limitations on access due to the protection of the attorney client privilege or Legal Requirements.

7.9.                            Audit; Interim Financials

CH2M HILL shall have received evidence satisfactory to CH2M HILL, in its sole and absolute discretion, that KPMG has completed, at CH2M HILL’s expense, the work required for the Audits, and will be in a position to issue its audit report with respect thereto.  In addition, CH2M HILL shall have received the Interim Balance Sheet and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the three and six month periods then ended, including in each case the notes thereto, in each case satisfactory in form and substance to CH2M HILL in its sole and absolute discretion.

7.10.                     Reorganization

Sellers, VECO and other Acquired Companies shall have completed, to CH2M HILL’s satisfaction, the Reorganization and divested, distributed or transferred Retained Assets specifically listed in Exhibit H subject to the provisions of Section 5.4 (Retained Assets).

7.11.                     Stockholder Approval

The Sellers shall have approved this Agreement, the other material Transaction Documents and the consummation of the Transaction.

7.12.                     No Material Adverse Effect

There shall not have occurred or be continuing any Material Adverse Effect.

7.13.                     Canadian Competition

Either:

(a)                                  the Commissioner:

(i)                                     shall have issued an Advance Ruling Certificate in respect of the transactions contemplated by the Agreement; or

(ii)                                  shall have advised the Parties, in writing, pursuant to Section 123(1) of the Competition Act that the Commissioner does not, at that time, intend to make an application under Section 92 of the Competition Act in connection with the transactions contemplated by the Agreement; or

(iii)                               pursuant to Section 113(c) of the Competition Act, shall have waived the obligation of the Parties to notify and supply information under Section 114 of the Competition Act; or

(b)                                 all waiting periods under the Competition Act shall have expired or been terminated without the imposition by the Commissioner, the Tribunal or any other Canadian Governmental Body of any request or order requiring the sale or disposition or hold separate of (or the imposition of any such request or order requiring any post-closing business conduct compliance relating to) or other competition law remedy relating to a material portion of the assets or business of any of the Acquired Companies or of CH2M HILL or any of its Affiliates, which is not satisfactory to CH2M HILL.

7.14.                     HSR Act Clearance

The waiting period (and any extension thereof) applicable under the HSR Act shall have been terminated or expired.

7.15.                     FIRPTA Certificate

Each Seller shall have executed and delivered to CH2M HILL a certification meeting the requirements of Section 1.1445-2(b)(2) of the Treasury Regulations and certifying that the Seller is not a “foreign person” within the meaning of Section 1445 of the IRC; or, in the alternative, Sellers and VECO shall have executed and delivered to CH2M HILL a statement pursuant to Sections 1.892-2(h) and 1.1445-2(c) of the Treasury Regulations certifying that the Shares are not a United States real property interest.

8.                                      CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.1.                            Accuracy of Representations

The representations and warranties of CH2M HILL set forth in this Agreement that are qualified by materiality or similar terms (considered collectively and individually) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for any such representation and warranty that refers specifically to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), and the representations and warranties that are not so qualified (considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except for any such representation and warranty that refers specifically to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date).

8.2.                            CH2M HILL’s Performance

(a)                                  CH2M HILL shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied by CH2M HILL with at or prior to the Closing Date; provided that, with respect to obligations that are qualified by materiality, CH2M HILL shall have performed such obligations, as so qualified, in all respects..

(b)                                 CH2M HILL must have delivered each of the documents required to be delivered, and must have made the cash payment required to be made, by CH2M HILL pursuant to Section 2.8(b) (Closing Obligations).

8.3.                            Required Consents

Each of the Consents identified in Schedule 3.2, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

8.4.                            Additional Documents

In addition to the documents required by Section 2.8(b) (Closing Obligations), CH2M HILL shall deliver, or cause to be delivered to Sellers’ Representative, such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 2.8(a)(ix) (Closing Obligations), (ii) evidencing the accuracy of any representation or warranty of CH2M HILL, (iii) evidencing the performance by CH2M HILL of, or the compliance by CH2M HILL with, any covenant or obligation required to be performed or complied with by CH2M HILL, (iv) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of the Transaction.

8.5.                            No Proceedings

Since the date of this Agreement, there must not have been commenced or Threatened any Proceeding which involves any challenge to, or seeks damages or other relief in connection with, the Transaction or wherein an unfavorable result would be reasonably likely to (i) prevent, delay, make illegal, or otherwise interfere with the consummation of the Transaction (ii) cause the Transaction to be rescinded following the Closing or (iii) materially adversely affect the right of VECO to own and operate the Retained Subsidiaries, which does not arise as a result of any breach by VECO of its representations, warranties, and covenants as contained in this Agreement or as a result of any other wrongful act or omission of VECO.

8.6.                            Canadian Competition

Either:

(a)                                  the Commissioner:

(i)                                     shall have issued an Advance Ruling Certificate in respect of the transactions contemplated by the Agreement; or

(ii)                                  shall have advised the Parties, in writing, pursuant to Section 123(1) of the Competition Act that the Commissioner does not, at that time, intend to make an application under Section 92 of the Competition Act in connection with the transactions contemplated by the Agreement; or

(iii)                               pursuant to Section 113(c) of the Competition Act, shall have waived the obligation of the Parties to notify and supply information under Section 114 of the Competition Act; or

(b)                                 all waiting periods under the Competition Act shall have expired or been terminated without the imposition by the Commissioner, the Tribunal or any other Canadian Governmental Body of any request or order requiring the sale or disposition or hold separate of (or the imposition of any such request or order requiring any post-closing business conduct compliance relating to) or other competition law remedy relating to a material portion of the assets or business of any of the Acquired Companies or of CH2M HILL or any of its Affiliates, which is not satisfactory to CH2M HILL.

8.7.                            HSR Act Clearance

The waiting period (and any extension thereof) applicable under the HSR Act shall have been terminated or expired.

9.                                      TERMINATION

9.1.                            Termination Events

This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)                                  by either CH2M HILL or Sellers, acting through written notification of the Sellers’ Majority, if a material breach of any provision of this Agreement has been committed by the other Party, including any material misrepresentation or a material breach of warranty or a material breach of a covenant by the other Party, which has not been cured within ten (10) Business Days after written notification thereof by the non-breaching Party to the breaching Party, and such breach has not been waived;

(b)                                 (i) by CH2M HILL if any of the conditions in Section 7 (Conditions Precedent to CH2M HILL’s Obligation to Close) has not been satisfied as of October 31, 2007 or if satisfaction of such a condition is or becomes impossible (other than through the failure of CH2M HILL to comply with its obligations under this Agreement) and CH2M HILL has not waived such condition on or before the Closing Date; or (ii) by Sellers, acting through written notification of the Sellers’ Majority, if any of the conditions in Section 8 (Conditions Precedent to Sellers’ Obligation to Close) has not been satisfied as of October 31, 2007 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers or VECO to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(c)                                  by mutual consent of CH2M HILL and Sellers; or

(d)                                 by either CH2M HILL or Sellers, acting through the Sellers’ Majority, if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 31, 2007, or such later date mutually agreed to by the Parties; or

(e)                                  by CH2M HILL upon CH2M HILL’s determination, at any time following the execution of this Agreement, in its sole discretion based on its investigation and review of the business, operations, prospects, condition (financial or otherwise), assets or liabilities of the Acquired Companies that it is not in CH2M HILL’s best interest to proceed with the Transaction.

9.2.                            Effect of Termination

Each Party’s right of termination under Section 9.1 (Termination Events) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1 (Termination Events), all further obligations of the Parties under this Agreement will terminate, except that the obligations in this Section 9.2 and Section 9.3 (Termination Fee) and in Section 12 (General Provisions) will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

9.3.                            Termination Fee

In the event that this Agreement is terminated by CH2M HILL pursuant to Section 9.1(a) (Termination Events) as a result of Sellers’ material breach, then Sellers shall pay to CH2M HILL, within two (2) Business Days following written notice of such termination, as CH2M HILL’s sole and exclusive remedy for such breach, a termination fee of Twenty Million Dollars ($20,000,000).

10.                               INDEMNIFICATION; REMEDIES

10.1.                     Survival; Right to Indemnification Not Affected by Knowledge

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, and the certificate delivered pursuant to Section 2.8(a)(iii) and Section 2.8(b)(ii) (Closing Obligations) will survive the Closing for the period of time set forth in Section 10.5 (Time Limitations and Estimation of Certain Amounts).  The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted by CH2M HILL with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants, and obligations.

10.2.                     Indemnification and Payment of Losses by Sellers—General

Sellers, jointly and severally, subject to the limitations of Sections 10.9(a) and 10.9(c) (Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations) will indemnify and hold harmless CH2M HILL, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and Affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any Losses, arising from or in connection with:

(a)                                  any breach of any representation or warranty made by VECO or Sellers in this Agreement, the Disclosure Letter (without giving effect to any supplement to the Disclosure Letter), the supplements to the Disclosure Letter, or the certificate or document delivered pursuant to Sections 2.8(a)(iii) and 2.8(a)(iv) (Closing Obligations); provided that any breach of the representations and warranties contained in Section 3.12 (Taxes) and Section 3.20 (Environmental Matters) shall be subject to indemnification hereunder only to the extent, and as provided in, Section 10.3 (Indemnification and Payment of Losses by Sellers—Environmental and Tax Matters);

(b)                                 any breach by VECO or any Seller of any covenant or obligation of VECO or such Seller in this Agreement (in the case of VECO, the foregoing shall apply only with respect to covenants or obligations to be fulfilled at or prior to Closing);

(c)                                  any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or any Acquired Company (or any Person acting on their behalf) in connection with the Transaction;

(d)                                 any Retained Liabilities

(e)                                  any obligation to advance money, by loan, capital contribution or otherwise to, and any other liability or obligation in respect of Green Field (a “Green Field Claim”);

(f)                                    all costs, fees and expenses (including all reasonable attorneys fees, payroll, severance or similar payments and Taxes) reasonably incurred by CH2M HILL in connection with (i) any claim against or liability or obligation (including client claims and outstanding guaranties) of any Acquired Company in India or its operations, or (ii) the discontinuation of operations of VECO or any Acquired Company in India (or the divestiture of such operations) and the winding up or liquidation of any related Acquired Company (an “India Claim”), in each case except to the extent reflected on or reserved against on the Interim Balance Sheet or taken into account in the Tax Threshold and net of any amounts recovered in respect of claims of the Acquired Companies arising out of such operations in India after taking into account any costs or expenses of such recovery;

(g)                                 any criminal proceedings involving VECO or any of the Acquired Companies arising from any acts or omissions of any director, officer or employee of VECO or any Acquired Company prior to the Closing Date (a “Criminal Claim”);

(h)                                 Any breach by the obligor under any of the non-competition agreements referred to in Section 7.4(b) (Additional Documents), subject to the provisions of Sections 10.9(a) and 10.9(c) (Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations);

(i)                                     any Loss incurred by any Indemnified Person with respect to the matters specified in Schedule 10.2(i); or

(j)                                     any Loss incurred under the HEBL Environmental Indemnity Agreement; or

(k)                                  any Loss incurred by any of the Acquired Companies or their Affiliates in respect of the Defeasance Indebtedness to the extent not taken into account as Closing Indebtedness under Section 2.3(a) (Payment of Total Consideration).

Notwithstanding the foregoing, (A) this Section 10.2 shall not apply with respect to any Loss to the extent that indemnification payments for such Loss have been made pursuant to Section 10.3 (Indemnification and Payment of Losses by Sellers—Environmental and Tax Matters), and (B) for purposes of this Section 10.2, the representations and warranties herein shall be deemed to have been made without any qualifications as to materiality and, accordingly, all references herein and therein to “material,” “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold).  Any and all Losses hereunder shall bear interest from the date incurred until paid at the Applicable Rate.

10.3.                     Indemnification and Payment of Losses by Sellers—Environmental and Tax Matters

(a)                                  Tax.  Sellers, jointly and severally, subject to the limitations of Section 10.9(a) (Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations), but without giving effect to any disclosure contained in the Disclosure Letter, will indemnify and hold harmless CH2M HILL, the Acquired Companies, and the other Indemnified Persons for, and will pay to CH2M HILL, the Acquired Companies, and the other Indemnified Persons the amount of any Losses arising, directly or indirectly, from or in connection with any and all Taxes imposed on, or that otherwise result in any liability to, any of the Consolidated Acquired Companies (i) in respect of income, business, property or operations of Acquired Companies for any taxable period ending on or prior to the Closing Date and for any Pre-Closing Period (as defined and determined in Section 11.2(a) (Post-Closing Tax Payments and Cooperation)), (ii) in connection with the Reorganization, including the distribution, sale or other transfer of the Retained Assets, (iii) in respect of income, business, property or operations of any entity or business constituting part of the Retained Assets or (iv) to fund the Joint Ventures with respect to Taxes owed for any period prior to Closing; provided that (x) no such indemnification shall be required to the extent an accrual or reserve in respect of such Taxes is reflected in the Tax Threshold and (y) the amounts included in the Tax Threshold shall not be deemed to limit Sellers’ obligation to pay all such Taxes to the extent any such Taxes are determined, including upon audit by any Governmental Body, to be due in excess of the Tax Threshold.

(b)                                 Environmental.  Sellers, jointly and severally, but subject to the limitations of Sections 10.5 (Time Limitations and Estimation of Certain Amounts), 10.6 (Limitations on Amount—Sellers), 10.7 (Reductions for Insurance Proceeds and Other Recoveries), and 10.9(a) (Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations), will indemnify and hold harmless CH2M HILL, the Acquired Companies, and the other Indemnified Persons for, and will pay to CH2M HILL, the Acquired Companies, and the other Indemnified Persons the amount of any Losses arising from (i) any breach of Section 3.20 (Environmental Matters), (ii) any Indemnified Environmental Condition existing during or arising from the period before Closing (without giving effect to any disclosure contained in the Disclosure Letter) and (iii) each Specified Environmental Condition (without giving effect to any disclosure contained in the Disclosure Letter).  In the event remediation is required at a Facility, it shall be undertaken pursuant to the Environmental Remediation Agreement.  In accordance with the terms of the Environmental Remediation Agreement, it shall be deemed effective, without further act, upon the occurrence of Closing.

10.4.                     Indemnification and Payment of Losses by CH2M HILL

CH2M HILL will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Losses arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by CH2M HILL in this Agreement or in any certificate delivered by CH2M HILL pursuant to this Agreement, (b) any breach by CH2M HILL of any covenant or obligation of CH2M HILL in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with CH2M HILL (or any Person acting on its behalf) in connection with the Transaction.

10.5.                     Time Limitations and Estimation of Certain Amounts

(a)                                  If the Closing occurs, and except as otherwise provided in the next paragraph, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with at or prior to the Closing Date unless and to the extent on or before the second anniversary of the Closing Date CH2M HILL has become aware of the factual basis of a claim with respect to a breach of any such representation, warranty, covenant or obligation and has provided Sellers’ Representative with notice in reasonable detail of the basis for such claim within a reasonable time no later than sixty (60) days after the second anniversary of the Closing Date.

(b)                                 Notwithstanding the foregoing, but without prejudice to the provisions of Section 10.9(a) (Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations), (i) the representations and warranties of VECO and the Sellers contained in Section 3.20 (Environmental Matters), and obligations for indemnification for environmental matters in Section 10.3(b) (Indemnification and Payment of Losses by Sellers—Environmental and Tax Matters) or with respect to criminal matters and the related covenants and obligations under Sections 10.2(g) (Indemnification and Payment of Losses by Sellers—General) shall survive until the third anniversary of the Closing Date, (ii) Sellers’ indemnification obligations for Taxes shall survive, until the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof), plus 60 days, (iii) Sellers’ obligations to indemnify CH2M HILL with respect to the Retained Liabilities and the HEBL Environmental Indemnity Agreement shall survive indefinitely, and (iv) the representations and warranties of Sellers contained in Section 3.2 (Authority:  No Conflict) or Section 3.3(a) (Capitalization) shall survive indefinitely.  With respect to matters specified above that do not survive indefinitely, Sellers will have no liability (for indemnification or otherwise) with respect to any such matter unless and to the extent prior to the end of such survival period, CH2M HILL has become aware of the factual basis of a claim with respect to such matter and has provided Sellers’ Representative with notice in reasonable detail of the basis for such claim no later than sixty (60) days after the end of such survival period.

(c)           If the Closing occurs, and except as otherwise provided in the next paragraph, CH2M HILL will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with at or prior to the Closing Date unless and to the extent on or before the second anniversary of the Closing Date Sellers have become aware of the factual basis of a claim with respect to a breach of any such representation, warranty, covenant or obligation and have provided CH2M HILL with notice in reasonable detail of the basis for such claim within a reasonable time no later than sixty (60) days after the second anniversary of the Closing Date.

(d)           The covenants and agreements which by their terms contemplate performance after the Closing date shall survive the Closing in accordance with their terms until sixty (60) days following the expiration of any applicable statute of limitations.

(e)           Not later than three (3) months before the third anniversary of the Closing Date, CH2M HILL shall retain PricewaterhouseCoopers, or if such firm is unavailable due to conflicts or otherwise, such other nationally recognized accounting firm of reputable standing selected by CH2M HILL and reasonably acceptable to Sellers’ Representative (the “Tax Holdback Firm”), to determine the Estimated Tax Retention Amount.  The Estimated Tax Retention Amount will be set forth in a written report of the Tax Holdback Firm setting forth in reasonable detail the nature and amount of each item of Tax included in the total Estimated Tax Retention Amount and shall also specify the date the statute of limitations expires, or if none exists or is not determinable, a reasonable estimate of the outside expiration date (the “Survival Period”), for the potential liability with respect to each such item of Tax.  Prior to finalizing its estimate, the Tax Holdback Firm shall periodically consult with CH2M HILL and Sellers’ Representative with respect to such estimate, shall provide to CH2M HILL and Sellers’ Representative a reasonable opportunity to comment on its proposed findings prior to becoming final, and shall give due consideration to the suggestions of CH2M HILL and Sellers’ Representative.  The amount of such Estimated Tax Retention Amount as so determined shall be withheld from the payment of the Holdback Amount pursuant to Section 2.5(c) (Purchase Price Holdback) until the end of the Survival Period as set forth in the estimate from the Tax Holdback Firm; provided that, Sellers may elect to provide CH2M HILL with a letter of credit or other form of security satisfactory in form, amount and substance to CH2M HILL in its sole discretion in lieu of the withholding of such estimated tax indemnity amount.  The reasonable fees and expenses of the Tax Holdback Firm shall be paid fifty percent (50%) by CH2M HILL and fifty percent (50%) from the Holdback Amount.  As used herein , the term “Estimated Tax Retention Amount” means the aggregate amount of potential Taxes that may become due and payable and be subject to indemnification pursuant to Section 10.3 (Indemnification and Payment of Losses by Sellers—Tax Matters) after such third anniversary of the Closing Date, determined as of the third anniversary of the Closing Date by adding (x) the maximum potential liability for any Tax issue that a Governmental Body has inquired into, that is under investigation or for which there has been an assessment at the time, plus (y) and for any Tax for which there is a reasonable risk of a Governmental Body commencing such an inquiry, investigation or assessment; for purposes of (y), the Tax Holdback Firm shall assume the inquiry, investigation or assessment occurs (i.e. without discounting for the probability of such inquiry, investigation or assessment occurring) and make a reasonable good faith determination of the potential Tax liability that would be likely to arise from such inquiry, investigation or assessment based on the circumstances of the Acquired Companies and the Tax Holdback Firm’s professional experience for similar matters in similar situations, if applicable.

(f)            Not later than three (3) months before the third anniversary of the Closing Date, CH2M HILL shall retain a nationally recognized environmental engineering firm of reputable standing selected by CH2M HILL and reasonably acceptable to Sellers’ Representative, to estimate (x) the amount (the “HEBL Environmental Exposure”) of the potential liability of Sellers for indemnification in respect of the HEBL Environmental Indemnity Agreement after such third anniversary of the Closing Date and (y) the amount (the “HEBL End of Lease Exposure”) of the potential liability of HEBL (or any successor to HEBL) for demolition, restoration, removal, remediation or other costs and expenses in connection with the termination of the lease between HEBL and the United States Air Force to the extent not paid or undertaken by the United States Air Force, as such lease exists as of the date of this Agreement; provided that Sellers shall have no obligation in respect of any portion of the HEBL End of Lease

Exposure resulting from any extension or modification of such lease after the date of this Agreement.  Prior to finalizing its estimate, such environmental engineering firm shall periodically consult with Sellers’ Representative with respect to such estimate, shall provide to Sellers’ Representative a reasonably opportunity to comment on its proposed findings prior to becoming final, and shall give due consideration to the suggestions of Sellers’ Representative.  The amount of such HEBL Environmental Exposure and HEBL End of Lease Exposure as so determined shall be withheld from the payment of the Holdback Amount pursuant to Section 2.5(d) (Purchase Price Holdback) until the expiration of VECO’s obligations under the HEBL lease term plus three (3) years; provided that, Sellers may elect to provide CH2M HILL with a letter of credit or other form of security satisfactory in form, amount and substance to CH2M HILL in its sole discretion in lieu of the withholding of such estimated HEBL Environmental Exposure and HEBL End of Lease Exposure amounts.  Sellers shall not be liable for any Loss, expense or other liability with respect to Taxes owed by or relating to HEBL, Inc., the escrow account relating to HEBL Inc. or prepayment penalties, or any other amounts in respect of HEBL Inc. and any related contracts or obligations of HEBL Inc. other than  the potential liability for the HEBL Environmental Exposure and the HEBL End of Lease Exposure.  The foregoing shall be without prejudice to RetainCo’s obligations under the RetainCo Indemnity Agreement.

10.6.                     Limitations on Amount—Sellers

(a)           Notwithstanding the provisions of this Section 10, Sellers shall not have any indemnification obligations for Losses under Section 10.2 (Indemnification and Payment of Losses by Sellers—General) until such time as the amount of all such Losses (calculated pursuant to clauses (i) and (ii) of this Section 10.6(a)) exceeds $2,000,000 in the aggregate, in which event Seller shall be required to pay the amount of such Losses in excess of $2,000,000 (the “Threshold Amount”).  In calculating the Threshold Amount the following provisions shall apply:

(i)            any individual claim for a Loss less than $50,000 (a “Deminimus Loss”) will not be included in calculating the Threshold Amount (and no recovery may be had from Sellers in respect of such Loss), provided that the aggregate amount of all such Deminimus Losses does not exceed $500,000.  At such time as the aggregate amount of all such Deminimus Losses exceeds $500,000, all subsequent Losses in excess of $500,000 shall be included from the first dollar in calculating whether the Threshold Amount has been exceeded; and

(ii)           each claim for a Loss equal to or greater than $50,000 will be included from the first dollar in calculating whether the Threshold Amount has been exceeded.

(b)           The thresholds and limitations set forth in paragraph (a) of this Section 10.6 shall not apply with respect to, and Sellers shall be liable (subject to the limitations of Section 10.9(a) (Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations)) to CH2M HILL for, all Losses (from the first dollar) resulting from or attributable to (i) a Criminal Claim, (ii) liabilities for Taxes to be paid by Sellers in accordance with Sections 10.3(a) (Indemnification and Payment of Losses by Sellers—Environmental and Tax Matters) and 11 (Tax Matters), (iii) Retained Assets or Retained Liabilities, (iv) a Green Field Claim, (v) an India Claim, (vi) any claim with respect to a breach of a non-competition agreement specified in Section 10.2(h) (Indemnification and Payment of

Losses by Sellers—General) (subject to the limitations of Section 10.9(b) (Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations)), (vii) except as otherwise specified in Schedule 10.2(i), any claim with respect to any Loss specified in Section 10.2(i) (Indemnification and Payment of Losses by Sellers—General), (vi) any claim with respect to a Loss under the HEBL Environmental Indemnity Agreement specified in Section 10.2(j) (Indemnification and Payment of Losses by Sellers—General), (vii) any Loss incurred by CH2M HILL in respect of the Defeasance Indebtedness specified in Section 10.2(k) (Indemnification and Payment of Losses by Sellers—General), (viii) a breach of Sellers’ obligations under Sections 5.10 (Other Arrangements) or 7.3(b) (Required Consents and Assignments) or (ix) to the extent that Sellers are required pursuant to the terms of this Agreement to provide indemnification in respect of any severance, termination or similar payments, any such severance, termination or similar payments made or accrued by the Acquired Companies with respect to any Person not specifically identified on, and paid in accordance with, Schedule 2.3(c) (net, in the case of this clause (ix) of any Tax benefits actually realized as a result of such payment).  In addition, the thresholds and limitations set forth in paragraph (a) of this Section 10.6 will not apply in the event the Loss results from actual fraud by Sellers or VECO in connection with the Transaction.

10.7.                     Reductions for Insurance Proceeds and Other Recoveries.

The amount that the Sellers are or may be required to pay to CH2M HILL pursuant to this Section 10 shall be reduced (retroactively or prospectively) by any insurance proceeds or other amounts actually recovered from third parties by or on behalf of CH2M HILL in respect of the related Losses indemnifiable under this Section 10; provided, however, that for so long as CH2M HILL maintains insurance that it reasonably believes is appropriate for the nature of its business operations, CH2M HILL shall have no obligation hereunder to maintain any particular insurance deductibles, limits or other policy terms.  CH2M HILL and the other Indemnified Persons agree to use their commercially reasonable efforts, in accordance with its customary practices and procedures related to claims of similar type and amount, to recover such Losses from insurance or such third parties.  The existence of a claim by CH2M HILL for monies from an insurer or against a third party in respect of any such indemnifiable loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by Sellers.  Rather, at the election of CH2M HILL, Sellers shall make payment in full of the amount determined to be due and owing (by means of an offset to the Holdback Amount, except as otherwise expressly provided herein) against an assignment by CH2M HILL to Sellers of the entire claim of CH2M HILL for insurance proceeds or against such third party.  If CH2M HILL does not elect to assign such claims to Sellers, CH2M HILL shall use its Best Efforts to collect the proceeds of available insurance or against such third party.  Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.  If CH2M HILL has received the payment required by this Agreement from Sellers in respect of any such indemnifiable loss and later receives insurance proceeds or other amounts in respect of such indemnifiable loss, then CH2M HILL shall hold such insurance proceeds or other amounts in trust for the benefit of Sellers and shall pay to Sellers, as promptly as practical after receipt, a sum equal to the amount of such insurance proceeds or other amounts received, up to the aggregate amount of any payments received from Sellers pursuant to this Agreement in respect of such indemnifiable loss, with payments to be made to each Seller in accordance with their Pro Rata Shares.

10.8.                     Limitations on Amount—CH2M HILL

(a)           Notwithstanding the provision of this Section 10, CH2M HILL shall not have any indemnification obligations for Losses relating to breaches of  representations and warranties or covenants (other than obligations to pay or remit money) or relating to brokerage or finders fees under Section 10.4 (Indemnification and Payment of Losses by CH2M HILL) until such time as the amount of all such Losses (calculated pursuant to clauses (i) and (ii) of this Section 10.8(a)) exceeds the Threshold Amount, in which event CH2M HILL shall be required to pay the amount of such Losses in excess of the Threshold Amount.  In calculating the Threshold Amount the following provisions shall apply:

(i)            Any individual claim for a Deminimus Loss will not be included in calculating the Threshold Amount (and no recovery may be had from CH2M HILL in respect of such Loss), provided that the aggregate amount of all such Deminimus Losses does not exceed $500,000.  At such time as the aggregate amount of all such Deminimus Losses exceeds $500,000, all subsequent Losses in excess of $500,000 shall be included from the first dollar in calculating whether the Threshold Amount has been exceeded; and

(ii)           Each claim for a Loss equal to or greater than $50,000 will be included from the first dollar in calculating whether the Threshold Amount has been exceeded.

10.9.                     Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations

Payment for any amounts owing pursuant to this Section 10 shall be made as follows:

(a)           Except as set forth in paragraph (b), (c) or (d) of this Section 10.9 or in Section 10.14 (Other Remedies), the Parties agree that the Holdback Amount shall serve as security for, and as the sole and exclusive remedy for payment and recovery in respect of, the indemnification obligations of Sellers under this Section 10 and under other applicable provisions of this Agreement.  Pursuant to and consistent with the foregoing, except as set forth in paragraph (b) of this Section 10.9 and at Section 10.14 (Other Remedies), all claims for Losses against Sellers, or any of them, whether stated in contract, tort, or otherwise, with respect to matters the subject of indemnification under this Section 10 and other applicable provisions of this Agreement shall be subject to the foregoing limitations on the sole and exclusive remedy and other applicable provisions of this Section 10.

(b)           Notwithstanding anything in this Agreement to the contrary, Sellers shall remain jointly and severally liable for any breach of their representations and warranties under Section 3.2 (Authority:  No Conflict) or Section 3.3(a) (Capitalization) and, at the sole discretion and election of CH2M HILL, CH2M HILL may proceed against the Seller responsible for

Losses resulting from any breach of such representations or warranties or CH2M HILL may elect to be paid for any such Losses, to the extent funds are available therein, from the Holdback Amount; provided, however, that to the extent that the amounts owing to CH2M HILL exceed the amount of the Holdback Amount then available to pay such amounts, Sellers shall pay such excess amounts to CH2M HILL directly by wire transfer of immediately available funds from Sellers to an account designated by CH2M HILL, within ten (10) days after the determination thereof.  The limitation set forth in clause (a) of this Section 10.9 will not (i) limit the ability of CH2M HILL to seek recovery from the relevant Person of any breach by such Person of any non-compete provided by such Person to CH2M HILL or (ii) limit the obligations of RetainCo under the RetainCo Indemnity Agreement.  With respect to the RetainCo Indemnity Agreement, CH2M HILL may proceed, in its sole discretion, (A) against RetainCo and RetainCo shall pay such excess amounts to CH2M HILL directly by wire transfer of immediately available funds from RetainCo to an account designated by CH2M HILL, within ten (10) days after the determination thereof or (B) may elect to be paid for any such Losses, to the extent funds are available thereupon from the Holdback Amount.

(c)           With respect to any claim for Losses in respect of a breach of a non-competition agreement pursuant to Section 10.2(h) (Indemnification and Payment of Losses by Sellers—General), or in respect of the obligations under Section 10.11(b) (Indemnification Procedures for a Business Customer Claim; Cooperation), the amount offset against the Holdback with respect to such breach shall be treated first as a reduction to the Pro Rata Share of the applicable Seller (in the case of Peter Leathard, the applicable Seller is the Leathard Limited Partnership; in the case of Bill Allen, the applicable Seller is the Shelby Trust and the Allen Limited Partnership; and in the case of Roger Chan, the applicable Seller is Roger Chan)  of any future releases of the Holdback Amount.  To the extent such Losses exceed the Pro Rata Share of such Seller, CH2M HILL shall have the right to proceed against such Seller, but shall not have the right to offset against the remaining Holdback Amount.

(d)           All payments made pursuant to this Section 10 will be, and will be treated as, adjustments to the Purchase Price of the Shares.

10.10.              Procedure for Indemnification—Third Party Claims

(a)           Promptly after receipt by an indemnified Party (the “Indemnitee”) of notice of the commencement of any Proceeding against the Indemnitee by a third party (“Third Party Claim”), the Indemnitee will give notice to the indemnifying Party (in the case of Sellers to the Sellers’ Representative) (the “Indemnitor”) in writing of the commencement of such claim (“Notice of Claim”), but the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such action is materially prejudiced by the Indemnitee’s failure to give such notice.

(b)           The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.

(c)           Subject to the further provisions of this Section 10.10, the Indemnitor will have thirty (30) days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third Party Defense”).  If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder, unless material information later comes to light which demonstrates that such claim relates solely to the actions of the Acquired Companies after the Closing Date and shall hold (subject, to the extent applicable, to the provisions of Section 10.9(a) (Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations)) the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement).  Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

(d)           The Indemnitor will not be entitled to assume (but may assume in the sole discretion of CH2M HILL) the Third Party Defense if:

(i)            the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

(ii)           the Third Party Claim relates to or arises in connection with any criminal Proceeding (a “Criminal Proceeding”);

(iii)          the Third Party Claim relates to or arises in connection with any action covered by Section 10.3 (Indemnification and Payment of Losses By Sellers—Tax Matters);

(iv)          under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim;

(v)           the Third Party Claim involves a material customer or supplier of any Acquired Company or any of its Subsidiaries (a “Business Customer Claim”);

(vi)          the Indemnitee would be required to accept an adverse determination that could reasonably be expected to materially and adversely impact the Indemnitee’s reputation;

(vii)         the Indemnitor has failed or is failing to vigorously prosecute or defend such Third Party Claim; or

(viii)        the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement, taking into account, in cases where the Sellers are the Indemnitor, the remaining Holdback Amounts.

(e)           If by reason of the Third Party Claim an Encumbrance, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such Encumbrance, attachment, garnishment or execution.

(f)            If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim, subject to the provisions of Section 10.9(a) (Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations).  The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met:  (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of an unconditional release of the Indemnitees from all liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Proceedings or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor (where Sellers are Indemnitor through a release from the Holdback Amount not then held for other claims in dispute to secure such indemnity bond).  The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim.  So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed).  Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim, provided that in such event it shall waive any right to indemnity therefore by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed).  If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.

(g)           In the event that (i) an Indemnitee gives a Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 10.10 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 10.10, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole reasonable cost and expense of the Indemnitor.  In each case, the Indemnitee shall conduct the Third Party Defense actively, diligently in good faith and in a reasonable manner, and the Indemnitor will provide reasonable cooperation in the Third Party Defense.  The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may, in good faith, deem reasonable and appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed).  Notwithstanding Section 12.5 (Jurisdiction; Service of Process) hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Section 10 with respect to such Proceeding or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world.  If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(h)           Each Party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its Employees and Representatives to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each Party shall use its Best Efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.

(i)            Notwithstanding anything to the contrary in this Section 10.10, the following provisions shall apply to Third Party Claims for Taxes.  In the case of any audit, examination or other proceeding (“Tax Proceeding”) with respect to Taxes for any Pre-Closing Return, CH2M HILL shall promptly inform Sellers’ Representative of such Tax Proceeding and Sellers’ Representative shall have the right to be present (so long as Sellers’ Representative remains a non-participating observer) at such Tax Proceedings, including the ability to attend and participate in conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested.  In addition, Sellers’ Representative shall have the ability to comment on all submissions, which comments, if reasonable, CH2M HILL agrees to take into account in preparing the submission related to such Tax Proceeding.  Subject to the provisions of Section 11.3(d) (Preparation of Tax Returns), CH2M HILL shall not make any settlement offer or accept any settlement offer in any Tax Proceeding related to any civil Tax Proceeding without the consent of Sellers’ Representative, which consent shall not be unreasonably withheld or delayed; provided, however, that CH2M HILL may, without the consent of Sellers’ Representative, settle any criminal Tax Proceeding or any civil Tax Proceeding that is directly related to a criminal Tax Proceeding.  In addition, in the event CH2M HILL is unable to obtain the consent of Sellers’ Representative to a civil Tax Proceeding, where required, CH2M HILL shall have the right to settle such Tax Proceeding, make a claim for indemnification in accordance with the terms of this Agreement and any dispute regarding the failure to obtain such consent, where required, shall be resolved in accordance with the terms of Section 12.10(b) (Dispute Resolution Procedures).  CH2M HILL

shall have the right to control any Tax Proceedings, and shall do so actively, diligently, in good faith, and in a reasonable manner, and to initiate any claim for refund, file any amended return or take any other action which it deems appropriate with respect to such Taxes but only in accordance with Section 11.3 (Preparation of Tax Returns).  In addition, to the extent the Tax Proceeding involves any Criminal Proceeding, Section 10.11(b) (Indemnification Procedures for a Business Customer Claim and a Criminal Claim) shall control, subject to the provisions of Section 11.3(d) (Preparation of Tax Returns).  The provisions of this Section 10.10(i) and the provisions of Section 11 (Tax Matters) shall be subject to the further provisions of Schedule 2.3(c).

10.11.              Indemnification Procedures for a Business Customer Claim; Cooperation.

The provisions set forth in Section 10.10 (Procedure for Indemnification—Third Party Claims) (including subsections (g) and (h) thereof) shall apply to a Business Customer Claim, except to extent such provisions conflict with the provisions of this Section 10.11:

(a)           Notwithstanding the provisions permitting Indemnitee to settle a Third Party contained in Section 10.10(g) (Procedure for Indemnification—Third Party Claims), with respect to a Business Customer Claim involving more than $50,000, all substantive decisions and settlements for such claims shall be made by CH2M HILL’s claims working group, which shall consist of senior CH2M HILL operations representatives, at least one VECO employee with participation interest in the Holdback (provided such employee exists) and a representative appointed by Sellers’ Representative acceptable to CH2M HILL.  If the proposed settlement amount exceeds $1,500,000, Sellers’ Representative must approve the settlement, which approval shall not be unreasonably withheld.  Sellers’ Representative will be deemed to have consented to any action under this Section 10.11(b) thirty (30) days following the date CH2M HILL notifies Sellers’ Representative of its intent to settle such Business Customer Claim together with the agreed upon settlement terms, unless prior to such date Sellers’ Representative gives CH2M HILL written notice that it disagrees with the proposed settlement offer (a “Business Claim Notice of Disagreement”).  Any Business Claim Notice of Disagreement shall specify in reasonable detail the nature, basis and dollar amount of any disagreement so asserted.  If a timely Business Claim Notice of Disagreement is received, then Sellers’ Representative and CH2M HILL shall seek in good faith to resolve any differences which they may have with respect to the matters specified therein.  Such resolution shall be pursued through good faith negotiations between the Sellers’ Representative and CH2M HILL.  If after diligent efforts the disagreement cannot be resolved within fifteen (15) days of CH2M HILL’s receipt of the Business Claim Notice of Disagreement, the dispute shall be resolved in accordance with Section 10.12 (Indemnification Procedures for Non-Third Party Claims).

(b)           In addition to the provisions of Section 10.10(h) (Procedure for Indemnification—Third Party Claims), Bill Allen shall honor his obligations under his plea agreement entered into with the United States Department of Justice, including the addendum regarding cooperation, in good faith and to the extent of his abilities.

10.12.              Indemnification Procedures for Non-Third Party Claims

In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor.  The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim.  The Indemnitor will have thirty (30) days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity.  If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within thirty (30) days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

10.13.              Contingent Claims

Subject to the provisions of Section 10.9(a) (Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations), nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

10.14.              Other Remedies

The provisions of Section 10.9(a) (Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations) notwithstanding, nothing in this Agreement shall preclude a Party from (a) bringing an action for specific performance or other equitable remedy to require a Party to perform its obligations under this Agreement, or (b) pursuing any remedies available at law or in equity with respect to actual fraud with respect to the representations, warranties, covenants or agreements contained herein.

11.                               TAX MATTERS

11.1.                     Access to Records Following Closing

CH2M HILL and Sellers agree that so long as any books, records and files retained by Sellers relating to the business of the Acquired Companies or the Retained Assets and Retained Liabilities, or the books, records and files delivered to the control of CH2M HILL pursuant to this Agreement (including books, records and files that remain in the control of the Acquired Companies immediately after Closing) to the extent they relate to the operations of the Acquired Companies prior to the Closing Date, remain in existence and available, each Party hereto (at its expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose.  CH2M HILL and Sellers shall use reasonable efforts not to destroy or allow the destruction of any such books, records, and files without first offering in writing to deliver them to the other.

11.2.                     Post-Closing Tax Payments and Cooperation

(a)           The Consolidated Acquired Companies shall properly accrue at the Closing Date all Taxes that may be due after the Closing Date that are allocable to any taxable periods ending on or prior to the Closing Date.  In order to appropriately apportion any of these Taxes relating to a period that includes (but that would not, but for this section, close on) the Closing Date, the Parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities, and even if not elected, to treat for all applicable purposes the Closing Date as the last day of a taxable period of the Acquired Companies, and such period shall be treated as a “Short Period” and a “Pre-Closing Period” for purposes of this Agreement.

(b)           In any case where an election has not been made in accordance with the preceding paragraph (a) or where applicable law does not permit the Acquired Companies to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of the Consolidated Acquired Companies for such Interim Period (as defined below) shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short period.  “Interim Period” means with respect to any Taxes imposed on the Consolidated Acquired Companies on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date.  Sellers shall pay to CH2M HILL, subject to Section 10.9(a) (Exclusive Remedy; Manner of Payment; Allocation of Certain Indemnification Obligations), the amount by which any Taxes are imposed on the Acquired Companies with respect to any taxable period ending on or prior to Closing Date and for any Pre-Closing Period (as defined and determined in Section 11.2(a)) to the extent (i) such Taxes exceed the amount of Taxes that would have been imposed if the Acquired Companies had never been part of a unitary group or combined group for state tax purposes and (ii) such additional amount is not included in the Tax Threshold.

(c)           If in any period ending after the Closing Date any Consolidated Acquired Company earns any credit or recognizes any loss which cannot be applied against its Tax liability for such period, and is permitted by law to carry back such credit or loss to a period ending on or prior to the Closing Date, and if the Acquired Companies shall receive a tax reduction for the period to which such credit or loss is properly carried back, then CH2M HILL  shall immediately remit to Sellers’ Representative, for remittance to Sellers in accordance with their Pro Rata Share, the amount of such tax reduction up to the amount which the Acquired Companies would have received if such carryback were the only item giving rise to a tax reduction for such period.  In the event that as of the end of applicable statutes of limitations, it can be determined that the accrual or reserve in respect of Taxes of the Consolidated Acquired Companies reflected in the Tax Threshold exceeds the actual amount of such Taxes, CH2M HILL shall remit promptly after such determination to Sellers Representative, for remittance to Sellers in accordance with their Pro Rata Shares, the amount of such excess.  Sellers agree that it will cooperate with CH2M HILL and the Acquired Companies and their respective

Representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of, and (ii) any administrative or judicial proceedings involving, any return of tax or information filed or required to be filed by or for the Acquired Companies or CH2M HILL.

11.3.                     Preparation of Tax Returns.

(a)           Seller’s Representative or other Person designated by Sellers Majority that is reasonably acceptable to CH2M HILL, at Seller’s expense (provided that, to the extent personnel and the accounting firm at the time engaged to assist the Acquired Companies in the preparation of their United States federal tax returns are used, such costs and expenses shall be borne by VECO), shall cause to be prepared and timely filed, with the use, assistance and cooperation of the Acquired Companies and the personnel and accounting firms for the Acquired Companies, all Tax Returns of the Acquired Companies for all taxable periods ending on or prior to the Closing Date that are not due on or prior to the Closing Date (“Pre-Closing Returns”) and shall use its Best Efforts to file the Tax Returns for the year ended March 31, 2007 no later than October 31, 2007 and the Tax Returns for the period from March 31, 2007 through the Closing Date no later than February 29, 2008.  All such Pre-Closing Returns will be prepared in accordance with past practice and applicable Legal Requirements, and will be subject to approval of CH2M HILL, which will not be unreasonably withheld.  Seller’s Representative shall provide Pre-Closing Returns to CH2M Hill for its review and approval prior to filing and at least thirty (30) days prior to the applicable due date (taking into account extensions obtained).  CH2M HILL will cooperate and will cause the Acquired Companies to cooperate, with Sellers’ Representative in preparation of such Tax Returns and will provide Sellers’ Representative with reasonable access to all information reasonably necessary to complete such Tax Returns.  For the avoidance of doubt, Sellers’ Representative shall have reasonable access to VECO or other Acquired Company personnel and accounting firms for use in completing such Tax Returns.

(b)           CH2M shall not cause the Acquired Companies to file any amendment to a Pre-Closing Return unless in response to a Tax Proceeding and then only to the extent, (i) CH2M HILL deems such amendment reasonably necessary and advisable, and (ii) Sellers’ Representative approves of such amendment, such approval not be unreasonably withheld.  Notwithstanding the preceding sentence, CH2M shall have the right to cause an amendment to a Pre-Closing Return to be filed for the purpose of carrying back to a taxable period ending on or prior to the Closing Date any tax attribute (loss, credit or deduction) generated by the CH2M Hill group in a subsequent taxable period, and shall have the right to retain any resulting refund.

(c)           CH2M HILL or Sellers’ Representative, as the case may be, will be deemed to have consented to any action under this Section 11.3 thirty (30) days following receipt of (i) the to be filed copy of the applicable Pre-Closing Return, in the case of CH2M HILL or (ii) the notice of intent to amend a Pre-Closing Return, in the case of Sellers’ Representative, unless the relevant Party gives written notice of its disagreement (a “Tax Notice of Disagreement”) to the requesting Party prior to such date.  Any Tax Notice of Disagreement shall specify in reasonable detail the nature, basis and dollar amount of any disagreement so asserted.  If a timely Tax Notice of Disagreement is received, then Sellers’ Representative and CH2M HILL shall seek in good faith to resolve any differences which they may have with respect to the matters specified in the Tax Notice of Disagreement.  Such resolution shall be pursued through good faith negotiations between the Sellers’ Representative and CH2M HILL.

If after diligent efforts of the representatives of the Parties, the disagreement cannot be resolved within thirty (30) days of the relevant Party’s receipt of the Tax Notice of Disagreement, the disagreement shall be resolved as provided in Section 12.10(b) (Dispute Resolution Procedures) of this Agreement.

(d)           Notwithstanding the provisions of Sections 10.10 (Procedure for Indemnification—Third Party Claims) or 10.11 (Indemnification Procedures for a Business Customer Claim and a Criminal Proceeding), this Section 11.3 or any other provision in this Agreement to the contrary, CH2M HILL may amend any Pre-Closing Return or take any other steps it deems, in good faith, necessary or reasonably advisable with respect to any Tax Proceeding to avoid the criminal indictment of VECO or any of the other Acquired Companies as the result of the actions or other circumstances that are the subject matter of such Tax Proceeding and the consequential impact on CH2M HILL in connection with any Debarment Action.

11.4.                     Transfer Taxes.

(a)           Any other provision of this Agreement to the contrary notwithstanding, any transfer Tax, deed Tax, recording Tax, mortgage Tax, lease Tax, documentary stamp Tax, value-added Tax, sales Tax, use Tax, or other transaction-based Tax that is imposed by any Governmental Authority (“Transfer Tax”) on the Acquired Companies arising from or in connection with the transfer of Retained Assets to Sellers or their Affiliates in connection with the Reorganization contemplated by Section 5.4 (Retained Assets) of this Agreement shall, except to the extent otherwise taken into account in  Schedule 2.3(c) or accrued on the Interim Balance Sheet, be borne by Sellers to the greatest extent permitted by applicable Legal Requirements.

(b)           Any Transfer Tax imposed on the Acquired Companies, CH2M HILL or Sellers arising from or in connection with the Transaction, including any further transfers to Affiliates of CH2M HILL, but excluding transfers to Sellers or Affiliates in connection with the Reorganization, shall be reported, paid, and economically borne and paid one-half by CH2M HILL or its Affiliates and one-half by Sellers, in accordance with applicable Legal Requirements.

11.5.                     No Section 338 Election.

CH2M HILL shall not make, and shall cause its Affiliates not to make, any election under Code Section 338 (or any similar provision under state, local, or foreign law) with respect to the acquisition of the Acquired Companies.

12.                               GENERAL PROVISIONS

12.1.                     Expenses

Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transaction, including all fees and expenses of agents, representatives, counsel, and accountants.  CH2M HILL will be responsible for and has paid the HSR Act filing fee.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

12.2.                     Public Announcements

Except with respect to any announcements related to developments pursuant to Section 9 (Termination), CH2M HILL, Sellers and VECO will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making of any public statement with respect to this Agreement or the Transactions and, except as may be required by applicable Legal Requirements in circumstances where such prior consultation is not possible or practicable, will not issue any such press release or make any such public statement prior to such consultation.  Unless consented to by CH2M HILL in advance or required by Legal Requirements (in the case of disclosure by Sellers, VECO or its Subsidiaries) or unless consented to in advance by VECO or required by Legal Requirements (in the case of disclosure by CH2M HILL), prior to the Closing Sellers and VECO shall, and VECO shall cause each of its Subsidiaries to, and CH2M HILL shall, and shall cause each of its Subsidiaries to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person, provided that the foregoing shall not prevent disclosure as necessary to secure Consents contemplated by this Agreement or disclosure to a Person’s legal, financial or accounting advisers or to such Person’s Affiliates or Related Persons.  Sellers and CH2M HILL will consult with each other concerning the means by which the Subsidiaries’ employees, customers, and suppliers and others having dealings with the Subsidiaries will be informed of the Transaction, and CH2M HILL will have the right to be present for any such communication.  Notwithstanding the foregoing, each of CH2M HILL, Sellers and VECO acknowledges and agrees that certain Acquired Companies and/or CH2M HILL may be required to disclose pursuant to Legal Requirements certain information regarding the Transactions contemplated in this Agreement, as well as some or all of the terms of this Agreement, to the labor organizations representing their respective employees in the course of any good-faith bargaining regarding the effects of the Transactions contemplated in this Agreement on said employees.  The Parties expressly agree that any such disclosures by the labor organizations in connection with the labor organizations’ representation of the Acquired Companies’ employees shall not violate the Sellers’ or VECO’s obligations under Section 12.2 (Public Announcements) or 12.3 (Confidentiality) of this Agreement, or VECO’s obligations under the Confidentiality Agreement.

12.3.                     Confidentiality

The Parties agree and acknowledge that they are and will be bound by the Confidentiality Agreement through to the Closing Date and all information, oral or written, exchanged between the Parties in connection with or pursuant to this Agreement shall be subject to the terms and conditions of the Confidentiality Agreement.

If the Transaction is not consummated, each Party will return or destroy as much of such written information as the other Party may reasonably request and the Confidentiality Agreement and the non-solicitation provisions of the Letter of Intent and the preceding letter of intent of May 15, 2007 shall remain in full force and effect.

12.4.                     Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

Sellers:

VC Sellers Reserve LLC

8416 Cormorant Cove Circle

Anchorage, Alaska  99507

Attention:  William M. Barstow, III

Facsimile No.:  (907) 274-9253

Email address:  (907)227-4180

Email address:  wbarston@gci.net

with a copies to:

For Bill Allen:

Dorsey & Whitney, LLP

1031 West 4th Avenue, Suite 600

Anchorage, Alaska  99501

Attention: Michael R. Mills

Facsimile No: +1-(907) 276-4152

Email address:  mills.mike@dorsey.com

Mark Allen

610 S. Main Street

Roswell, NM  88203

Facsimile No.: 505-622-6193

Email address:  markandpeggyallen@hotmail.com

with a copy to:

Mysock & Chevaillier, L.L.P.

Suite 700, 2021 South Lewis

Tulsa, Oklahoma  74104

Attention: Edward J. Mysock, Jr.

Facsimile No.: 1-918-747-6299

Email address:  ejm@mychev.com

Tammy Kerrigan

3716 Christensen Court

Grand Junction, Colorado 81506

Facsimile No.: 970-245-0624

Email address:  Kerrigan2296@hotmail.com

with a copy to:

Hoskin Farina & Kampf, P.C.

200 Grand Avenue

Suite 400

Grand Junction, Colorado  81501

Attention:  Catherine Norton Breman

Facsimile No: +1-(970) 241-3760

Email address:  cbreman@hfak.com

Shannon West

3504 Loomis Trail Road

Blaine, WA 98230

Facsimile No.: 360-332-6485

Email address:  ssw221@hotmail.com

with a copy to:

Joseph M. Gaffney

Dorsey & Whitney LLP

1420 Fifth Avenue, Suite 3400

Seattle, Washington 98101

Facsimile No.: 206-903-8820

Email address:  gaffney.joe@dorsey.com

For Roger Chan

Roger J. Chan

4820 Sportsman Drive

Anchorage, Alaska 99502-4104

with a copy to:

Ashburn & Mason P.C.

1227 West 9th Avenue, Suite 200

Anchorage, Alaska 99501-5914

Attention: Donald W. McClintock III

Facsimile No: +1-(907) 277-8235

Email address: dwm@anchorlaw.com

For Peter Leathard:

Peter Leathard

2026 Crataegus Circle

Anchorage, Alaska 99508

with a copy to:

Davis Wright Tremaine LLP

1201 Third Avenue, Suite 2200

Seattle, Washington  98101-3045

Attention:  Keith Baldwin

Facsimile No.: +1-(206) 757-7008

Email address:  keithbaldwin@dwt.com

VECO:

Pre-Closing:

VECO Corporation

3201 C Street, Suite 1000

Anchorage, Alaska  99503

Attention:  Dan Armel

Facsimile No.:  (907) 264-8181

Email Address:  dan.armel@veco.com

with a copy to:

K&L Gates

925 Fourth Avenue, Suite 2900

Seattle, Washington  98104-1158

Attention: Stephan H. Coonrod, Kimberly W. Osenbaugh and Margaret C. Inouye

Facsimile No.:                      +1 (206) 370-6037

Email Address:  stephan.coonrod@klgates.com

kimberly.osenbaugh@klgates.com and margaret.inouye@klgates.com

Post-Closing:

c/o CH2M HILL

9191 South Jamaica Street

Englewood, Colorado  80112

Attention:  M. Catherine Santee and Margaret B. McLean

Facsimile No.:  +1(720) 286-9250 and +1(720) 286-9103

Email Address: margaret.mclean@ch2m.com and catherine.santee@ch2m.com

CH2M HILL:

CH2M HILL Companies Ltd.

9191 South Jamaica Street

Englewood, Colorado  80112

Attention:  M. Catherine Santee and Margaret B. McLean

Facsimile No.:  +1(720) 286-9250 and +1(720) 286-9103

Email Address: margaret.mclean@ch2m.com and catherine.santee@ch2m.com with a copy to:

Morrison & Foerster LLP

370 17th Street, Suite 5200

Denver, Colorado  80202

Attention:  Whitney Holmes, Esq.

Facsimile No.:  (303) 592-1510
Email Address: wholmes@mofo.com

12.5.                     Jurisdiction; Service of Process

Except as otherwise provided in Section 12.10 (Dispute Resolution Procedures) or Section 10.10(g) (Procedure for Indemnification—Third Party Claims), any action or Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the Parties in the courts of the State of Washington, King County or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Washington, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.  Each of the Parties hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement or to any of the other documents referred to herein or therein shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.6.                     Further Assurances

The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any of the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, including in respect of the Reorganization and the Retained Asset and Liability Schedule.  In that connection, but without limiting the foregoing, to the extent RetainCo or their Affiliates receive any payment that properly belongs to VECO or the other Acquired Companies or VECO or the other Acquired Companies receive payments in respect of the Retained Assets, the parties shall cause such payments to be promptly remitted to the appropriate party.

12.7.                     Waiver

The rights and remedies of the Parties to this Agreement are cumulative and not alternative only when specifically provided for in this Agreement.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8.                     Entire Agreement and Modification

This Agreement supersedes all prior agreements between the Parties with respect to its subject matter (including the Letter of Intent, except as provided for below) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  Notwithstanding the foregoing, this Agreement does not supersede the Confidentiality Agreement, Sections 5(h) and (j) of the Letter of Intent, or paragraph 8 of the letter of intent of May 15, 2007 between the Parties or their Affiliates.  This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

12.9.                     Disclosure Letter

(a)                                  The disclosures in the Disclosure Letter, and those in any Supplement thereto, shall relate only to (i) the representations and warranties in the Section of the Agreement to which they expressly relate and (ii) any other representation or warranty for which it is readily apparent from the express words of the description of a specific disclosure in the Disclosure Letter that such disclosure is also an exception, and shall not relate to any other representation or warranty in this Agreement.

(b)                                 In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.10.              Dispute Resolution Procedures

(a)                                  If disagreements regarding the [**] or the CCC Cash Balance cannot be resolved and settled in writing by the Parties within thirty (30) days of CH2M HILL’s receipt of the Notice of Disagreement, either Party may then submit any matters still in dispute to PricewaterhouseCoopers (the “Arbitrator”) for independent, final and binding resolution, as provided in this Section 12.10(a).  Parties shall submit to the Arbitrator for review and final resolution only such matters which remain in dispute, and the Arbitrator shall make a final determination of only the disputed amounts, in accordance with the guidelines and procedures set forth in this Section and other applicable provisions of this Agreement.  The Parties will cooperate with the Arbitrator during the term of its engagement and shall provide such statements, work papers, information and access to personnel as the Arbitrator may request. Any dispute concerning necessity of information requested or the sufficiency or accuracy of information provided shall also be decided by the Arbitrator.  In resolving any matters in dispute, the Arbitrator may not assign a value to any item in dispute greater than the greatest value for such item assigned by CH2M HILL, on the one hand, or Sellers’ Representative, on the other hand, or less than the smallest value for such item assigned by CH2M HILL, on the one hand, or Sellers’ Representative, on the other hand.  The Arbitrator’s determination will be based solely on presentations by CH2M HILL and Sellers’ Representative (i.e., not on the basis of an independent review).  The Closing Statement and the determination of any amounts in dispute shall become final and binding on the Parties on the date the Arbitrator delivers its final resolution in writing to the Parties (which the Arbitrator shall be instructed to deliver as soon as practicable, but in no event later than thirty (30) days following submission of such disputed matters to the Arbitrator and all supporting information and documentation that the Arbitrator may require in writing from the Parties).  The costs and expenses of the Arbitrator shall be paid by the non-prevailing Party, as determined by the Arbitrator.

**Confidential Treatment Requested.

(b)                                 If disagreements regarding Tax matters cannot be resolved and settled in writing by the Parties within thirty (30) days of CH2M HILL’s receipt of the Tax Notice of Disagreement, either Party may then submit any matters still in dispute for independent, final and binding resolution, in accordance with this Section 12.10(b) to (i) if the Tax matter in dispute primarily relates to Tax or accounting issues, other than the valuation of assets, PricewaterhouseCoopers or, if such firm is unavailable due to conflicts or otherwise, such other independent nationally recognized accounting firm mutually agreed to by the CH2M HILL and Sellers’ Representative (the “Accounting Tax Arbitrator”), and (ii) if such Tax matter primarily relates to the valuation of assets, an independent nationally recognized valuation firm mutually agreed to by the CH2M HILL and Sellers’ Representative (the “Valuation Tax Arbitrator”, and each of the Valuation Tax Arbitrator and Accounting Tax Arbitrator are referred to as the “Tax Arbitrator”).  Parties shall submit to the Tax Arbitrator for review and final resolution only such matters which remain in dispute, and the Tax Arbitrator shall make a final determination only of the disputed portions of the Tax matter, in accordance with the guidelines and procedures set forth in this  Section 12.10(b). The Parties will cooperate with the Tax Arbitrator during the term of its engagement and shall provide such statements, work papers and information as the Tax Arbitrator may request. Any dispute concerning necessity of information requested or the sufficiency or accuracy of information provided shall also be decided by the Tax Arbitrator.  In resolving any matters in dispute, to the extent applicable, the Tax Arbitrator may not assign a value to any item in dispute greater than the greatest value for such item assigned by CH2M HILL, on the one hand, or Sellers’ Representative, on the other hand, or less than the smallest value for such item assigned by CH2M HILL, on the one hand, or Sellers’ Representative, on the other hand.  The Tax Arbitrator’s determination will be based solely on presentations by CH2M HILL and Sellers’ Representative (i.e., not on the basis of an independent review).  The determination of the Tax matter submitted for resolution shall become final and binding on the Parties on the date the Tax Arbitrator delivers its final resolution in writing to the Parties (which the Tax Arbitrator shall be instructed to deliver as soon as practicable, but in no event later than thirty (30) days following submission of such disputed matters to the Tax Arbitrator and all supporting information and documentation that the Tax Arbitrator may require in writing from the Parties).  The costs and expenses of the Tax Arbitrator shall be paid by the non-prevailing Party as determined by the Tax Arbitrator.

(c)                                  Any disagreements under Section 10.11 (Indemnification Procedures for a Business Customer Claim) not resolved and settled in writing by the Parties within thirty (30) days of CH2M HILL’s receipt of the Business Claim Notice of Disagreement, CH2M HILL may then submit the matter still in dispute to an industry leading arbitrator mutually agreed to by CH2M HILL and Sellers’ Representative (the “Business Claim Arbitrator”), for independent, final and binding resolution as provided in this Section 12.10(c).  The Parties shall submit to the Business Claim Arbitrator for review and final resolution only such matters which remain in dispute in regard to the settlement of the Business Customer Claim, and the Business Claim Arbitrator shall make a final determination of only of the matters in dispute, in accordance with the guidelines and procedures set forth in this Section 12.10(c). The Parties will cooperate with the Business Claim Arbitrator during the term of its engagement and shall provide such statements, work papers and information as the Business Claim Arbitrator may request. Any dispute concerning necessity of information requested or the sufficiency or accuracy of information provided shall also be decided by the Business Claim Arbitrator.  In resolving any matters in dispute, to the extent applicable, the Business Claim Arbitrator may not assign a value to any item in dispute greater than the greatest value for such item assigned by CH2M HILL, on the one hand, or Sellers’ Representative, on the other hand, or less than the smallest value for such item assigned by CH2M HILL, on the one hand, or Sellers’ Representative, on the other hand.  The Business Claim Arbitrator’s determination will be based solely on presentations by CH2M HILL and Sellers’ Representative (i.e., not on the basis of an independent review).  The determination of the matter submitted for resolution shall become final and binding on the

Parties on the date the Business Claim Arbitrator delivers its final resolution in writing to the Parties (which the Business Claim Arbitrator shall be instructed to deliver as soon as practicable, but in no event later than thirty (30) days following submission of such disputed matters to the Business Claim Arbitrator and all supporting information and documentation that the Business Claim Arbitrator may require in writing from the Parties).  The costs and expenses of the Business Claim Arbitrator shall be paid by the non-prevailing Party as determined by the Business Claim Arbitrator.

12.11.              Assignments, Successors, and No Third Party Rights

No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld, except that (i) CH2M HILL may assign any of its rights under this Agreement to any Subsidiary of CH2M HILL, provided that CH2M HILL shall remain jointly and severally liable with such Subsidiary for all obligations under this Agreement and (ii) Sellers may assign their rights to the Holdback Amount to their Affiliates or Related Persons but all such rights shall remain subject to the provisions of this Agreement.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement except that the agreements in Sections 10.2 (Indemnification and Payment of Losses by Sellers—General), 10.3 (Indemnification and Payment of Losses by Sellers—Tax Matters), 10.4 (Indemnification and Payment of Losses by CH2M HILL), and 10.5 (Time Limitations and Estimation of Certain Amounts) shall be for the benefit of, and enforceable by, the Indemnified Persons.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

12.12.              Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.13.              Section Headings, Construction

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  Unless otherwise expressly provided, accounting terms shall have their meaning under GAAP.

12.14.              Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.15.              Governing Law

This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

12.16.              Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.17.              Specific Performance

In addition to any other remedies which CH2M HILL may have at law or in equity, each Seller hereby acknowledges that the Shares and the Acquired Companies are unique, and that the harm to CH2M HILL resulting from breaches by any Seller of his or its obligations prior to Closing cannot be adequately compensated by damages.  Accordingly, each Seller agrees that CH2M HILL shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement to be performed prior to Closing to be specifically performed by Sellers or VECO and that CH2M HILL shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof or in any other domestic or foreign jurisdiction.

12.18.              Joint Ventures

Except as otherwise expressly provided at Section 3.11 (No Undisclosed Liabilities), Section 3.15 (Compliance with Legal Requirements, Governmental Authorizations) and Section 3.18(f) (Contracts; No Defaults), the representations and warranties of Section 3 (Representations and Warranties of VECO and Sellers) with respect to Joint Ventures shall, notwithstanding any other provisions of this Agreement, be to VECO’s Knowledge and the covenants and obligations of Sellers and VECO under this Agreement with respect to Joint Ventures shall, notwithstanding any other provisions of this Agreement, be covenants and obligations to use Best Efforts to cause the Joint Ventures to act (or omit from acting) as contemplated by such covenants or obligations.

12.19                 Transaction Related Attorney-Client Privileged Materials

(a)                                  To the extent permitted by applicable law without waiving applicable privileges and protections, immediately prior to Closing, VECO and the other Acquired Companies shall, and shall be deemed to, assign to Sellers all rights to all communications and work product relating to the Transaction that do not also relate to the business, legal, tax or financial interests of VECO and the other Acquired Companies apart from the transaction before or after the Closing (the “Wholly Assigned Interests”).  The Wholly Assigned Interests shall include the files and records embodying them.  To the extent permitted by applicable law without waiving applicable privileges and protections, VECO and the other Acquired Companies shall be permitted to distribute out to the Sellers memoranda, letters, documents, and other materials pursuant to which any of the Acquired Companies were provided legal, tax, or accounting advice specifically embodying the Wholly Assigned Interests.  To the extent permitted by applicable law without waiving applicable privileges and protections, all rights any of the Acquired Companies may have to assert the attorney-client or tax adviser-client privilege in respect thereof or treatment of the same as attorney work product shall be assigned to Sellers.

(b)                                 To the extent permitted by applicable law without waiving applicable privileges and protections, immediately prior to Closing, VECO and the other Acquired Companies shall, and shall be deemed to, assign to Sellers joint rights under a common interest to all communications and work product relating to the Transaction that also relate to the business, legal, tax or financial interests of VECO and the other Acquired Companies apart from the transaction before or after the Closing (the “Partially Assigned Interests”).  The Partially Assigned Interests shall include the files and records embodying them.  To the extent permitted by applicable law without waiving applicable privileges and protections, VECO and the other Acquired Companies shall provide access to the Sellers, upon reasonable notice, to memoranda, letters, documents, and other materials pursuant to which any of the Acquired Companies were provided legal, tax, or accounting advice embodying the Partially Assigned Interests.  To the extent permitted by applicable law without waiving applicable privileges and protections, rights any of the Acquired Companies may have to assert the attorney-client or tax adviser-client privilege in respect Partially Assigned Interests or treatment of the same as attorney work product shall, and shall be deemed to be assigned in-part to Sellers to be held jointly and concurrently with all such rights also being retained by VECO and the other Acquired Companies.  Except as authorized in writing by CH2M HILL, VECO or the other Acquired Companies, as may be relevant, or as related to a dispute as between Sellers or RetainCo, on the one hand, and CH2M HILL, VECO, and the other Acquired Companies, on the other hand, Sellers shall have no right to waive any privileges or protections associated with the Partially Assigned Interests; however, the Acquired Companies shall retain the right to waive any privileges or protections associated with the Partially Assigned Interests in their sole discretion.

(c)                                  Failure to distribute materials described in Section 12.19(a) and (b) prior to Closing, except as may be required under applicable law to preserve relevant privileges and protections, shall not affect the validity of this assignment nor constitute a waiver by Sellers of the privilege or other applicable protection.  CH2M HILL and its present and future Subsidiaries, Affiliates and related entities agree not to assert, in any manner or venue, a position contrary to the position that such memoranda, letters, documents, and other materials, whether distributed out prior to Closing or not, are covered by the attorney-

client or tax adviser privilege afforded, that they constitute attorney-client work product or that the Sellers, if such assignment may be valid, are entitled to claim attorney-client or tax adviser privilege with respect thereto.  Sellers and their successors and assigns agree not to assert, in any manner or venue, a position contrary to the position that memoranda, letters, documents, and other materials reflecting the Partially Assigned Interests, whether distributed out prior to Closing or not, are covered by the attorney-client or tax adviser privilege afforded as retained by VECO and the other Acquired Companies, that they constitute attorney-client privileged or work product materials or that VECO and the other Acquired Companies are entitled to claim attorney-client or tax adviser privilege or work product protection with respect thereto.  Nothing provided for in this section will constitute a waiver of any rights CH2M HILL may have against Sellers for breaches of any agreements.

12.20                 Post Closing Representation

David H. Bundy, P.C. and Kirkpatrick & Lockhart Preston Gates Ellis LLP (each, a “Law Firm” and collectively “Law Firms”) have represented VECO in the Transaction provided for in this Agreement.  CH2M HILL and its present and future Subsidiaries, Affiliates and related entities agree that said Law Firms are authorized and entitled to represent Sellers, or any of them, or RetainCo after Closing, in any and all negotiations and pre-litigation or arbitration discussions or mediations but not in connection with any litigation or arbitration] (“Pre-Litigation Proceedings”) that may arise between any of the Sellers or RetainCo and CH2M HILL or its present and future Subsidiaries, Affiliates and related entities.  CH2M HILL and its present and future Subsidiaries, Affiliates and related entities waive any and all right to disqualify the Law Firms related to Pre-Litigation Proceedings and agree that CH2M HILL shall not seek to disqualify Law Firms in any such Pre-Litigation Proceedings based upon the fact that Law Firms have represented VECO or the Acquired Companies.  This provision is to allow Sellers to enjoy the services of chosen counsel after Closing in all negotiations and dealings that do not include appearance in litigation or arbitration.  The waiver and agreement provided herein explicitly do not permit the Law Firms to appear on behalf of Sellers or RetainCo in any Litigation or arbitration proceedings adverse to VECO or any other Acquired Companies.  CH2M HILL accepts all responsibility, with assistance of its chosen counsel, to inform itself regarding this consent and waiver.  Nothing provided for in this section will constitute a waiver of any rights CH2M HILL  may have against Sellers for breaches of any agreements.

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

VECO

VECO CORPORATION, a Delaware corporation

By:	/s/ Daniel E. Armel
Name: Daniel E. Armel
Title:	Interim CECO

Sellers

Allen Limited Partnership

/s/ Mark J. Allen
Mark J. Allen, General partner

/s/ Tammy Kerrigan
Tammy Kerrigan, General Partner

/s/ Shannon West
Shannon West, General Partner

Leathard Limited Partnership

/s/ Paul Leathard
Paul Leathard, General Partner

Shelby Trust

/s/ Bill J. Allen
Bill J. Allen, Trustee

/s/ Roger Chan
Roger Chan

CH2M HILL

CH2M HILL COMPANIES LTD., an Oregon corporation

By:	/s/ Samuel H. Iapalucci
Name: Samuel H. Iapalucci
Title: Executive Vice President and Chief Financial Oficer

AEL LLC and MST Ventures Inc., as a third party beneficiary of certain provisions of this Agreement and the Transaction, for themselves and their subsidiary entities, hereby consent to, and agree to be bound by, Sections 5.4(b) (Retained Assets), 6.5 (“Commonwealth Construction” Name) and 12.6 (Further Assurances) of this Agreement.

AEL LLC, a Washington limited liability company

By:	/s/ Tom Corkran
Tom Corkran Manager

MST Ventures Inc., a Washington corporation

By:	/s/ Tom Corkran
Name:	Tom Corkran
Its: President

EXHIBITS

Exhibit A

Sellers’ Disclosure Letter

[Date]

CH2M HILL Companies Ltd.

9191 South Jamaica Street

Englewood, Colorado 80112

Gentlemen:

We refer to the Stock Purchase Agreement (the “Agreement”) to be entered into today between VECO Corporation (“VECO”), the Shareholders of VECO (“Sellers”) and CH2M HILL Companies Ltd. (“CH2M HILL”) pursuant to which Sellers are to sell and CH2M HILL is to purchase all of the issued and outstanding capital stock of VECO Corporation (the “Company”) as provided in the Agreement.

This letter constitutes the Disclosure Letter referred to in Section 3 (Representations and Warranties of VECO and Sellers) of the Agreement.  The representations and warranties of VECO and Sellers (those of Sellers are limited to statements contained at Sections 3.2, 3.3(a), 3.25, 3.27 and 3.31 that are made expressly with respect to Sellers) in Section 3 (Representations and Warranties of VECO and Sellers) of the Agreement are made and given subject to the disclosures in this Disclosure Letter.  The disclosures in this Disclosure Letter are to be taken as relating to the representations and warranties in the section of the Agreement to which they expressly relate and to any other representation and warranty for which it is readily apparent from the express words of the description of a specific disclosure in the Disclosure Letter that such disclosure is an exception and shall not relate to any other representation or warranty in the Agreement.

Terms defined in the Agreement are used with the same meaning in this Disclosure Letter.  References to Appendices are to the Appendices to this Disclosure Letter.

Matters set forth in this Disclosure Letter are not necessarily limited to matters required by the Agreement to be reflected herein.  Such additional matters are set forth for information purposes, and this Disclosure Letter does not necessarily include other matters of a similar nature.

By reference to Section 3 (Representations and Warranties of VECO and Sellers) of the Agreement (using the numbering in such Section), the matters set forth in Attachment A to this letter are disclosed (for avoidance of doubt, references to this Disclosure Letter mean and include its Attachments and Appendices) following matters are disclosed:

A-1

Very truly yours,

VECO Corporation

By:
Its:

Sellers (solely with respect to the representations of Sellers contained in Sections 3.2, 3.3(a), 3.27 and 3.31)

Allen Limited Partnership

Mark J. Allen, General partner

Tammy Kerrigan, General Partner

Shannon West, General Partner

Leathard Limited Partnership

Paul Leathard, General Partner

Shelby Trust

Bill J. Allen, Trustee

Roger Chan

CH2M HILL acknowledges receipt of the Disclosure Letter of which this is a duplicate (including the Attachments and Appendices referred to therein).

Dated:

CH2M HILL:

By:

A-2

Exhibit B

Definitions

CERTAIN DEFINITIONS

“Acquired Companies” means VECO and the Included Subsidiaries, collectively.

“Advance Ruling Certificate” means a certificate issued by the Commissioner under Section 102 of the Competition Act.

“Affiliates” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Applicable Contract” means any Contract other than a Contract that is part of the Retained Assets (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

“Applicable Rate” means, as of any date of determination, a per annum rate of interest equal to the sum of (x) 1.25% per annum, plus (y) the “Libor Rate” then in effect for “Libor Loans” having an “Interest Period” of one month, as set forth in The Wall Street Journal; provided however, that any payment due to be paid by any Party and not the subject of a good faith dispute between the Parties shall bear interest from the date such payment is due until the date of payment and receipt by the payee at a default rate equal to the sum of the Applicable Rate in effect at the time such payment first became due plus 4% per annum.  Any payment that is the subject of a good faith dispute among the Parties shall not bear interest at the default rate unless and until such amount remains unpaid for three Business Days after the date such dispute is finally resolved.  For purposes of interest accruing with respect to the Holdback Amount, such interest shall accrue from the Closing Date until February 1, 2008 at the Applicable Rate in effect on the Closing Date and thereafter shall be determined on each September 1 and February 1 until the full amount of the Holdback Amount is paid to Sellers or applied in respect of indemnification obligations of Sellers under this Agreement.

“Best Efforts” means the efforts that a commercially prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as reasonably possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person from this Agreement and the Transaction or in any other material adverse changes to such Person.

“Business Day” means any day on which banks are not required or authorized to close in Denver, Colorado or Anchorage, Alaska.

“CCC Transfer Agreement” means that certain Asset Transfer Agreement entered into in connection with the consummation of the Transaction, between Commonwealth Construction Canada Ltd., a British Columbia company, and Commonwealth Construction Company Ltd., a British Columbia company.

“Cleanup” has the meaning set forth in the definition of “Environmental, Health and Safety Liabilities”.

“Closing Date” means the date and time as of which the Closing actually takes place.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication with any labor union or employee association that governs the terms and conditions of employment of any Employees;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act and includes a person authorized by the Commissioner as permitted by the Competition Act.

“Competition Act” means the Competition Act, Revised Statutes of Canada 1985 c. C-34, as amended.

“Confidentiality Agreement” means that Confidentiality Agreement of August 26, 2006 between the Parties, as amended by Section 5(h) of the Letter of Intent.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Consolidated Acquired Companies” means VECO, HEBL, Inc., Commonwealth Construction Company, Ltd. and those other Acquired Companies that were consolidated with VECO for purposes of the Balance Sheet.

“Contract” means any agreement, contract, obligation, promise, understanding, arrangement or undertaking that is intended to be legally binding.

“Debarment Action” means any event or circumstance that could reasonably be expected to adversely affect CH2M HILL’s ability to secure work from the United States Government under any statute or regulation, whether in effect at the Closing Date or at any time thereafter, governing federal contracting, including the federal acquisition regulations or defense acquisition regulations, including by reason of its failure to satisfy the contracting certification requirements under part 52.209-5 of the Federal Acquisition Regulation, as amended or proposed to be amended from time to time as set forth in the Federal Register, due to, among other things, it being unable to certify that it (i) has not been convicted of or had a civil judgment or other judicial determination rendered against the contractor for violating any tax law or failing to pay any tax, (ii) has not been notified of any delinquent taxes for which the liability remains unsatisfied, or (iii) has not received a notice of a tax lien filed against the contractor for which the liability remains unsatisfied or for which the lien has not been released.

“Defeasance Indebtedness” means the indebtedness in the aggregate outstanding principal amount of $11,151,067 as of March 31, 2007, subject to that certain Defeasance

Assignment, Assumption and Release Agreement dated June 15, 2005, made by and among VECO Properties, Inc., JPMC, 99C8 Master Defeasance-A, LCC, U.S. Bank, N.A., as successor trustee in trust for the registered holders of J.P. Morgan Commercial Mortgage Finance Corp. Mortgage Pass-Through Certificates Series 1999-C8, Midland Loan Services, Inc., and Wells Fargo Bank, N.A.

“Defeasance Trust” means the government securities pledged to JPMC 99C8 Master Defeasance-A, LLC (“Successor Borrower”) to secure the Defeasance Indebtedness, as held by Wells Fargo Bank N.A., as securities intermediary and custodian pursuant to the Defeasance Account Agreement dated June 15, 2005, between VECO Properties, Inc., Wells Fargo Bank, N.A., U.S. Bank, N.A., Successor Borrower and Midland Loan Services, Inc.

“Designated Person” means those persons identified as such on Schedule 5.16.

“Designated Person Holdback Amount” has the meaning given to that term in Schedule 5.16.

“Designated Person Percentage” has the meaning given to that term in Schedule 5.16.

“Designated Persons” has the meaning given to such term in Schedule 5.16.

“Disclosure Letter” means the disclosure letter delivered by Sellers to CH2M HILL[, as the same may be supplemented to extent CH2M HILL consents thereto,] concurrently with the execution and delivery of this Agreement.

“ECC/VECO” means Limited Liability company “ECC-VECO,” a company incorporated in Russia, having its registered office at 149 Mira Avenue, Yuzhno-Sakhalinsk, Sakhalin Region, 693000, Russian Federation, Basic State Registration Number 1046500605293.

“Employee” means an individual who is employed, other than as a consultant or contractor, by any Acquired Company, whether on a full-time or part-time basis.

“Employee Benefit Plans” means all current compensation of any kind or type, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance or termination pay, sick pay, bereavement pay, vacation pay, hospitalization or other medical, health and welfare, life, accidental death and dismemberment or other insurance, dental, eye care, critical illness, disability, health care spending and wellness, salary continuation, supplemental unemployment, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, counseling, pension, retirement or supplemental retirement plans, arrangements or agreements (including any defined benefit or defined contribution pension plan and any group registered retirement savings plan) and any other similar employee benefit plans, arrangements or agreements, whether oral or written, formal or informal, statutory or voluntary or funded or unfunded, (including policies with respect to holidays, earned or accrued days off, sick leave, long-term disability, vacations, expense reimbursement, tuition reimbursement and training, scholarships, charitable donations or contributions, professional, association, society, recreational or sporting memberships and automobile or parking allowances and rights to company-provided automobiles) that are related to or part of the business of Commonwealth Construction Canada Ltd., VECO Canada Ltd., VECO Project Services Ltd. or VECO Construction Ltd. and are sponsored or maintained or contributed to or required to be contributed to by any such Acquired Company for the benefit of any of the Employees or beneficiaries of any of them, whether or not insured and whether or not subject to any Legal Requirements.

“Encumbrance” means any charge, claim, community property interest, condition, easement, equitable interest, hypothecation, lien (statutory or otherwise), declaration, mortgage, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from an actual or potential claim by a Governmental Body or Person under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, liens, notices of non-compliance or violation, demands and response, investigative, remedial, or inspection costs and expenses, whether current or potential, arising under, or in any way related to, Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures (including any Remedial Action) required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” means any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual Releases or Threatened Releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant or adverse impact on the Environment;

(b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up Hazardous Materials that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention; or

(h) making responsible Parties pay other Parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Environmental Remediation Agreement” means the Environmental Remediation and Access Agreement between CH2M HILL and RetainCo in the form attached hereto as Exhibit I related to the remediation of certain environmental matters following the Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means, with respect to an Acquired Company, any other person that, together with VECO, would be treated as a single employer under IRC § 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations and rules issued pursuant to such act or any successor law.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

“GAAP” means generally accepted United States accounting principles that (a) with respect to financial statements for periods ending on or before March 31, 2006, are such principles in effect as of the relevant date and as applied by VECO and (b) with respect to other applicable provisions of this Agreement, are such principles in effect as of March 31, 2007, as applied by VECO in its preparation of the Balance Sheet.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including any Environmental Law.

“Governmental Body” means any:

(a) nation, state, province, county, city, town, village, district, political division or other jurisdiction of any nature;

(b) federal, state, provincial, local, municipal, foreign, territorial or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Green Field” means Limited Liability Company “Green Field,” a company incorporated in Russia, having its registered office at Office 301, 16, Karl Marx Street, City of Yuzhno-Sakhalinsk, Russian Federation, Basic State Registration Number 1036500621475.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, disposal or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unacceptable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

“Hazardous Materials” means any solid, liquid, gas, radiation or combination of them that may impair the Environment, injure or damage property, natural resources or plant or animal life or harm or impair the health of any individual, including (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous recyclables”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, “dangerous oilfield waste”, “dangerous good” or any other term or expression as defined in Environmental Law intended to define, list or classify substances by reason of properties harmful to the Environment, natural resources, or human, plant or animal health, safety or welfare (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity or words of similar import under any applicable Environmental Laws), (ii) any oil, petroleum, petroleum fraction or petroleum derived substance, (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources regulated under hazardous waste management or cleanup laws, (iv) any flammable substances or explosives; (v) any radioactive materials, (vi) any asbestos-containing materials, (vii) urea formaldehyde foam insulation, (viii) electrical equipment which contains any polychlorinated biphenyls — containing oil or dielectric fluid, (ix) pesticides, (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Body or which may or could pose a hazard to the Environment, natural resources or human, plant or animal health, safety or welfare, and (xi) any container, drum, barrel or storage device in which any of (i) through (x) regulated under Environmental Law have been stored or transported.

“HEBL Environmental Indemnity Agreement” means the Environmental Agreement and Indemnity dated January 22, 1997, by HEBL, INC., a corporation organized under the laws of the State of Alaska (the “Company”) and VECO CORPORATION, a corporation organized under the laws of the State of Delaware (“VECO”), to and for the benefit of John Hancock Mutual Life Insurance Company, John Hancock Variable Life Insurance Company, Mellon Bank, N.A., as Trustee for the Long-Term Investment Trust and Mellon Bank, N.A., as Trustee for Nynex Master Pension Trust, as the same may have been amended or supplemented prior to the date of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Included Subsidiaries” means those Subsidiaries and Joint Ventures set forth on Exhibit J.

“Indebtedness” means with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations arising from deferred compensation arrangements net of the assets held to fund such arrangements, (iv) all capital lease obligations, (v) all obligations for the deferred purchase price of property or services with respect to which a Person is liable, as obligor (other than trade payables incurred in the Ordinary Course of Business and (vi) all accrued interest, and, in the case of RoyNat Inc. debt due by Commonwealth of Construction Canada Ltd., prepayment premiums or penalties related to the same, in the approximate amount of $67,000.

“Indemnified Environmental Condition” means a condition of the soil, surface water, groundwater, sediments or similar environmental media, resulting from any Release or Threatened Release of Hazardous Materials at, under, or emanating from any Facility (other than any Facilities owned or operated by the Joint Ventures) in quantities or concentrations above pertinent cleanup standards or action levels for which Environmental Laws require investigatory, corrective or remedial measures and which is (a) the subject of an actual or threatened Third

Party Claim against CH2M HILL or (b) is encountered by CH2M HILL in the ordinary course of conducting its business (which may include conducting Phase II investigations in relation to a suspected Release of Hazardous Materials if such suspicion is developed during the ordinary course of business) on the Facility (other than any Facilities owned or operated by the Joint Ventures) and comprises a basis for claims against, demand of or liabilities of CH2M HILL.

“Investment Canada Act” means the Investment Canada Act, Statutes of Canada 1985, c.28 (1st Supp.), as amended.

“IRC” means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Joint Venture” means the Russian Subsidiaries and NANA/VECO Joint Venture.

“Knowledge” means an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has or during the relevant time period had, Knowledge of such fact or other matter.  In the case of VECO, however, VECO will be deemed to have Knowledge of a particular fact or other matter only if a current member of its Board of Directors or the individuals set forth in Schedule B-1 have Knowledge of such matter.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, rules, statute or treaty.

“Loss” means any loss, liability, demand, claim, action, cost, damage, diminution in value, penalty, Tax, fine or expense (including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation or defense, and all amounts paid in settlement, of any of the foregoing); provided, however, that for purposes of Section 10 (Indemnification; Remedies), Loss shall not include (i) an Indemnitee’s own consequential, special or punitive damages, but shall include any consequential, special or punitive damages of a third party for which the Indemnitee may be liable, or (ii) the cost of any compliance programs that CH2M HILL may implement in connection with its acquisition of the Acquired Companies.

“Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely to (i) be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of the Acquired Companies, taken as a whole, or (ii) prevent or materially delay consummation of the Transaction or otherwise to prevent either Party or their respective Affiliates from performing their obligations under this Agreement; excluding the effects of any changes, events, occurrences or effects arising out of, resulting from or attributable to (a) the execution, announcement or performance of this Agreement or the consummation of the Transactions, (b) acts or omissions within CH2M HILL’s control, (c) changes generally affecting the United States or global economy, capital or financial markets or the industry in which the Acquired Companies operate (so long as such changes do not materially disproportionately affect the Acquired Companies) or (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (e) matters arising directly from items disclosed in the Disclosure Letter.

“Material Change” means any circumstance, event, change or effect that has resulted or would reasonably be expected to cause the Acquired Companies or CH2M HILL, to incur any Loss or expenses or otherwise to pay or become liable to pay more than $500,000 as a result of, or to remedy, such circumstance, event, change or effect.

“Multi-Employer Plan” has the meaning given in ERISA § 3(37)(A).

“Mutual Release” means the release as contemplated by Exhibit C.

“Norcon Property” means the 34 acres of real property located at 101 East 100th Avenue, Anchorage, Alaska 99515, which currently houses Norcon, Inc.’s Anchorage office and includes a vehicle repair and maintenance shop.

“Norcon Property Lease Agreement” means that certain lease agreement to be entered into between CH2M HILL on behalf of Norcon, Inc. and RetainCo with respect to the Norcon Property, in the form attached to this Agreement as Exhibit K.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any award, decision, declaration, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, tribunal, administrative agency, regulatory body, or other Governmental Body or by any arbitrator or mediator pursuant to binding mediation.  When used in connection with any of the Acquired Companies, “Orders” shall mean any of the foregoing directed to any of the Sellers, the Acquired Companies, their Affiliates or, to VECO’s knowledge, with respect to any other Person.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c) such action is not in violation of any Legal Requirement or Applicable Contract.

“Organizational Documents” means (a) the articles or certificate of incorporation or amalgamation, as applicable, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Other Benefit Obligations” means all obligations or arrangements of an employer to provide benefits, other than salary, as compensation for services rendered, to present or former directors, Employees, or agents of an Acquired Company, other than obligations, arrangements, and practices that are Plans.  Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC § 132.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” is a plan, fund or program that is subject to ERISA and described in ERISA § 3(2)(A).

“Permitted Encumbrances” means (a) mortgages, security interests or security obligations shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), (c) liens for current taxes not yet due or which are being contested in good faith through appropriate proceedings, (d) landlord, suppliers, materialmen and similar liens incurred in the Ordinary Course of Business, and (e) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto as currently used, or impairs the operations of any Acquired Company, (ii) zoning laws and land use restrictions that do not materially impair the present use of the property subject thereto and (iii) leases that have been disclosed in the Disclosure Letter.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, unlimited liability company, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plan” is a plan, fund or program that is subject to ERISA and described in ERISA § 3(3).

“Plan Sponsor” has the meaning given in ERISA § 3(16)(B).

“Pro Rata Share” shall be based on the ratio of each Seller’s Shares to the total number of issued and outstanding Shares as set forth in Part 3.3 of the Disclosure Letter, except as otherwise provided at Part 3.3 of the Disclosure Letter with respect to the Pro Rata Share.  For each Seller, except as provided at Part 3.3 of the Disclosure Letter with respect to the Pro Rata Share, such Seller’s Pro Rata Share shall be a fraction equal to the fraction that such Seller’s Shares represent of all issued and outstanding Shares.  Until CH2M HILL has confirmed receipt of a notice after the Closing Date of a change to the information set forth in Part 3.3 of the Disclosure Letter with respect to Sellers Pro Rata Shares that is verified by all the of the adversely affected Sellers or and by the Sellers’ Representative Sellers’ Representative and satisfactory in form and substance to CH2M HILL, CH2M HILL shall be entitled to rely on each Seller’s Pro Rata Share as set forth in Part 3.3 of the Disclosure Letter for purposes of this Agreement, including Article X.

“Proceeding” means any action, arbitration, audit, charge, hearing, inquiry, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, investigative, or informal) commenced, claimed, brought, conducted, or heard by or before, a court, tribunal, administrative agency or regulatory body or otherwise involving, any Governmental Body or arbitrator or mediator.

“Provided” means that VECO or its Subsidiaries has physically delivered or otherwise notified CH2M HILL that the applicable information, agreement or document was, on or prior to July 31, 2007, available at ftp://wss1.veco.com or at the offices of VECO, its Subsidiaries or their agents.

“Qualified Plan” means any Plan that meets or purports to meet the requirements of IRC § 401(a).

“Related Person” means with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least twenty-five percent (25%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least twenty-five percent (25%) of the outstanding equity securities or equity interests in a Person.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, injection, migrating, dispersing, dumping, or other releasing into the Environment, whether intentional or unintentional that violates Environmental Laws or gives rise to any Environmental, Health and Safety Liabilities.

“Remedial Action” means any action, whether voluntary or compelled, that is reasonably necessary to investigate, test, monitor, study, clean up, remediate, remove, treat, dispose of any Hazardous Material or in any other way deal with the Release of Hazardous Materials to the Environment to the Remediation Criteria.

“Remediation Criteria” means the applicable remediation standard, criteria or guidelines for assessing, remediating, reclaiming, developing or redeveloping land adopted or issued from time to time by any Governmental Body with respect to the regulation of any Hazardous Material.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“RetainCo” means AEL LLC, a Washington limited liability company, MST Ventures Inc., a Washington corporation, and VECO International LLC, a Texas limited liability company, and their successors and assigns.

“RetainCo Indemnity Agreement” means the indemnity agreement between RetainCo and CH2M HILL, in the form attached hereto as Exhibit L, under which RetainCo agrees to indemnify CH2M HILL for certain Losses.

“Retained Asset and Liability Schedule” means a schedule prepared by VECO and setting forth a detailed and itemized description of all Retained Assets and Retained Liabilities, including the fair market value or book value, as appropriate, and Tax basis of such assets prepared in accordance with GAAP (such item may cross-reference Schedule 2.3(c) with respect to such items).

“Retained Assets” means those assets, properties, causes of action, claims, Contracts, obligations, liabilities and Subsidiaries (including all assets, properties, Contracts, claims and obligations or liabilities of such Subsidiaries) set forth on Exhibit H.

“Retained Liabilities” means all Losses, obligations for Losses, obligations (contractual or otherwise) or other past, present or future liabilities, whether matured or unmatured, contingent or fixed, whether due in performance or the payment of money, owed by or in respect of (a) the Retained Assets, (b) any liability for Taxes imposed in respect of income or gain resulting from the distribution, sale or other disposition of the Retained Assets to the extent not accrued or reflected in the Tax Threshold, (c) any criminal charges arising out of or relating to the commission of any crime by (x) Sellers or any of their Affiliates (other than the Acquired Companies) or (y) VECO or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives (for purposes of this item (y) only, with respect to any such acts prior to the Closing Date), or any investigations by any Governmental Body with respect to any of the foregoing, (d) any liability for withholding Tax, FICA or any other amount of Tax due as a result of the payments set forth at Schedule 5.16 (but not including the payments contemplated by Section 5.16(b) to the extent not accrued or reflected in the Interim Balance Sheet or reflected in Schedule 2.3(c), or (e) any professional service fees attributable to the Transaction in excess of an amount equal to (i) the amount accrued for such fees as of July 31, 2007, plus (ii) $1,100,000, net of amounts paid by the Acquired Companies after July 31, 2007 (other than amounts paid to Dorsey & Whitney LLP out of the David Bundy trust account for work in May and June).

“Retained Subsidiary” means any Subsidiary of VECO that constitutes a part of the Retained Assets, whether sold, distributed or otherwise disposed of at or prior to the Closing Date.

[**]

**Confidential Treatment Requested.

“Russian Subsidiaries” means:  (i) ECC-VECO; and (ii) SMNM-VECO.

“Securities Act” means the Securities Act of 1933 or any successor law, as amended, and the regulations and rules issued pursuant to such act or any successor law.

“Sellers” means as defined in the first paragraph of this Agreement.

“Sellers Percentage” and “Sellers [**] Percentage” have the meaning given to that term in Schedule 5.16.

**Confidential Treatment Requested.

“Shares” means as defined in the Recitals of this Agreement.

“SMNM/VECO” means Limited Liability Company “SMNM-VECO,” a company incorporated in Russia, having its registered office at 2, Sportivnaya Street, Okha, Sakhalin Region, 693000, Russian Federation, Basic State Registration Number 1026500886895.

“Specified Environmental Condition” means the following specific conditions as they exist as of Closing:  any soil, surface water, groundwater, sediments or similar environmental media containing Hazardous Materials above cleanup levels on or immediately adjacent to the following properties:

(i) under or near existing trailers at 81293 Beluga Highway, Tyonek, AK,

(ii) Deadhorse Lease Tract 2,

(iii) Deadhorse Lease Tracts 22 and 23,

(iv) relating to the septic system or waste oil above ground storage tank at the Braddock Street, Fairbanks shop,

(v) relating to the floor drains at the Kenai shop.

“Subsidiary” means with respect to any Person , any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of VECO.

“Tax” means any tax, however denominated (including any income tax, profits tax, franchise tax, capital gains tax, gross receipts tax, business license tax, occupation tax, value-added tax, stamp tax, environmental tax, transfer tax, sales tax, goods and services tax, use tax, consumption tax, excise tax, ad valorem tax, real property tax, personal property tax, gift tax, estate tax, withholding, payroll or employer health taxes, Canada Pension Plan contributions, employment insurance or workers’ compensation premiums, Pension Benefit Guaranty Corporation premiums or social security payments or their equivalents), levy, assessment, charge, dues, rates, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” means any return (including any information return), report, statement, disclosure, schedule, attachment, notice, form, election or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment,  collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Tax Threshold” means the amount specified as the Tax Threshold on Schedule 2.3(c).

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” means a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand, claim or similar statement has been made (orally or in writing) or any notice of a violation or default has been given (orally or in writing).

“Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than Multi-Employer Plans.

“Transaction Documents” means this Agreement and each of the other agreements and instruments to be executed and delivered by any of the Parties in connection with the consummation of the Transaction.

“Transition Services Agreement” means the agreement in the form attached hereto as Exhibit M between Commonwealth Construction Canada Ltd., VECO and VECO Canada, Ltd.

“Tribunal” means the Competition Tribunal established under the Competition Tribunal Act, Revised Statutes of Canada 1985, c.19 (2nd Supp.), as amended.

“U.S. Trade Control Laws” means export control and economic sanctions laws and regulations of the United States, including but not limited to the Export Administration Regulations (“EAR”) (Title 15 of the U.S. Code of Federal Regulations Part 730 et seq.), the EAR’s rules on Restrictive Trade Practices or Boycotts (15 C.F.R. Part 760—so called “Anti-boycott Regulations”), the economic sanctions rules and regulations implemented under statutory authority and/or President’s Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (Title 31 of the U.S. Code of Federal Regulations Part 500 et seq.) (collectively, the “OFAC Regulations”), and the International Traffic in Arms Regulations (“ITAR”) (Title 22 of the U.S. Code of Federal Regulations Part 120 et seq.).

[**]

**Confidential Treatment Requested.

“VEBA” means a voluntary employees’ beneficiary association under IRC § 501(c)(9).

“VECO Alaska Building Loan” means that certain Promissory Note secured by Security Instrument (Loan No. 31-0902776), dated June 14, 2005, with VECO 36th Avenue Inc.,

as borrower, and Wells Fargo Bank, National Association, as lender, in the aggregate principal amount of $17,000,000, which promissory note is secured by that certain Deed of Trust and Absolute Assignment of Rents and Leases and Security Agreement, dated June 14, 2005, related to the VECO Alaska Building, located at 939 East 36th Avenue, Anchorage, Alaska.

“VECO Multi-Employer Plan” means all Multi-Employer Plans to which an Acquired Company or an ERISA Affiliate is, or was within the last six years, obligated to make contributions or with respect to which an Acquired Company or an ERISA Affiliate has any current liability.

“VECO Other Benefit Obligation” means an Other Benefit Obligation owed by an Acquired Company.

“VECO Plan” means all Plans (other than Multi-Employer Plans) of which an Acquired Company or, in the case of a Pension Plan, an ERISA Affiliate of an Acquired Company is or was, within the last six years a Plan Sponsor, or to which an Acquired Company (or, in the case of a Pension Plan, an ERISA Affiliate of an Acquired Company) otherwise was obligated to make contributions within the last six years, or with respect to which an Acquired Company (or, in the case of a Pension Plan, an ERISA Affiliate of an Acquired Company) otherwise has any current liability.  All references to Plans are to VECO Plans unless the context requires otherwise.

“Welfare Plan” is a plan, fund or program that is subject to ERISA and described in ERISA § 3(1).

Exhibit C

Mutual Release

Exhibit D

Opinion of Counsel to VECO and Sellers

Exhibit E

Certification of Financial Results

Exhibit F

Opinion of Margaret McLean, General Counsel for CH2M HILL

Exhibit G

Opinion of Morrison & Foerster LLP, Counsel for CH2M HILL

G-1

Exhibit H

Retained Assets

1.                                       Barbados operations:

Spin out Barbados based companies and all related contracts,

Spin out or terminate contract interests currently held by Commonwealth Construction Canada, Ltd.

In connection with the foregoing, Commonwealth Construction Canada Ltd. shall be a Retained Asset but effective as of Closing, it will transfer to Commonwealth Construction Company Ltd. the non-Barbados assets, operations and liabilities of Commonwealth Construction Canada Ltd.

2.                                      Contract between Commonwealth Construction Canada Ltd. and Dublin International Petroleum (Syria) Limited, effective October 23, 2005 for work in Syria, and all receivables for work thereunder.

3.                                      VECO Abu Dhabi’s contracts for work in Sudan, including all billed and unbilled receivables and amounts in respect of work in progress, and amounts payable to VECO Canada Ltd. under the asset transfer agreement with Makinim Trading Agencies.

4.                                      The Times Publishing Company.

5.                                      Asia Petroleum, Limited interest.

6.                                      Real Estate located at 101 E. 100th Ave, Anchorage, AK 99515 (the “Norcon Property”):

The Southeast one-quarter (SE 1/4) of the Northwest one-quarter (NW 1/4) of Section 18, Township 12 North, Range 3 West, Seward Meridian, in the Anchorage Recording District, Third Judicial District, State of Alaska; EXCEPTING THEREFROM that portion conveyed to the STATE OF ALASKA, DEPARTMENT OF TRANSPORTATION & PUBLIC FACILITIES, by Warranty Deed recorded March 12, 2004 as Instrument No. 2004-016088-0.

7.                                      All rights and proceeds associated with the VECO Canada Ltd. v. Consumers’ Co—Operative Refineries Ltd. lawsuit.

8.                                      Real property located in Homer, Kenai, Slana, and Fairbanks, Alaska:

HOMER	Lot 7 and Lot 9, Block 1, Bluff Haven Estates, according to the official plat thereof filed under Plat No. 76-94, Homer Recording District, Third Judicial District, State of Alaska.

KENAI

That portion of Lot Seventy Five (75), Lying West of the North Kenai Road, within Section 23, Township 6 North, Range 12 West, Seward Meridian, Kenai Recording District, Third Judicial District, State of Alaska.

The East One-half of the Northeast One-quarter of the Northeast One-quarter (E1/2 NE1/4 NE1/4) of Section 3, Township 6 North, Range 12 West, Seward Meridian, LYING EAST of the North Kenai Road, in the Kenai Recording District, Third Judicial District, State of Alaska; EXCEPTING THEREFROM the subsurface estate and all rights, privileges, immunities and appurtenances of whatsoever nature, accruing unto said estate pursuant to the Alaska Native Claims Settlement Act of December 18, 1971 (85 Stat. 688, 704; 43 U.S.C. 1601, 1613 (f) (1976), as reserved by the United States of America in the Patent of record to said land.

That portion of Government Lot Four (4) of Replat of Government Lots 4, 5, 6, 7, 9, 10, 11, and 12, of Section 3, Township 6 North, Range 12 West, Seward Meridian, according to Plan No. K-1698, in the Kenai Recording District, Third Judicial District, State of Alaska, Lying East

H-1

of North Kenai Road. (45816 Kenai Spur Highway, Kenai, Alaska 99611).

Lot 3, Woodridge Subdivision, according to the official plat thereof filed under Plat No. 83-77, in the Kenai Recording District, Third Judicial District, State of Alaska.

SLANA

A tract of land situated in Government Lots 1, 6 and 9, in the Northeast one-quarter (NE1/4) of Section 30, Township 11 North, Range 8 East, Copper River Meridian (C.R.M.), in the Chitina Recording District, Third Judicial District, State of Alaska, and more particularly described as follows: Commencing at the closing corner on the north line of U.S. Survey No. 4842 (sometimes referenced as U.S. Survey No. 4824) and the east line of said section; thence, North along said section line a distance of 242.00 feet to a corner on the North line of a 20 foot wide road marked with a 5/8” x 30” rebar, the true point of beginning; thence, continuing North along said section line a distance of 668.72 feet to a corner marked with a 5/8” x 30” rebar; thence, West a distance of 640.00 feet to a corner on the East line of a 20 foot wide access road marked with a 5/8” x 30” rebar; thence, South along said access road a distance of 668.72 feet to a corner on the North line of a 20 foot wide access road marked with a 5/8” x 30” rebar; thence, East along said access road a distance of 640.00 feet to a corner, the True Point of Beginning.

FAIRBANKS

Lot 10, Block 1, Wise Industrial Park, Second Addition, according to the official plat thereof filed February 21, 1984, under Plat No. 84-20, in the Fairbanks Recording District, Fourth Judicial District, State of Alaska.

Lot 11, Block 1, Wise Industrial Park, Second Addition, according to the official plat thereof filed February 21, 1984, under Plat No. 84-20, in the Fairbanks Recording District, Fourth Judicial District, State of Alaska.

Lot 13A, Block 1, Wise Industrial Park, Third Addition, according to the official plat thereof filed September 16, 1985, under Plat No. 85-226, in the Fairbanks Recording District, Fourth Judicial District, State of Alaska.

9.                                       KeyMan Life Insurance for Bill Allen, Peter Leathard, and Roger Chan

10.                                VECO Canada subsidiaries in Venezuela, including all related contracts and joint venture interests such as (but not limited to) Ingeniera VECO de Venezuela, CA and interest in Vecoven CA)

11.                                 VECO Mediterranean Limited

12.                                 VECO-Bertrand, Inc. and all related contracts.

13.                                 VECO Engineering and Construction of Mexico, SA

14.                                 VECO International, Inc., the Texas entity

15.                                 VECO Middle East, Inc.

16.                                 VECO Products, Inc.

17.                                 VECO Properties Ltd., a British Columbia entity

18.                                 Southwest VECO, Inc.

19.                                 Caspian VECO Limited’s interest in Limited Liability Company “Green Field”.

20.                                 Gold nuggets (value of approximately $5,300).

H-2

Exhibit I

Environmental Remediation Agreement

I-1

Exhibit J

Included Subsidiaries

(and, where applicable, related assets)

1.	HEBL, Inc.

2.	Veco Gas Technology, Inc.

3.	Veco Equipment, Inc.

4.	Veco Properties, Inc.

5.	Veco 36th Avenue, Inc.

6.	Caspian Veco Limited

7.	Veco Cyprus Limited

8.	Veco Sakhalin, Inc.

9.	Veco Services, Inc.

10.	Veco Alaska, Inc.

11.	Norcon, Inc.

12.	Veco USA, Inc.

13.	Veco Federal, Inc.

14.	RTX, Incorporated

15.	Veco Canada Ltd.

16.	Veco Construction Ltd.

17.	Commonwealth Construction Company Ltd. and the assets and liabilities of Commonwealth Construction Canada Ltd. related to the non-Barbados Operations, as contemplated by the CCC Transfer Agreement

18.	Veco Project Services Ltd.

19.	Limited Liability Company “SMNM/VECO”

20.	Limited Liability Company “ECC-VECO”

21.	NANA/VECO Joint Venture

22.	VECO India Limited

23.	VECO Engineering Limited, an Indian entity

24.	VECO Engineering and Construction Co. Ltd., a Cyprus entity

25.	Any other entity or asset not specifically listed as a Retained Asset

26.	The land and leases set forth in Schedule 3.7 to the Disclosure Letter, except those parcels of land and lease are noted as “to be retained”.

J-1

Exhibit K

Norcon Property Lease Agreement

K-1

Exhibit L

RetainCo Indemnity Agreement

L-1

Exhibit M

Transition Services Agreement

M-1

SCHEDULE 2.3(c)

to

Stock Purchase Agreement

2.3(c)-1

SCHEDULE 2.8(a)(xv)
to
Stock Purchase Agreement

Individuals Certifying March 31, 2007 Financial Results

2.8(a)(xvi)-1

SCHEDULE 5.4(a)
to
Stock Purchase Agreement

Reorganization Plan

1

SCHEDULE 5.10(a)

to

Stock Purchase Agreement

5.10(a)-1

SCHEDULE 5.10(b)

to

Stock Purchase Agreement

5.10(b)-1

SCHEDULE 5.10(c)

to

Stock Purchase Agreement

5-10(c)-1

SCHEDULE 5.16

to

Stock Purchase Agreement

5.16-1

SCHEDULE 7.4(a)
to
Stock Purchase Agreement

Individuals Executing Employment Agreements

7.4(a)-1

SCHEDULE 7.4(b)
to
Stock Purchase Agreement

Individuals Executing Non-competition Agreements

7.4(b)-1

SCHEDULE 10.2(i)
to
Stock Purchase Agreement

10.2(i)-1

Schedule B-1
to
Stock Purchase Agreement

B-1-1